UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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PAUL G. BOYNTON Chairman, President and Chief Executive Officer

April 6, 2018

Dear Stockholder:
We are pleased to invite you to attend our Annual Meeting of Stockholders on May 21, 2018, at the DoubleTree Hotel, 1201 Riverplace Boulevard, Jacksonville, Florida, at 4:30 p.m. local time. In the following Notice of 2018 Annual Meeting and Proxy Statement, we describe the matters upon which you will be asked to vote at the meeting.
In our Annual Report to Stockholders, we have discussed our 2017 achievements, which include:

•	Providing our stockholders with a 35% total return in 2017.

•	Completion of our acquisition of Tembec Inc., a strategically compelling transaction which more than doubles our pro forma revenue and is immediately cash and earnings accretive.

•
With another $30 million in sustainable savings achieved in 2017, our Cost Transformation initiative has resulted in $115 million in savings since 2015 toward our goal of $140 million by the end of 2018.

We have put in place a strategic roadmap for growth, to continue to build value for our stockholders for the long term.
Please review the proxy/notice card for instructions how to vote on the Internet, by telephone or by mail in order to be certain that your stock is represented at the meeting, even if you plan to attend. It is important that all Rayonier Advanced Materials stockholders vote and participate in the affairs and governance of our Company.
Thank you for your continued trust, confidence and investment in Rayonier Advanced Materials.

By:	/s/Paul G. Boynton
Paul G. Boynton Chairman, President and Chief Executive Officer

Corporate Headquarters

April 6, 2018
NOTICE OF 2018 ANNUAL MEETING
Notice is hereby given that the 2018 Annual Meeting of Stockholders of Rayonier Advanced Materials Inc., a Delaware corporation, will be held at the DoubleTree Hotel, 1201 Riverplace Boulevard, Jacksonville, Florida on Monday, May 21, 2018 at 4:30 p.m. local time, for purposes of:

1)	electing three Class I directors to terms expiring in 2021;

2)	approving, in a non-binding vote, the compensation of our named executive officers as disclosed in the attached Proxy Statement;

3)	approving the French Sub-Plan to be implemented under the Rayonier Advanced Materials Inc. 2017 Incentive Stock Plan;

4)	ratifying the appointment of Grant Thornton as our independent registered public accounting firm for 2018; and

5)	acting upon such other matters as may properly come before the meeting.
All Rayonier Advanced Materials stockholders of record at the close of business on March 23, 2018 are entitled to vote at the meeting.
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE PROMPTLY SUBMIT YOUR PROXY OR VOTING INSTRUCTION. Most stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to determine which voting methods are available to you. We urge you to complete and submit your proxy electronically or by telephone (if those options are available to you) as a means of reducing the Company’s expenses related to the meeting.

Please be aware that, if you own shares in a brokerage account, you must instruct your broker on how to vote your shares. Without your instructions, New York Stock Exchange rules do not allow your broker to vote your shares on any of the proposals except the ratification of the appointment of the Company’s independent registered public accounting firm. Please exercise your right as a stockholder to vote on all proposals, including the election of directors, by instructing your broker by proxy.

We urge you to vote your stock, by any of the available methods, at your earliest convenience.

By:	/s/Michael R. Herman
Michael R. Herman Corporate Secretary

PROXY STATEMENT
2018 Annual Meeting of Stockholders of Rayonier Advanced Materials Inc.
Monday, May 21, 2018

The 2018 Annual Meeting of Stockholders of Rayonier Advanced Materials Inc. (the “Annual Meeting”) will be held on May 21, 2018, for the purposes set forth in the accompanying Notice of 2018 Annual Meeting. This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and at any adjournment of the meeting. We may refer to Rayonier Advanced Materials Inc. in this Proxy Statement as “we”, “us”, “our”, the “Company” or “Rayonier Advanced Materials”.

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
We are utilizing Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish proxy materials to stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Internet Notice tells you how to access and review the Proxy Statement and our 2018 Annual Report to Stockholders (the “Annual Report”), which includes our 2017 Annual Report on Form 10-K, as well as instructions how to submit your proxy over the Internet. If you received the Internet Notice and would still like to receive a printed copy of our proxy materials, simply follow the instructions for requesting printed materials included in the Internet Notice.
The Internet Notice, these proxy solicitation materials and our Annual Report were first made available on the Internet and mailed to certain stockholders on or about April 6, 2018.
The Notice of 2018 Annual Meeting, this Proxy Statement and our Annual Report are available at www.ProxyVote.com.

QUESTIONS AND ANSWERS

Q:	WHAT AM I VOTING ON?

A:
You are being asked by the Company to vote on four matters: (1) the election of three Class I directors: Charles E. Adair, Julie A. Dill and James F. Kirsch (information about each nominee is included in the “Information as to Nominees for Election to the Board of Directors” section); (2) the approval, in a non-binding vote, of the compensation of our named executive officers as disclosed in this Proxy Statement (referred to herein as “Say on Pay”, information can be found in the “Advisory Vote on Say on Pay” section); (3) approval of the French Sub-Plan to be implemented under the Rayonier Advanced Materials Inc. 2017 Incentive Stock Plan (information can be found in “Item 3”); and (4) ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2018 (information can be found in the “Ratification of Independent Registered Public Accounting Firm” section). The Board of Directors recommends that you vote “FOR” each of the director nominees listed above and “FOR” each of the other proposals.

Q:	WHO IS ENTITLED TO VOTE?

A:
The record holder of each of the 51,856,185 shares of Rayonier Advanced Materials common stock (“Common Stock”) outstanding at the close of business on March 23, 2018 is entitled to one vote for each share of stock owned.

Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:

•	You can vote on the Internet by following the “Vote by Internet” instructions on your Internet Notice or proxy card.

•
You can vote by telephone by following the “Vote by Phone” instructions on the www.ProxyVote.com website referred to in the Internet Notice, or, if you receive hard copies of the proxy solicitation materials, by following the “Vote by Phone” instructions referred to in your proxy card.

•
If you receive hard copies of the proxy solicitation materials, you can vote by mail by signing and dating your proxy card and mailing it in the provided prepaid envelope. If you mark your voting instructions on the proxy card, your stock will be voted as you instruct. If you return a signed and dated card but do not provide voting instructions, your stock will be voted in accordance with the recommendations of the Board of Directors.

•
You can vote in person at the Annual Meeting by delivering a completed proxy card or by completing a ballot available upon request at the meeting. However, if you hold your stock in a bank or brokerage account rather than in your own name, you must obtain a legal proxy from your stockbroker in order to vote at the meeting.

Regardless of how you choose to vote, your vote is important and we encourage you to vote promptly.

Q:	HOW DO I VOTE STOCK THAT I HOLD THROUGH AN EMPLOYEE BENEFIT PLAN SPONSORED BY THE COMPANY?

A:	If you hold Common Stock of the Company through any of the following employee benefit plans, you can vote them by following the instructions above:
Rayonier Advanced Materials Inc. Investment and Savings Plan for Salaried Employees
Rayonier Advanced Materials Inc. Jesup Plant Savings Plan for Hourly Employees
Rayonier Advanced Materials Inc. Fernandina Plant Savings Plan for Hourly Employees
Rayonier Investment and Savings Plan for Salaried Employees
Note that if you do not vote your stock held in any of these Company employee benefit plans or do not specify your voting instructions on your proxy card, the trustee of the employee benefit plans will vote your plan stock in the same proportion as the stock for which voting instructions have been received. To allow sufficient time for voting by the trustee, your voting instructions for stock held in the above employee benefit plans must be received by May 16, 2018.

Q:	WHAT DO I NEED TO DO TO ATTEND THE ANNUAL MEETING?

A:
To attend the Annual Meeting, you will need to bring (1) proof of ownership of Common Stock as of the record date, which is the close of business on March 23, 2018 and (2) a valid government-issued photo identification. If you are a stockholder of record, proof of ownership can include your proxy card or the Internet Notice. If your stock is held in the name of a broker, bank or other holder of record, you must present proof of your beneficial ownership, such as a proxy obtained from your street name nominee (particularly if you want to vote your stock at the Annual Meeting) or a bank or brokerage account statement (in which case you will not be able to vote your stock at the Annual Meeting), reflecting your ownership of Common Stock as of the record date. If you do not have proof of ownership together with a valid picture identification, you will not be admitted to the meeting.

Admission to the Annual Meeting is limited to stockholders as of the record date and one immediate family member; one individual properly designated as a stockholder’s authorized proxy holder; or one qualified representative authorized to present a stockholder proposal properly before the meeting.
No cameras, recording equipment, large bags, briefcases, or packages will be permitted in the Annual Meeting. The Company may implement additional security procedures to ensure the safety of the meeting attendees.

Q:	IS MY VOTE CONFIDENTIAL?

A:
Proxy cards, ballots and reports of Internet and telephone voting results that identify individual stockholders are mailed or returned directly to Broadridge Financial Services, Inc. (“Broadridge”), our vote tabulator, and handled in a manner that protects your privacy. Your vote will not be disclosed except:

•	as needed to permit Broadridge and our inspector of elections to tabulate and certify the vote;

•	as required by law;

•	if we determine that a genuine dispute exists as to the accuracy or authenticity of a proxy, ballot or vote; or

•	in the event of a proxy contest where all parties to the contest do not agree to follow our confidentiality policy.

Q:	WHAT STOCK IS COVERED BY MY INTERNET NOTICE OR PROXY CARD?

A:	You should have been provided an Internet Notice or proxy card for each account in which you own Common Stock either:

•	directly in your name as the stockholder of record, which includes stock purchased through any of our employee benefit plans; or

•	indirectly through a broker, bank or other holder of record.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE INTERNET NOTICE OR PROXY CARD?

A:
It means that you have multiple accounts in which you own Common Stock. Please vote all stock in each account for which you receive an Internet Notice or proxy card to ensure that all your stock is voted. However, for your convenience we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is Computershare. All communications concerning stock you hold in your name, including address changes, name changes, requests to transfer stock and similar issues, can be handled by making a toll-free call to Computershare at 1-866-246-0322. From outside the U.S. you may call Computershare at 201-680-6578.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote by:

•
voting on the Internet or by telephone before 11:59 p.m. Eastern Daylight Time on the day before the Annual Meeting or, for employee benefit plan stock, the cut off date noted above (only your most recent Internet or telephone proxy is counted);

•	signing and submitting another proxy card with a later date at any time before the polls close at the Annual Meeting;

•	giving timely written notice of revocation of your proxy to our Corporate Secretary at 1301 Riverplace Boulevard, Suite 2300, Jacksonville, Florida 32207; or

•	voting again in person before the polls close at the Annual Meeting.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:
In order to conduct the Annual Meeting, a majority of the Common Stock outstanding as of the close of business on March 23, 2018 must be present, either in person or represented by proxy. All stock voted pursuant to properly submitted proxies and ballots, as well as abstentions and stock voted on a discretionary basis by banks or brokers in the absence of voting instructions from their customers, will be counted as present and entitled to vote for purposes of satisfying this requirement.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR DIRECTOR?

A:
The affirmative vote of a majority of the votes cast with respect to each nominee at the Annual Meeting is required to elect that nominee as a director. For this proposal, a majority of the votes cast means that the number of votes “FOR” a nominee must exceed the number of votes “AGAINST” a nominee. Abstentions will therefore not affect the outcome of director elections.

Please note that under New York Stock Exchange (“NYSE”) rules, banks and brokers are not permitted to vote the uninstructed stock of their customers on a discretionary basis (referred to as “broker non-votes”) in the election of directors. As a result, if you hold your stock through an account with a bank or broker and you do not instruct your bank or broker how to vote your stock in the election of directors, no votes will be cast on your behalf in the election of directors. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank or broker if you want your vote to be counted in the election of directors.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE “SAY ON PAY” PROPOSAL?

A:
The affirmative vote of a majority of shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval, on an advisory basis, of the Say on Pay proposal. Abstentions will have the same effect as a vote "AGAINST" this proposal. Broker non-votes will not affect the outcome of the proposal.

Banks and brokers are not permitted to vote uninstructed stock for any Company proposals relating to executive compensation. As a result, if you hold your stock through an account with a bank or broker and you do not instruct your bank or broker how to vote your stock on this proposal, no votes will be cast on your behalf with regard to approval of the proposal. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank or broker if you want your vote to be counted in the approval of the proposal.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE FRENCH SUB-PLAN TO BE IMPLEMENTED UNDER THE RAYONIER ADVANCED MATERIALS INC. 2017 INCENTIVE STOCK PLAN?

A:
The proposal to approve the French Sub-Plan to be implemented under the Rayonier Advanced Materials Inc. 2017 Incentive Stock Plan will be approved if the number of votes cast “FOR” the Plan exceeds the number of votes cast “AGAINST” it plus abstentions. As a result, abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will not affect the outcome of the vote.

Banks and brokers are not permitted to vote uninstructed stock for any Company proposals relating to executive compensation. As a result, if you hold your stock through an account with a bank or broker and you do not instruct your bank or broker how to vote your stock on this proposal, no votes will be cast on your behalf with regard to approval of the proposal. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank or broker if you want your vote to be counted in the approval of the proposal.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

A:
The affirmative vote of a majority of shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of the Company's independent registered public accounting firm. Abstentions will have the same effect as a vote "AGAINST" this proposal. We do not anticipate that there will be any broker non-votes with regard to the proposal.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:
We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not listed on the Internet Notice or proxy card is legally and properly brought before the Annual Meeting, the proxies will vote on the matter in accordance with their judgment of what they believe to be in the best interest of our stockholders. Under the Company’s bylaws, all stockholder proposals must have been received by December 8, 2017 to be considered for inclusion in this Proxy Statement, and all other stockholder proposals and director nominations must have been received between January 22, 2018 and February 21, 2018 to be otherwise properly brought before the Annual Meeting. We have not received any stockholder proposals or director nominations from stockholders to be acted upon at the Annual Meeting.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of Broadridge will count the votes, however submitted. A Company representative will act as inspector of elections.

Q:	HOW WILL I LEARN THE RESULTS OF THE VOTING?

A:	We will announce the voting results of the proposals at the Annual Meeting and in a Form 8-K to be filed with the SEC no later than four business days following the Annual Meeting.

Q:	WHO PAYS THE COST OF THIS PROXY SOLICITATION?

A:
The Company pays the costs of soliciting proxies and has retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support. For these services, the Company will pay The Proxy Advisory Group, LLC a services fee and reimbursement of customary expenses, which are not expected to exceed $30,000 in the aggregate. The Company will also reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of the Common Stock. Additionally, directors, officers and employees may solicit proxies on behalf of the Company by mail, telephone, facsimile, email and personal solicitation. Directors, officers and employees will not be paid additional compensation for such services.

Q:	WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS DUE?

A:
For a stockholder proposal (other than a director nomination) to be considered for inclusion in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”), the Company’s Corporate Secretary must receive the written proposal at our principal executive offices no later than the close of business on December 7, 2018. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. The submission of a proposal in accordance with these requirements does not guarantee we will include the proposal in our Proxy Statement or on our proxy card. Proposals should be addressed to:

Corporate Secretary
Rayonier Advanced Materials Inc.
1301 Riverplace Boulevard, Suite 2300
Jacksonville, Florida 32207
For a stockholder proposal (including a director nomination) to be properly brought before the stockholders at the 2019 Annual Meeting outside of the Company’s Proxy Statement, the stockholder must comply with the requirements of the Company’s bylaws and give timely notice in accordance with such bylaws, which, in general, require the notice be received by the Corporate Secretary: (i) no earlier than the close of business on January 22, 2019; and (ii) no later than the close of business on February 21, 2019.
If the date of the 2019 Annual Meeting is moved more than 30 days before or more than 60 days after May 21, 2019, then notice of a stockholder proposal that is not intended to be included in the Company’s Proxy Statement must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of: (a) 90 days prior to the meeting; or (b) if the first public announcement of the date of the 2019 Annual Meeting is less than 100 days prior to the date of such meeting, 10 days after public announcement of the meeting date.
We strongly encourage any stockholder interested in submitting a proposal for the 2019 Annual Meeting to contact our Corporate Secretary at (904) 357-4600 prior to submission in order to discuss the proposal.

NOTE ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this Proxy Statement, including statements in the Compensation Discussion and Analysis, regarding anticipated financial, business, legal or other outcomes, including business and market conditions, outlook and other similar statements regarding the Company, and the assumptions on which those statements are based, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “anticipate,” “forecast” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual events, results, or performance to differ materially from those indicated by the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Item 1A - Risk Factors in our Annual Report on Form 10-K . Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law.

NOTE ABOUT NON-GAAP FINANCIAL MEASURES

This document contains and discusses certain non-GAAP (as defined below) financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA and Adjusted Free Cash Flows. These non-GAAP measures are discussed in the Compensation Discussion and Analysis section and in the Advisory Vote on “Say on Pay” section and are reconciled to each of their respective most directly comparable GAAP financial measures as described therein.

We believe these non-GAAP measures provide useful information to our Board of Directors, management and investors, and our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.

We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.

CORPORATE GOVERNANCE

Corporate Governance Highlights
Our Board of Directors recognizes our need for effective corporate governance that allows our Board and management, while focused primarily on the creation of long term value for our stockholders, to also consider the interests of our employees and the communities in which we do business. Supporting that philosophy, we have adopted many leading corporate governance practices, including:

Practice	Description
BOARD COMPOSITION AND ACCOUNTABILITY
Independence
Our Corporate Governance Principles (CGPs) require that not less than 75% of our directors must be independent. During 2017, 89% (8 of 9) of our directors are independent and each of our Board committees consists entirely of independent directors. See “Director Independence” section.

Experience and Qualifications
The composition of our Board represents a diverse and broad mix of skills, experience, knowledge and perspectives relevant to our business. A summary of relevant director experience can be found in the “Director Qualifications” section.

Independent Lead Director
Our CGPs require an Independent Lead Director with specific responsibilities to ensure independent oversight of management whenever our CEO is also the Chair of the Board. See “Independent Lead Director” section.

Annual Management Succession Planning Review	Our Board conducts an annual review of management development and succession planning for the CEO and Company senior leadership. See “Management Succession Planning” section.
Director Tenure
Our CGPs provide that no director may be nominated for election following the director’s 74th birthday. In addition, a director is required to submit an offer of resignation for consideration by the Board upon any significant change in the director’s principal employment or personal circumstance that could adversely impact his or her reputation or the reputation of the Company. See “Director Qualifications” section.

Director Overboarding Limits
Our CGP’s contain provisions to ensure that each of our directors is able to dedicate the meaningful amount of time and attention necessary to be a highly effective member of the Board. A director who is not serving as CEO of a public company may serve on no more than three public company boards (in addition to our Board) and a director serving as the CEO of a public company (including our CEO) may serve on no more than one other public company board (in addition to our Board). Also, no director serving on the Company’s Audit Committee may also serve on the Audit Committee of more than two other companies.

Mandatory Stock Ownership
Each of our directors is required to own Company stock totaling not less than the number of shares constituting the equity portion of his or her annual retainer for the previous four years. See “Mandatory Stock Ownership” section.

Limit on Equity Awards	Our Equity Incentive Plan limits annual director equity awards. See “Limit on Annual Equity Awards” section.
SHAREHOLDER RIGHTS
Single Voting Class	All holders of Rayonier Advanced Materials Common Stock have the same voting rights -- one vote per share of stock.
Majority Voting Standard for Director Elections
Our by-laws mandate that directors be elected under a “majority voting” standard in uncontested elections. Each director must receive more votes “For” his or her election than votes “Against” in order to be elected.

Director Resignation
Any incumbent nominee for director who does not receive the affirmative vote of a majority of the votes cast in any uncontested election must promptly offer to resign. The Nominating and Corporate Governance Committee (“Nominating Committee”) will make a recommendation on the offer and the Board must accept or reject the offer and publicly disclose its decision and rationale.

No Poison Pill	We do not have a shareholder rights plan, also known as a “poison pill,” in place.

Corporate Governance Principles

Our Board of Directors operates under a set of Corporate Governance Principles (“CGPs”), which includes guidelines for determining director independence and consideration of potential director nominees. Our CGPs are found on the Company’s website at www.rayonieram.com. The Board, through its Nominating Committee, regularly reviews developments in corporate governance and best practices and modifies the CGPs, committee charters and key practices as necessary or desirable.

Certain Key Governance Features

Classified Board

When the Company’s governance structure was designed in connection with our 2014 spinoff from our former parent Rayonier Inc., it was determined that a classified board of directors was in the best interest of the Company and its stockholders, and the Company’s current Board continues to believe this structure is in the best interest of the Company and its stockholders. The Board believes that a classified board structure creates the stability and continuity that allows the Board to develop substantive knowledge about the Company’s specific operations and goals, and assists the directors in the exercise of their business judgment about the best long-term, strategic course for the Company in a deliberate and considered fashion.

This has been particularly important for implementation of the Company’s long term strategy for value creation. The Company’s management has been very transparent in communicating its long-term strategy to investors in its public written disclosures, quarterly calls, conferences, meetings and otherwise. This strategy has included actions to address headwinds in the Company’s key markets, a transformative cost-cutting program, a successful preferred stock offering in August 2016, which was made to raise funds primarily to facilitate acquisitive growth, and the November 2017 acquisition of Tembec Inc., a major transaction (funded in part by cash raised through the preferred equity offering) that has more than doubled our pro forma revenue and which we expect to fuel cash flow and earnings growth for the Company over the next several years. In 2017, total return for our stockholders was about 35%.

The decision to implement the classified board structure has proved to be prescient, as its existence has allowed the Board and management to explain and implement this long-term strategy to build stockholder value without undue pressure from short-term, event-driven investors to take actions inconsistent with this strategy. This continues to be of the utmost importance as we implement our integration strategy for the Tembec transaction.

The Board and management are focused on creating long-term value and sustainable growth. We believe that the classified board structure will continue to be critical to attracting Board members who are willing to demonstrate a commitment to the Company over the long-term, and also enabling our Board to make long-term strategic decisions that are in the best interests of our stockholders. If our Board were declassified, it could be wholly replaced by directors unfamiliar with our history and strategies at a single meeting. This structure allows for orderly change, with new directors with fresh perspectives benefiting from interaction with experienced directors. In fact, assuming election of the slate of candidates nominated for election at the upcoming Annual Meeting, we will have seen a 30% change in our Board (three of ten) since our 2014 spinoff as a public company.

Certain Voting Provisions

Also, as part of our corporate governance design in connection with our 2014 spinoff, it was also determined that certain provisions of our governance structure, including our classified board, were fundamental to the strategy we put in place to build long-term value for our stockholders. As such, our articles and bylaws require that they can be changed only by a supermajority vote of stockholders representing 80% of the shares outstanding.

The Board and management continue to believe that these provisions are and will be critical to enabling our Board to make long-term strategic decisions in the best interest of all stockholders, for all the reasons described above in our discussion of our classified board structure. Our Board owes fiduciary obligations to all stockholders to act in their best interest and in the best interest of the Company, rather than to any individual stockholder or group of stockholders. These fundamental governance features help to preclude a small group of self-interested, short-term focused stockholders, who owe no fiduciary duties to the Company or its other stockholders, from exerting unreasonable influence over the strategy, policies or decisions of the Board.

Therefore, the Board and management believe that any changes to these fundamental provisions should require a broad and significant consensus among our stockholders, as changes could materially alter how the Company is managed and its long-term strategy for stockholder creation.

In sum, the Board and management of the Company strongly believe that our classified board structure and supermajority voting provisions have enabled and continue to enable them to focus on long-term strategy and value creation for the Company’s stockholders. Management and the Board regularly evaluate the Company’s governance structure in order to ensure that it aligns with the best interests of the Company’s stockholders. If the Board believes that these governance features no longer foster that objective, it will revisit them.

Engagement with Our Stockholders and Communications with our Board

To foster effective communication with our stockholders, since our inception as a public company in 2014 we have maintained active engagement with and outreach to our stockholders, speaking and, in many cases, meeting with them throughout each year during non-black-out periods. In 2017 we had approximately 250 calls and meetings with investors and analysts, as well as discussions with leading proxy advisors who serve our investors. In addition, in 2017 we presented at four industry conferences and in March of 2017, held an “investor day” at our Jesup, Georgia facility, where investors and analysts heard presentations from our management.

To continuously improve our stockholder communication and outreach, we review with our Board the key takeaways from these calls and meetings to enable our directors to consider and evaluate this valuable feedback. We intend to continue to build upon our stockholder engagement and outreach efforts.

Stockholders and other interested parties who would like to communicate to one or more members of the Board, a Board committee, the Independent Lead Director or the independent non-management directors as a group may do so by writing to any such party at Rayonier Advanced Materials Inc., c/o Corporate Secretary, 1301 Riverplace Boulevard, Suite 2300, Jacksonville, Florida 32207. All communications received will be forwarded to the intended or appropriate recipient.

Formal Director Onboarding Process

Upon joining our Board, new directors are provided with a comprehensive orientation and participate in a formal onboarding process to facilitate their transition onto our Board. Our onboarding process familiarizes new directors with the Company’s businesses, strategic plans, governance program, Board policies, and the director’s responsibilities on assigned committees. New directors hold meetings with the Company’s senior leadership and key management representatives to learn about the Company and participate in site visits. Based on feedback received, we believe this onboarding program, coupled with participation in regular Board and committee meetings, provides new directors with a strong foundation in our Company’s business, and accelerates their ability to fully engage in Board discussions.

Director Independence

The Company’s Common Stock is listed on the NYSE. In accordance with NYSE listing standards, the Board makes affirmative determinations annually as to the independence of each director and nominee for election as a director. To assist in making such determinations, the Board has adopted a set of Director Independence Standards which conform to or, in some cases, are more exacting than, the independence requirements set forth in the NYSE listing standards. Our Director Independence Standards are appended to the Company’s CGPs, and are available at www.rayonieram.com. Based on our Director Independence Standards, the Board has affirmatively determined that all persons who have served as directors of our Company at any time since January 1, 2017, other than Mr. Boynton, are independent (i.e., 8 of 9 directors in 2017).

Committees of the Board of Directors

Our Board of Directors has three standing committees, each of which operates under a written charter available in the Investor Relations section of the Company’s website at www.rayonieram.com.

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2017
AUDIT:
This committee is responsible for advising the Board concerning the financial structure of the Company and oversight of our accounting and financial reporting policies, processes and systems, as well as our systems for internal control, including:
•
oversight of financial reporting, controls and audit performance
•
monitoring and oversight of the independence and performance of our independent registered public accounting firm, with responsibility for such firm’s selection, evaluation, compensation and, if applicable, discharge
•
approving, in advance, all of the audit and non-audit services provided to the Company by the independent registered public accounting firm
•
facilitating open communication among the Board, senior management, internal audit and the independent registered public accounting firm
•
oversight of our cybersecurity, enterprise risk management and legal compliance and ethics programs, including our Standard of Ethics and Code of Corporate Conduct
•
oversight of financing and hedging activity
•
oversight of our investment policies and financial performance of the assets invested in our pension and savings plans

		9
Mark E. Gaumond, Chair
Charles E. Adair
De Lyle W. Bloomquist
James F. Kirsch
Thomas I. Morgan
Lisa M. Palumbo

COMPENSATION AND MANAGEMENT DEVELOPMENT:	This committee is responsible for overseeing the compensation and benefits of senior-level employees, including: • evaluating senior management performance, succession and development matters • establishing executive compensation • reviewing and approving the Compensation Discussion and Analysis included in the annual Proxy Statement • recommending compensation actions regarding our CEO for approval by non-management directors of our Board • approving individual compensation actions for all senior executives other than our CEO (which is approved by the Board)	5

Thomas I. Morgan, Chair
De Lyle W. Bloomquist
C. David Brown, II
Mark E. Gaumond
Ronald Townsend

NOMINATING AND CORPORATE GOVERNANCE:
This committee is responsible for advising the Board with regard to Board structure, composition and governance, including:
•
establishing criteria for Board nominees and identifying qualified individuals for nomination to become Board members, including engaging advisors to assist in the search process where appropriate, and considering potential nominees recommended by stockholders
•
recommending the structure and composition of Board committees
•
overseeing evaluation of Board and committee effectiveness
•
recommending director compensation and benefits programs to the Board
•
overseeing our corporate governance structure and practices, including our CGPs
•
reviewing and approving changes to the charters of the other Board committees

		3

Ronald Townsend, Chair
Charles E. Adair
C. David Brown, II
James F. Kirsch
Lisa M. Palumbo

Board Leadership Structure

Paul Boynton has served as Chairman of the Board of Directors and CEO of the Company since June 2014. We believe that the appropriate leadership structure for our Company is to have a combined Chairman and CEO, and also an Independent Lead Director (described below). The combined Chairman and CEO role provides unambiguous reporting lines for management and allows the Company to communicate to customers, suppliers, stockholders, employees and other stakeholders with a single consistent and knowledgeable voice.

Independent Lead Director

Our Independent Lead Director is nominated and elected to a two-year term by the other independent Board members. In 2016, the independent non-management Board members re-elected C. David Brown, II to a two-year term.

The Independent Lead Director has comprehensive, clearly delineated duties including:

•	presiding at all meetings of the Board at which the Chairman/CEO is not present, including executive sessions and separate meetings of the independent directors

•	serving as liaison between the Chairman/CEO and the independent directors

•	approving meeting agendas for the Board

•	approving information sent to the Board

•	approving meeting schedules to assure there is sufficient time for discussion of all agenda items

•	having the authority to call meetings of the independent directors

•	if requested by major stockholders, ensuring he or she is available for consultation and direct communication

Independent Non-Management Director Meetings

Our independent non-management directors met separately in 2017 during six regularly scheduled meetings, chaired by our Independent Lead Director. Independent non-management directors on our Board committees also have the opportunity to meet without management present at every Committee meeting. The duties and responsibilities of the Independent Lead Director are described above.

Oversight of Risk

The Board oversees risk management at the Company through a management-led risk assessment process that involves direct Board and Board committee oversight. Most importantly, the Board annually appoints the members of the Enterprise Risk Management (“ERM”) Committee, which is chaired by the CEO, who also serves as the Company’s Chief Risk Officer. Senior executives of the Company are members of the ERM Committee. The ERM Committee in turn appoints the members of business unit and staff function-level Risk Assessment and Mitigation teams, which continually identify and assess the material risks facing their respective business or function and submit semi-annual reports to the ERM Committee. These reports form the basis for the ERM Committee’s annual risk assessment whereby risks are evaluated and categorized based on probability, potential impact and the Company’s tolerance for the risk type, and are used to develop a list of enterprise-level material risks which are reported to the Audit Committee for review and evaluation of mitigation strategies. The Audit Committee then assigns ongoing Board level oversight responsibility for each material risk to either the full Board or the appropriate Board committee. The ERM Committee’s annual risk assessment with regard to the Company’s overall compensation policies and practices is presented to the Compensation and Management Development Committee. We believe that these governance practices, including the interaction of the Board and various Board committees with our CEO, facilitate effective Board oversight of our significant risks.

Management Succession Planning

One of the primary responsibilities of our Board is to ensure that the Company has a high-performing management team in place. Our full Board has responsibility for management succession planning. The Board manages the succession planning process and, on an annual basis, reviews and approves succession plans for the CEO and other senior executives. This detailed process and review of management development and succession planning activities is designed to maximize the pool of internal candidates who can assume top management positions. To assist the Board, the CEO annually provides our Board with an assessment of senior managers and their potential to succeed him or her. The CEO also provides the Board with an assessment of persons considered potential successors to senior management positions.

Director Nomination Process

Potential director candidates may come to the attention of the Nominating Committee through current directors, management, business leaders, stockholders and others. Our Nominating Committee will consider director nominees submitted by stockholders based on the same criteria used in evaluating candidates for Board membership identified from any other source. The directions for stockholders to submit director nominations for the 2019 Annual Meeting are set forth in the “Questions and Answers” section under “When Are Stockholder Proposals for the 2019 Annual Meeting of Stockholders Due?” The Nominating Committee also has, from time to time, utilized independent third-party search firms to identify potential director candidates and may do so in the future.

Ms. Dill, who has been nominated for election to the Board as a Class 1 Director effective as of the conclusion of the Annual Meeting on May 21, 2018, was identified as a director candidate by a non-management director. Mr. Hepler, who was appointed to the Board effective as of the conclusion of the Annual Meeting on May 21, 2018, was identified and named to the Board in accordance with an agreement entered into between the Company, Marcato Capital Management L.P. and its affiliates (who collectively are significant stockholders of the Company) and Mr. Hepler, dated February 18, 2018. Information about this agreement was disclosed in the Company’s Form 8-K filed on February 20, 2018. In connection with this agreement, the Board voted to increase the size of the Board from nine to ten.

Diversity

Our Nominating Committee evaluates the specific personal and professional attributes of each director candidate versus those of the existing Board members to ensure diversity of competencies, experience, personal history and background, thought, skills and expertise among our directors. While our Nominating Committee has not adopted a formal diversity policy in connection with the evaluation of director candidates or the selection of nominees, consideration is also given to diversity in terms of gender, ethnic background, age and other similar attributes that could contribute to Board perspective and effectiveness. The Nominating Committee also assesses diversity through its annual assessment of Board structure and composition and review of the annual Board and committee performance evaluations. The Nominating Committee and the Board believe that considering diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its stockholders, and it is one of the many factors that they consider when identifying individuals for Board membership. In addition, we believe that diversity with respect to tenure is important in order to provide for both fresh perspectives and deep experience and knowledge of the Company. Therefore, we aim to maintain an appropriate balance of tenure across our directors. In furtherance of the Board’s active role in Board succession planning, the Board has appointed three new directors since 2014.

We note:

•	Average Board member tenure is less than four years.

•
Two of our nine directors (22%) in place during 2017 are diverse in terms of gender and race, with both being independent directors. Assuming Ms. Dill is elected to the Board, two of our directors will be gender diverse.

•
We have a range of age diversity on our Board, with two of our 2017 directors being in their 50’s, five in their 60’s and two in their 70’s. Assuming Ms. Dill is elected to the Board, as well as considering Mr. Hepler’s appointment, commencing at the conclusion of the Annual Meeting on May 21, 2018, our Board will have one director in his 30’s, three in their 50’s, five in their 60’s, and one in his 70’s.

•	Our CGPs preclude nomination of a candidate for director who has reached age 74.

Related Person Transactions

Our Board has adopted a written policy designed to minimize potential conflicts of interest in connection with Company transactions with related persons. Our policy defines a “Related Person” to include any director, executive officer or person owning more than five percent of the Company’s stock, any of their immediate family members and any entity with which any of the foregoing persons are employed or affiliated. A “Related Person Transaction” is defined as a transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000 and a Related Person has or will have a direct or indirect material interest.

To implement the policy, each year a Related Person list is compiled based on information obtained from our annual Director and Officer Questionnaires and, after review and consolidation by our Corporate Secretary, is provided to business unit, accounts payable, accounts receivable, financial, legal and communications managers and other persons responsible for purchasing or selling goods or services for the Company. Prior to entering into any transaction with a Related Person, the manager responsible for the potential transaction, or the Related Person, must provide notice to the Corporate Secretary setting out the facts and circumstances of the proposed transaction. If the Corporate Secretary determines the transaction would constitute a Related Person Transaction, it is then submitted for consideration by the Audit Committee, which will approve only those transactions determined to be in, or not inconsistent with, the best interests of the Company and its stockholders. In reviewing Related Person Transactions, the Audit Committee considers:

•	the Related Person’s relationship to the Company and interest in any transaction with the Company

•	the material terms of a transaction with the Company, including the type and amount

•	the benefits to the Company of any proposed or actual transaction

•	the availability of other sources of comparable products and services that are part of a transaction with the Company; and

•	if applicable, the impact on a director’s independence

In the event we become aware of a completed or ongoing Related Person Transaction that has not been previously approved, it is promptly submitted to the Audit Committee for evaluation and, if deemed appropriate, ratification.

In addition, each year the persons and entities identified as Related Persons are matched against the Company’s accounts payable and accounts receivable records to determine whether any Related Person participated in a transaction with the Company, regardless of the amount involved. A report of all such transactions is prepared by the Corporate Secretary and reviewed with the Audit Committee to determine if any would constitute a Related Person Transaction under our policy or would require Proxy Statement disclosure under applicable SEC rules and regulations. After conclusion of this process, the Audit Committee did not identify any Related Person transactions under our policy.

Standard of Ethics and Code of Corporate Conduct
The Company’s Standard of Ethics and Code of Corporate Conduct is available on the Company’s website at www.rayonieram.com.

Compensation Committee Interlocks and Insider Participation; Processes and Procedures

Each of Messrs. Bloomquist, Brown, Gaumond, Kirsch, Morgan, and Townsend served as a member of our Compensation and Management Development Committee (the “Compensation Committee”) during the fiscal year ended December 31, 2017. Each member of the Compensation Committee has been determined to be “independent” in accordance with the Director Independence Standards adopted by the Board as part of the CGPs. No member of the Compensation Committee served as one of our officers or employees at any time during 2017 or engaged in any related person transaction or relationship required to be disclosed in this Proxy Statement. None of our executive officers serve, or served during 2017, as a member of the board of directors or compensation committee of a public company that has at least one of its executive officers serving on our Board or Compensation Committee.

Director Attendance at Annual Meeting of Stockholders

Directors are encouraged to attend each Annual Meeting of Stockholders. At the 2017 Annual Meeting, all directors were in attendance.

ITEM 1 - ELECTION OF DIRECTORS

Our Board of Directors is responsible for establishing overall corporate policy and for overseeing management and the ultimate performance of the Company. The Board reviews strategy and significant developments affecting the Company and acts on matters requiring Board approval. The Board held 17 meetings during fiscal year 2017 and all directors attended at least 75% of the combined total of all (i) Board meetings and (ii) meetings of committees of the Board of which the director was a member during his or her tenure as a Board member.

Our Board currently consists of nine directors divided as evenly as possible into three classes (I, II and III) serving staggered three-year terms, with an increase to ten to be implemented immediately following the 2018 Annual Meeting. Directors for each class will be voted on at the annual meeting of stockholders held in the year in which the term for that class expires, and after election, will serve for a term of three years. The terms of the Class I directors expire at the Annual Meeting and two of such directors, as well as Ms. Dill, are nominees for election. The terms of the Class II directors will expire at the 2019 Annual Meeting, and the terms of the Class III directors are set to expire at the 2020 Annual Meeting of Stockholders.

Accordingly, stockholders are being asked to vote on the election of the three Class I directors, each to serve until the 2021 Annual Meeting of Stockholders (and their successors are duly elected and qualified). The Board has no reason to believe any nominee will be unable to serve as a director. If, however, a nominee should be unable to serve at the time of the Annual Meeting, Common Stock properly represented by valid proxies will be voted for a substitute nominee nominated by the Board. Alternatively, the Board may either allow the vacancy to remain unfilled until an appropriate candidate is located or may reduce the authorized number of directors to eliminate the unfilled seat.

If any incumbent nominee for director should fail to receive the required affirmative vote of a majority of the votes cast with regard to his or her election, under Delaware law (the Company’s state of incorporation) the director would remain in office as a “holdover” director until a successor is elected or the director resigns, retires or is otherwise removed. In such a situation, our CGPs require the director to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee (the “Nominating Committee”) would then consider such resignation and make a recommendation to the Board as to whether to accept or decline the resignation. The Board would then make a determination and publicly disclose its decision and rationale within 90 days after receipt of the tendered resignation.

Director Qualifications

We believe the members of our Board of Directors have an optimal mix of relevant and diverse experience, skills, knowledge and expertise given the Company’s business, together with demonstrated integrity, judgment, leadership and collegiality, to effectively advise and oversee management in executing our strategy. There are no specific minimum qualifications for director nominees other than, as required by our CGPs, no director nominee may stand for election after he or she has reached the age of 74. In identifying and evaluating potential nominees, our Nominating Committee seeks individuals who have the experience, skills, knowledge, expertise and personal and professional integrity to be effective, in conjunction with the other Board members, in collectively serving the long-term interest of our stockholders. Criteria for Board membership are periodically evaluated by the Nominating Committee taking into account the Company’s strategy, objectives, markets, operations, regulatory environment and other relevant factors, as well as changes, if any, in applicable laws and NYSE listing standards.

The Nominating Committee believes that each of our directors has an established record of accomplishment in areas relevant to our business and objectives and possesses the characteristics identified in our CGPs as essential to a well-functioning and deliberative governing body, including integrity, independence and commitment.

Each of the directors listed below, including the three nominees for election, has experience as a senior executive and also is serving or has served as a director of one or more private or public companies and on a variety of board committees. As such, each has executive experience, as either or both of a director or senior executive, in most, if not all, of the following areas which are critical to the conduct of the Company’s business: strategy development and implementation, global operations, risk assessment and management, accounting and financial reporting, internal controls, corporate finance, the evaluation, compensation, motivation and retention of senior executive talent, public policy as it impacts global industrial companies, compliance program oversight and corporate governance. Many of the directors also bring particular insights into specific end-markets and geographic markets that are important to the Company. Our directors collectively provide a range of perspectives, experiences and competencies well-suited to providing advice and counsel to management and to overseeing the Company’s business and operations. Below is a statement regarding each nominee’s individual qualifications for Board service, as well as a statement of individual qualifications for each of the other directors.

Director Skill/Experience Snapshot

Set forth below is additional information for each of our Directors detailing their skills illustrating the high level of experience and skills each brings to the Board.

	Charles Adair	DeLyle Bloomquist	Paul Boynton	David Brown	Julie Dill	Mark Gaumond	Matthew Hepler	James Kirsch	Thomas Morgan	Lisa Palumbo	Ron Townsend(1)
Public Company CEO			X		X			X	X
Other Pubic Board Service	X	X	X	X	X	X	X	X	X		X
Finance/Accounting	X	X			X	X		X	X
Forest Products Industry			X							X	X
Chemical Industry		X	X				X	X
Manufacturing/Distribution	X	X	X		X		X	X	X
Consulting/ Academic						X					X
Government/Legal/ Regulatory				X	X					X
International Experience	X	X	X		X			X	X	X
Investor Relations/Communications			X		X		X				X
Diversity					X					X	X

______________
(1) Mr. Townsend will be retiring from the Board following the Annual Meeting.

A biography of each member of the Company’s Board of Directors, including the three nominees for election, is set forth below.

THE BOARD OF DIRECTORS RECOMENDS THAT YOU VOTE “FOR” EACH OF THE THREE NOMINEES NAMED BELOW FOR ELECTION TO THE BOARD OF DIRECTORS FOR A TERM TO EXPIRE IN 2021.

Information as to the Three Nominees for Election to the Board of Directors

Class I, Terms to Expire in 2021

CHARLES E. ADAIR, Age 70 Director Since 2015

Mr. Adair has been a partner of Cordova Ventures and Kowaliga Capital, Inc. (venture capital fund management companies) since 1993, where he serves as manager of venture capital funds. Mr. Adair was associated with Durr-Fillauer Medical, Inc. where he served in various capacities including President and Chief Operating Officer from 1973 to 1992. Mr. Adair serves on the Board of Directors of Tech Data Corporation and Torchmark Corporation. Mr. Adair also served on the Board of Directors of PSS World Medical, Inc. (“PSS”), from 2002 through February 2013, when PSS was acquired by McKesson Corp. Mr. Adair is a Certified Public Accountant (inactive) and holds a B.S. degree in Accounting from the University of Alabama.

Mr. Adair brings significant experience in public company governance as a director, financial management and accounting, as well as extensive distribution and global supply chain expertise. As a result, we believe he is particularly well suited to contribute to Board oversight of the Company’s governance and overall financial performance, auditing and its external auditors, and controls over financial reporting.

JULIE A. DILL, Age 58 Director Since 2018

Ms. Dill most recently served as the Chief Communications Officer for Spectra Energy Corp. (Spectra) (which operated in three key areas of the natural gas industry: transmission and storage, distribution, and gathering and processing) from 2013 until completion of Spectra's merger with Enbridge, Inc. in February 2017. She previously served as the Group Vice President of Strategy for Spectra and the President and CEO of Spectra Energy Partners, LP from 2012 until 2013, and prior to that served as President of Union Gas Limited from 2007 until 2011. Previously, Ms. Dill served in various financial and operational roles with Duke Energy, Duke Energy International and Shell Oil Company. She is also a member of the Advisory Council for the College of Business and Economics at New Mexico State University. Ms. Dill serves on the Board of Directors of QEP Resources, Inc. and served on the Board of Directors of Spectra Energy Partners from 2012 to February 2017.

As a result of Ms. Dill’s experience as the President and CEO of a publicly-traded energy company, her strong financial background, investor relations and communications experience and her more than 35 years of experience in the energy industry, including in Canada, we believe she will provide valuable insight and knowledge to our Board’s oversight of the Company’s internal operations, investor relations and communications strategies.

JAMES F. KIRSCH, Age 60 Director Since 2014

Mr. Kirsch served as the Chairman, President and CEO of Ferro Corporation (a leading producer of specialty materials and chemicals) from 2006 to 2012. He joined Ferro in October 2004 as its President and Chief Operating Officer, was appointed CEO and Director in November 2005 and was elected Chairman in December 2006. Prior to that, from 2002 through 2004, he served as President of Quantum Composites, Inc. (a manufacturer of thermoset molding compounds, parts and sub-assemblies for the automotive, aerospace, electrical and HVAC industries). From 2000 through 2002, he served as President and director of Ballard Generation Systems and Vice President for Ballard Power Systems in Burnaby, British Columbia, Canada. Mr. Kirsch began his career with The Dow Chemical Company, where he spent 19 years and held various positions of increasing responsibility, including global business director of Propylene Oxide and Derivatives and Global Vice President of Electrochemicals. He formerly served as a director of Cliffs Natural Resources, Inc. from March 2010 to August 2014 and as the Executive Chairman from January 2014 to August 2014. He is a graduate of The Ohio State University.

Mr. Kirsch brings a wealth of senior management experience with major organizations with international operations, and has substantial experience in the areas of specialty materials and chemicals. As a former chairman, president and CEO of a NYSE-listed company, he brings considerable senior leadership experience to the Board and the committees thereof on which he serves.

Information as to Other Directors

Class II, Terms to Expire in 2019

C. DAVID BROWN, II, Age 66 Director Since 2014

Mr. Brown is Chairman of Broad and Cassel (a law firm based in Orlando, Florida he joined in 1980), a position he has held since 2000. Previously, he served as Managing Partner of the firm’s Orlando office from 1990. Mr. Brown serves on the Board of Directors of CVS Health Corporation and as Vice Chairman of the Board of Orlando Health, a not-for-profit healthcare network. Mr. Brown formerly served as a director of Rayonier Inc. (November 2006 through June 2014), ITT Educational Services (April 2015 through September 2016), Old Florida National Bank, N.A. (January 2005 through February 2015), and as Chairman of the Board of Trustees for the University of Florida through January 2015. He holds bachelor’s and juris doctorate degrees from the University of Florida.
Over a 37-year legal career, Mr. Brown has developed and demonstrated extensive expertise in public company corporate governance, strategy and finance, as well as extensive experience in structuring corporate transactions, both domestically and internationally. We believe his experience and expertise facilitate our Board’s oversight of our corporate strategy, capital structure and commercial transactions.

THOMAS I. MORGAN, Age 64 Director Since 2014

Mr. Morgan is a Senior Adviser to AEA Investors (a New York private equity firm). He was formerly a partner and Lead Director of the Advisory Board of BPV Capital Management LLC (an investment manager of mutual funds) from April 2013 to May 2016. Mr. Morgan also served as the Chairman of Baker & Taylor, Inc. (a leading distributor of books, videos and music products to libraries, institutions and retailers) from July 2008 to January 2014, and served as the CEO from 2008 to 2012. Mr. Morgan also served as the CEO of Hughes Supply Inc. (a diversified wholesale distributor of construction, repair and maintenance-related products) from 2003 to 2006, as President from 2001 to 2006, and as Chief Operating Officer from 2001 to 2003. Previously, he served as CEO of EnfoTrust Network, Value America and US Office Products. He also served for 22 years at Genuine Parts Company in positions of increasing responsibility from 1975 to 1997. Mr. Morgan is a director of Tech Data Corporation. He formerly served as a director of ITT Educational Services, Inc. (January 2013 to September 2016), Rayonier Inc. (January 2012 to June 2014) and as a director of Baker & Taylor, Inc. and Waste Management, Inc. Mr. Morgan holds a bachelor’s degree in Business Administration from the University of Tennessee.

Mr. Morgan brings both public and private company leadership and public company CEO experience and a deep understanding of distribution and global supply chain management. As a result, we believe he is particularly well suited to contribute to Board oversight of overall management and governance issues and our global performance fibers business.

LISA M. PALUMBO, Age 60 Director Since 2014

Ms. Palumbo served as the Senior Vice President, General Counsel and Secretary of Parsons Brinckerhoff Group Inc. (a global consulting firm providing planning, design, construction and program management services for critical infrastructure projects) from 2008 until her retirement in January 2015. Prior to that, Ms. Palumbo served as Senior Vice President, General Counsel and Secretary of EDO Corporation (a defense technology company) from 2002 to 2008. In 2001, Ms. Palumbo served as Senior Vice President, General Counsel and Secretary of Moore Corporation; from 1997 to 2001 she served as Vice President, General Counsel and Secretary of Rayonier Inc., and from 1987 to 1997 she served in positions of increasing responsibility, including Assistant General Counsel and Assistant Secretary for Avnet, Inc. (a global distributor of technology products). Ms. Palumbo holds bachelor’s and juris doctorate degrees from Rutgers University.
With over 27 years of legal experience with international, public and private companies, Ms. Palumbo brings substantial expertise in the areas of law, corporate governance, enterprise risk management, health and safety and compliance. We believe this experience and expertise, together with her prior experience as the General Counsel of Rayonier, uniquely qualify her to contribute to the Board regarding the Company’s business and to assist with the Board’s oversight of the Company’s risk management, legal and compliance responsibilities.

Class III, Terms to Expire in 2020

DE LYLE W. BLOOMQUIST, Age 59 Director Since 2014

Mr. Bloomquist retired in March 2015 as the President, Global Chemical Business of Tata Chemicals Limited (an international inorganic chemical and fertilizer manufacturing company), a position he held since 2009. Previously, he served as President and Chief Executive Officer (“CEO”) of General Chemical Industrial Products (which was acquired by Tata Chemicals in 2008) from 2004 to 2009. Prior to that, Mr. Bloomquist served at General Chemical Group Inc. in positions of increasing responsibility from 1991 to 2004, including Division Vice President and General Manager, Industrial Chemicals and Vice President and Chief Operating Officer. Mr. Bloomquist serves on the Board of Directors of Crystal Peak Minerals Inc. f/k/a EPM Mining Ventures Inc., Huber Engineered Materials, Gran Colombia Gold Inc. and PDS Biotechnology Corporation. From July 2016 to July 2017 Mr. Bloomquist also served as a director of Costa Farms, Inc. He also serves on the Board of Business Advisors for the Tepper School of Business at Carnegie Mellon University. Mr. Bloomquist is a graduate of Brigham Young University and holds an MBA from Carnegie Mellon University.
Mr. Bloomquist has over 25 years of domestic and international experience in the chemicals industry, including in the areas of finance, sales, logistics, operations, IT, strategy and business development, as well as CEO and other senior leadership experience. We believe Mr. Bloomquist’s depth and breadth of experience and expertise in the chemicals industry makes him particularly well suited to assist the Board with operational and strategic decisions about the Company’s business.

PAUL G. BOYNTON, Age 53 Director Since 2014

Mr. Boynton is Chairman, President and CEO of the Company, a position he has held since June 2014. Previously he held a number of positions of increasing responsibility with Rayonier Inc., including Senior Vice President, Performance Fibers from 2002 to 2008, Senior Vice President, Performance Fibers and Wood Products from 2008 to 2009, Executive Vice President, Forest Resources and Real Estate from 2009 to 2010, President and Chief Operating Officer from 2010 to 2011, President and CEO from January 2012 to May 2012 and Chairman, President and CEO from May 2012 to June 2014. Mr. Boynton joined Rayonier Inc. as Director, Specialty Pulp Marketing and Sales in 1999. Prior to joining Rayonier Inc., he held positions with 3M Corporation from 1990 to 1999, including as Global Brand Manager, 3M Home Care Division. Mr. Boynton serves on the Board of Directors of The Brink’s Company, is also a member of the Board of Governors and its Executive Committee of the National Council for Air and Stream Improvement, a member of the Board of Directors of the National Association of Manufacturers and a member of the Board of Directors of the Federal Reserve Bank of Atlanta’s Jacksonville Branch. From 2012 until 2014 Mr. Boynton also served as a director of Rayonier Inc. He holds a bachelor’s degree in Mechanical Engineering from Iowa State University, an MBA from the University of Iowa and graduated from the Harvard University Graduate School of Business Advanced Management Program.

As a result of Mr. Boynton’s service as the Company’s President and CEO, and his prior service as an officer and director of Rayonier Inc., he has developed valuable business, management and leadership experience, as well as extensive knowledge of the Company and long-standing relationships with its major customers. We believe this experience, together with his marketing and engineering background, make Mr. Boynton uniquely well suited to help lead the Board’s considerations of strategic and operational decisions and manage the Company’s business.

MARK E. GAUMOND, Age 67 Director Since 2014

Mr. Gaumond is the former Americas Senior Vice Chair - Markets of Ernst & Young (a global leader in assurance, tax, transaction and advisory services), a position he held from 2006 to 2010. Previously he served as Ernst & Young’s Managing Partner, San Francisco from 2003 to 2006 and as an audit partner on several major clients. Prior to joining Ernst & Young, Mr. Gaumond was a Managing Partner with Arthur Andersen from 1994 to 2002 and a partner in the firm’s audit practice from 1986 to 1994. Mr. Gaumond serves on the Boards of Directors of Booz Allen Hamilton Holding Corporation, First American Funds, the Fishers Island Development Corporation and the Walsh Park Benevolent Corporation. He formerly served as a director of Cliffs Natural Resources, Inc. from July 2013 to September 2014, Rayonier Inc. from November 2010 to June 2014, and is a former trustee of the California Academy of Sciences. Mr. Gaumond holds a bachelor’s degree from Georgetown University, College of Arts and Sciences and an MBA from the Leonard N. Stern School of Business, New York University. In addition, Mr. Gaumond is a member of The American Institute of Certified Public Accountants.

Mr. Gaumond has 35 years of managerial, financial and accounting experience working extensively with senior management, audit committees and boards of directors of public companies. We believe Mr. Gaumond’s experience and financial expertise allow him to significantly contribute to our Board’s oversight of the Company’s overall financial performance, auditing and its external auditors, and controls over financial reporting.

MATTHEW P. HEPLER, Age 38 Director Since 2018

Mr. Hepler is currently a Partner at Marcato Capital Management L.P. (“Marcato”), a hedge fund. Prior to joining Marcato in March, 2016, Mr. Hepler was a partner at Red Mountain Capital Partners LLC, an investment firm, from March 2015 to December 2015, and was a Managing Director at Relational Investors LLC from 2008 until 2015 where he led the firm’s research team focusing on the industrials and materials sector. Prior to joining Relational Investors in 2008, he spent six years as a Vice President in the investment banking division of Credit Suisse. Mr. Hepler began his career as an analyst in the technology investment banking group at Robertson Stephens.  Mr. Hepler serves on the Board of Directors of Terex Corporation.

Mr. Hepler has strong knowledge of the chemical industry, manufacturing, capital markets and investment community interests and strategies. He has experience executing value-enhancing initiatives through active engagement with portfolio companies in which his firms have invested. As a result, we believe Mr. Hepler provides insight and knowledge to the Board on matters of importance to many of the Company’s more significant stockholders.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This Compensation Discussion and Analysis (“CD&A”) contains a description of our executive compensation philosophy and programs, the compensation decisions made under those programs, and the considerations in making those decisions for our named executive officers (“NEOs”) listed below. The CD&A also describes the process of the Compensation Committee in determining our compensation programs. Our fiscal 2017 NEOs and their designated titles are as follows:

Name	Title
Paul G. Boynton	Chairman, President and CEO
Frank A. Ruperto	Chief Financial Officer and Senior Vice President, Finance and Strategy
Michael R. Herman	Senior Vice President, General Counsel and Corporate Secretary
William R. Manzer	Senior Vice President, Manufacturing Operations
James L. Posze, Jr.	Senior Vice President, Human Resources

Executive Summary

2017 Highlights

This last year has been transformative for Rayonier Advanced Materials. Our team continued our hard work to improve our cost structure, upgrade our product portfolio, and bring innovative new products to the market place through focus on the “Four Strategic Pillars”: Cost Transformation, Market Optimization, New Products and Investments/Acquisitions. While these were critical to our ongoing success, the work we did to strengthen our balance sheet through achieving sustainable cost savings and debt reduction enabled us to acquire Tembec Inc., a transaction both strategic to our future and immediately accretive.

Some specific 2017 highlights include:

•	Our stockholders enjoyed a 35% total return for the year.

•
We closed on the acquisition of Tembec Inc. on November 17, 2017. This acquisition not only more than doubles our revenue, but is also immediately accretive to cash flows and earnings. The transaction also brought significant additional scale and diversity to our Cellulose Specialties business with the addition of Tembec Inc.’s leading global ethers position. In connection with the acquisition, we are targeting achievement of $75 million of synergies within three years.

•	Our employees achieved $30 million in sustainable savings through Cost Transformation in 2017. As a result, total cost reductions since 2015 now total $115 million.

•
We upgraded our product portfolio and better aligned our assets and product offerings to the market. The acquisition of Tembec Inc. increased our Cellulose Specialties production lines from three in the U.S. to a total of five lines located in the U.S., Canada and France.

Key Terms Used in this CD&A

We use certain key terms throughout this CD&A. The following provides a brief description of what these terms mean:

•
Annual Corporate Bonus Program refers to the annual cash incentive program that we generally establish at the beginning of each year. Under this program, our eligible employees, including our NEOs, can earn cash bonuses based on performance during the year. When we use the term bonus, we are referring to cash bonus awards paid under our 2017 Annual Corporate Bonus Program.

•
The term Equity Incentive Program generally refers to equity awards granted on an annual basis under our Rayonier Advanced Materials Inc. 2017 Incentive Stock Plan, which we sometimes refer to as our Equity Incentive Plan.

•
When we use the term performance metrics or goals, we are referring to pre-established performance goals, which may be based on financial, strategic or individual performance objectives, that must be reached under our Annual Corporate Bonus Program and our performance share awards in order to earn any bonus or shares of Company stock with respect to these awards.

•
The terms target, threshold and maximum are used in the context of our Annual Corporate Bonus Program and our Equity Incentive Program performance share awards granted and describe the levels of performance that must be met with respect to the applicable performance metrics to earn specified payout amounts under these awards.

◦
The term target refers to the amount an employee would earn under our Annual Corporate Bonus Program and our Equity Incentive Program performance share awards if the applicable performance metrics are achieved at a level that is consistent with our performance metrics set by our Compensation Committee for 2017.

◦	The term threshold refers to the minimum amount an employee would earn under the applicable program/award for performance achievement at a specified level below our target.

◦	The term maximum refers to the maximum amount an employee would earn under the applicable program/award for performance achievement at or above a specified performance metric above target.

Best Compensation Practices and Policies

We believe our practices and policies, described below, promote a sound executive compensation program and are in the best interest of our stockholders:

What We Do		What We Don’t Do
•	Heavy emphasis on at-risk performance-based compensation	•	No “single trigger” change-in-control (CIC) cash payments or equity acceleration
•	70% of annual long-term incentives vesting based upon performance	•	No tax gross ups
•	Rigorous stock ownership guidelines	•	No option repricing
•	Clawback provisions in equity plan	•	No hedging or pledging of Company securities by executives
•	Independent compensation consultant	•	No NEO employment agreements
•	Risk assessment performed annually	•	No significant perquisites

2017 Say-On-Pay

We achieved 92.9% stockholder approval for our 2017 Say-on-Pay vote. Before and after this vote, we conducted extensive stockholder outreach to ensure that we were engaged with our large stockholders and considered their feedback as it relates to our executive compensation programs, as described below in this CD&A. We believe this was a helpful and productive process and intend to continue this practice.

2017 Compensation Metrics and Performance

The 2017 Annual Corporate Bonus Program targets were consistent with the initial financial guidance of an Adjusted EBITDA1 range of $190 million to $200 million and Adjusted Free Cash Flow of $80 to $90 million provided by the Company to the investment community; specifically, to achieve a target payout based on the organization’s financial metrics, leadership needed to reach $195 million of Adjusted EBITDA and generate $95 million of Adjusted Free Cash Flow in 2017. The Company achieved $212 million in Adjusted EBITDA and generated $91 million of Adjusted Free Cash Flow for the year ended 2017. However, as a result of adjustments for special and non-recurring items approved by the Compensation Committee, the actual amounts used in the calculations for the 2017 Annual Corporate Bonus Program were $194 million of Adjusted EBITDA (1% lower than target) and $113 million of Adjusted Free Cash Flow (19% higher than target). Combined with an outcome of 140% of the organization’s strategic objectives, the calculated potential payout for the NEOs was approximately 136% of their target bonus. As the Compensation Committee considered management’s performance relative to a number of operational factors, including the Company’s overall operational and safety performance, the Committee exercised negative discretion and reduced the calculated payout by 19% for a final payout of 110% of each participant’s target award.

1EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP measures. For reconciliation of these non-GAAP measures to their directly comparable GAAP measures and related information, see “Note about non-GAAP Financial Measures”, appearing on page two of our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 1, 2018 (“Form 10-K”), and the “Performance and Liquidity Indicators” section beginning on page 31 of our Form 10-K.

In 2017, the performance metrics for our long-term incentive (“LTI”) plan remained Return on Invested Capital (“ROIC”) and Total Shareholder Return (“TSR”). The Compensation Committee continues to believe ROIC is an appropriate metric as it measures how effectively capital is allocated to profitable investments. The use of ROIC was also confirmed as a preferred metric for long range plans during our investor outreach discussions. At the time of the 2017 LTI award grant, the Compensation Committee established one-year ROIC objectives for each of the next three years (each being a “tranche”) based on our long-range plan and is measuring management’s performance relative to these goals. For the first tranche of the 2017 LTI award, performance was achieved at 11.1%, which met the established target metric range of 10.8%-11.3%. The 2017 LTI award also has a TSR modifier that is measured at the end of the three-year performance period. If cumulative three-year TSR is below the 25th percentile of the peer group, the total 2017 LTI award value is reduced by 25%. If cumulative three-year TSR is above the 75th percentile, the total 2017 LTI award value is increased by 25%. There is no modification to the 2017 LTI award if TSR is between these two percentiles.

CEO Pay At-A-Glance
Mr. Boynton has been CEO of the Company since it was formed in 2014. The majority of his compensation has been pay-at-risk with only 21% of his 2017 targeted total direct compensation2 (“TDC”) being fixed in base salary.
As it relates to our 2017 Annual Corporate Bonus Program, Mr. Boynton’s target bonus is the equivalent of his annual base salary. Our actual performance was slightly below target with respect to Adjusted EBITDA and above target with respect to Adjusted Free Cash Flow performance. Mr. Boynton’s actual bonus payout was higher than the calculated result under the 2017 Annual Corporate Bonus Program due to additional amounts awarded by the Board as a result of his work on the Tembec acquisition.
2 Consisting of annual base salary, annual target bonus opportunity and long-term incentive awards measured at “target”.

What Guides Our Program

Our Compensation Philosophy

The cornerstone of our compensation philosophy is “pay for performance.” This means that a significant portion of an executive’s total compensation should be variable (“at risk”) and dependent upon the attainment of certain specific and measurable annual and long-term business objectives. Underlying this philosophy are our objectives to attract and retain exceptional leaders who will execute on the short- and long-term business goals that we believe will create long-term stockholder value. To this end, our executive compensation program is grounded in two key principles:

•	Stockholder alignment - Executives should be compensated through pay elements designed to create long-term value for our stockholders, as well as foster a culture of ownership.

•
Competitiveness - Target compensation should be set at a level that is competitive with that being offered to individuals holding comparable positions at the companies with which we compete for business and leadership talent.

The Principal Elements of Pay: Total Direct Compensation (TDC)

Our compensation philosophy is supported by the following principal elements of pay:

Pay Element	How It Is Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain critical executive talent.
Short-Term Incentives (Annual Corporate Bonus Program)	Cash (At Risk)	Focus executives on achieving annual financial and strategic objectives that drive stockholder value
Long-Term Incentives (Equity Incentive Program)	Equity (Variable; At Risk)
Provide incentives for executives to execute on longer-term financial goals that drive stockholder value creation and support the Company’s executive retention strategy; align stockholder and executive’s interests

Pay Mix

The charts below show the target TDC of our CEO and our other NEOs for fiscal 2017. These charts illustrate that a majority of NEO target TDC is variable (80% for our CEO and an average of 68% for our other NEOs).

Our Decision Making Process

The Role of the Compensation Committee

Our Compensation Committee has responsibility for both establishing our compensation philosophy and monitoring adherence to it. The Compensation Committee reviews and approves compensation levels for all of our executive officers, including our NEOs, as well as all other programs applicable to such officers.
The Compensation Committee establishes annual performance objectives for our CEO, evaluates his accomplishments and performance against those objectives, and based on such evaluation, makes recommendations regarding his compensation for approval by the independent members of our Board. All of these functions are set forth in the Compensation Committee’s Charter, which appears on our website (www.rayonieram.com) and is reviewed annually by the Compensation Committee.
The Compensation Committee’s work is accomplished through a series of meetings, following a regular calendar schedule, to ensure all major elements of compensation are appropriately considered and that compensation and benefit programs are properly designed, implemented and monitored. Special meetings are held as needed to address matters outside the regular compensation cycle.
The Role of Management

Working with the Compensation Committee Chair, our Senior Vice President, Human Resources prepares an agenda and supporting materials for each meeting. Our Senior Vice President, Human Resources, along with our CEO, Corporate Secretary and Director, Compensation and Payroll, generally attend the Compensation Committee meetings but are excused for executive sessions and as otherwise determined by the Compensation Committee in its discretion. The Compensation Committee invites other members of management to attend meetings as it deems necessary to cover issues within their specific areas of expertise or responsibility. The CEO does not participate in the deliberations of the Compensation Committee or the Board regarding his own compensation.

The Role of the Independent Consultant

The Compensation Committee also seeks advice and assistance from compensation consultants and outside counsel. The Compensation Committee has engaged Exequity LLP (“Exequity”) to provide advice, relevant market data and best practices to consider when making compensation decisions, including those involving our CEO and the programs applicable to senior executives generally. Exequity also provides the Compensation Committee meaningful input on program design features and the balance of pay among the various components of executive compensation. Exequity provides no additional services to the Compensation Committee. The Compensation Committee has assessed the independence of Exequity against the specific criteria under applicable SEC and NYSE rules and determined no conflict of interest is raised by Exequity’s work for the Compensation Committee.

The Role of Benchmarking and the Compensation Peer Groups

We compete with companies across multiple industries for top executive-level talent. As such, the Compensation Committee studies market norms across the specialty chemicals industry, as well as the standards within the broader community of general industry U.S. manufacturing companies.  However, the Compensation Committee does not establish any individual executive’s compensation level to any specific peer group benchmark.  Instead, consistent with our emphasis on “pay for performance,” we generally expect our base salary and annual bonus opportunities to be between the 25th and 50th percentiles, and expect our Equity Incentive Program award opportunities to be between the 50th and 75th percentiles as measured against our chosen benchmark community, as discussed below. However, variations from these general ranges may occur based on incumbent expertise and experience and other relevant facts and circumstances. For 2017, base salary and annual bonus and Equity Incentive Program target award opportunities for our NEOs were consistent with these general parameters.
In evaluating 2017 compensation levels for senior executives, the Compensation Committee reviewed prevailing base salary, annual bonus and Equity Incentive Program compensation levels in one distinct benchmark community: 530 comparably-sized manufacturing companies from across general industry. The general industry peers are U.S. publicly traded manufacturing companies that generated revenue between $500 million and $5,000 million. The Compensation Committee’s reliance on this benchmark community when assessing senior officer pay ensures its compensation decisions reflect the standards in effect both within the principal industry in which the Company operates and across the broader labor market in which the Company competes for high-level executive talent.
The 2017 Executive Compensation Program

Base Salary

We provide each of our NEOs with a competitive fixed annual base salary. The base salaries for our NEOs are reviewed annually by the Compensation Committee by taking into account the results achieved by each executive, his or her future potential, scope of responsibilities and experience, and competitive pay practices. In making adjustments (or, in the case of our CEO, recommendations to the independent directors for adjustment) to base salary levels, the Compensation Committee considers:

•	budgeted levels for annual salary and equity adjustments

•	the executive’s level of responsibility

•	the executive’s experience and breadth of knowledge

•	the executive’s individual performance as assessed through annual performance reviews

•	the executive’s role in management continuity and development plans

•	the perceived retention risk

•	internal pay equity factors (that is, relative pay differences among our NEOs)

The base salaries for the NEOs were frozen in 2016, with the exception of Mr. Ruperto and Mr. Manzer, whose base salaries were adjusted to reflect changes in their roles. Recognizing that the last adjustment for the executives had been twenty-four months prior, the 2017 base salary changes were higher than in previous years to ensure each NEO’s base salary remained competitive in the market place. In the case of Mr. Manzer, he received an even higher than average increase to more closely align his compensation with the market. The Compensation Committee approved the annual base salary rate for each NEO as follows:

NEO	2016	2017	% Increase
Paul G. Boynton	$927,000	$975,000	5.2%
Frank A. Ruperto	$415,000	$445,000	7.2%
Michael R. Herman	$380,000	$395,000	4.0%
William R. Manzer	$310,000	$365,000	17.7%
James L. Posze, Jr.	$294,000	$314,000	6.8%

2017 Annual Corporate Bonus Program

How the Bonus Program Works

The 2017 Annual Corporate Bonus Program, which was established under our Non-Equity Incentive Plan, provided our NEOs the opportunity to earn a performance-based annual cash bonus. For purposes of Internal Revenue Code (“IRC”) Section 162(m), as in effect during 2017, we use a funded bonus pool approach, whereby once threshold performance goals are reached, the bonus pool is funded at the maximum 200% of target level, and the Compensation Committee may use its negative discretion to reduce that amount to the final payout amount, if any, to which the NEO is entitled based on performance against our pre-established financial, strategic and individual performance metrics as depicted in the below graph and described in more detail below. In no event would an NEO’s bonus payout be greater than the maximum amount payable under the funded bonus pool.
Target annual bonus opportunities are expressed as a percentage of base salary, and were established based on the NEO’s level of responsibility and ability to impact overall results. The Compensation Committee also considered market data in setting target award amounts as discussed above under “The Role of Benchmarking and the Compensation Peer Groups”. Threshold, target and maximum award opportunities for 2017 were as follows:

NEO	Threshold Award (as a % of Base Salary)	Target Awards (as a % of Base Salary)	Maximum Award (as a % of Base Salary)
Paul G. Boynton	16.0%	100%	200%
Frank A. Ruperto	9.8%	61%	122%
Michael R. Herman	9.8%	61%	122%
William R. Manzer	8.1%	51%	102%
James L. Posze, Jr.	8.1%	51%	102%

Financial Objectives and Results
Eighty percent (80%) of an individual NEO’s bonus award was based on the achievement of pre-established financial metrics. The relationship between the level of performance achieved with respect to 2017 financial metrics and overall bonus pool funding is as follows:

Performance Level	Level of Performance	Bonus Pool Funding (% of Payout3)
Below Threshold	<85%	—
Threshold	85%	20%
Target (Budget)	100%	100%
Maximum	≥120%	200%
3 Actual payouts may range between the threshold, target and maximum payout levels based on performance achievement between these levels.
The Annual Corporate Bonus Program for 2017 incorporated a “plateau” at the target level of performance. Under this plateau, target performance is deemed to be achieved if actual performance is within approximately +/- 2.5% of target Adjusted EBITDA and target Adjusted Free Cash Flow.
The table below outlines the 2017 financial metrics, with their respective weightings, as well as the performance targets and actual results for 2017:

Metrics	Weighting	2017 Target ($M)	2017 Performance ($M)	Level of Performance Achieved (as a % of Target)	Bonus Pool Funding (% of Payout)

Adjusted EBITDA[4]	40%	$195.4 - $205.4	$194	93.8%	37.5%
Adjusted Free Cash Flow[5]	40%	$95.2 - $100	$113	175.4%	70.2%
Total Payout Percentage Before Strategic Objective Results					107.7%
4 Adjusted EBITDA is defined by the Company as EBITDA before acquisition related costs, inventory write-up to fair value, gain on bargain purchase, gain on derivative instrument, non-cash impairment, one-time separation and legal costs, insurance recovery, environmental liability adjustments and gain on debt extinguishment.

5 Adjusted free cash flows is defined as cash provided by operating activities adjusted for capital expenditures excluding strategic capital expenditures, acquisition related costs, net of tax, and subsequent tax benefits to exchange the Alternative Fuel Mixture Credit (“AFMC”) for the Cellulosic Biofuel Producer Credit (“CBPC”). Adjusted free cash flows, as defined by the Company, is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic capital expenditures and acquisitions and repurchase of the Company’s common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Why We Use Adjusted EBITDA and Adjusted Free Cash Flow

The Compensation Committee selected these financial metrics due to the importance of earnings and cash generation to the achievement of Rayonier Advanced Materials’ objectives referred to as our “Four Strategic Pillars,” as well as the importance investors place on these financial measures.

Strategic Objectives and Results

Twenty percent of an individual NEO’s bonus award was based on the achievement of pre-established strategic objectives. Payout levels can range from 0% to 40% of target awards, consistent with the Annual Corporate Bonus Program’s overall payout range of 0% to 200%. The four measured objectives include cost reduction and cash generation, market optimization, innovation, and strategic alternatives (i.e., acquisitions and debt structure). After assessing performance against our 2017 strategic objectives, in particular, the successful completion of our acquisition of Tembec Inc., the Compensation Committee determined that the strategic objectives for 2017 had been achieved at 140% of target, resulting in a total payout percentage of 28%. In addition, safety performance is one of several non-financial, strategic objectives that the Compensation Committee considers, which (in the case of non-achievement of the objective) can only have a negative impact on the bonus outcome. Based on our overall operational and safety performance in 2017, there was a downward adjustment of 19% to the total bonus payout calculations.

Metrics	Weighting	Level of Performance Achieved (as a % of Target)	Bonus Pool Funding (% of Payout)
Strategic Objectives	20%	140%	28%
Individual Performance Modifier
Separate from the financial and strategic objectives, the Compensation Committee may also exercise its judgment to increase an individual NEO’s bonus award by up to 30% or decrease the award by up to 100% to reflect performance against individual objectives. In no event would an NEO’s bonus payout be greater than the maximum amount payable under the funded bonus pool. In 2017, Mr. Ruperto and Mr. Boynton’s bonuses were increased by 20% and 27%, respectively, over the formula calculation to reflect their roles in the accomplishment of acquiring Tembec Inc. Mr. Manzer’s bonus was reduced by 8% to further reflect overall operational and safety results.
2017 Final Bonus Program Payouts
Based on the above financial, strategic and individual performance results, the Compensation Committee approved the following final bonus payouts for 2017:

NEO	Financial Objectives (80%)	Strategic Objectives (20%)	Individual Adjustment (+/-)%	Total Bonus Payout ($)[6]
Paul G. Boynton	$1,060,000	$265,000	27%	$1,325,000
Frank A. Ruperto	$276,000	$69,000	20%	$345,000
Michael R. Herman	$208,000	$52,000	—%	$260,000
William R. Manzer	$152,000	$38,000	(8)%	$175,000
James L. Posze, Jr.	$140,000	$35,000	—%	$175,000

6 Rounded to the nearest $5,000 increment.

Long-Term Incentives: Equity Awards

The NEOs are eligible to receive Equity Incentive Program awards under the Equity Incentive Plan. For 2017, Equity Incentive Program awards were granted as follows:

•
Seventy percent (70%) in the form of performance shares. Performance shares are earned and vest based on the achievement of ROIC financial metrics, which are pre-established at the time of grant for each of the one-year periods within the three-year performance period, with final payout subject to potential modification based on TSR results relative to our peer group over the cumulative three-year performance period.

•
Thirty percent (30%) in the form of time-based restricted stock. Restricted stock is subject to three-year cliff vesting and becomes fully vested on the third anniversary of the grant date, subject to continued employment.

2017 Target Equity Incentive Program Award Grants

The table below shows the target Equity Incentive Program award values granted for 2017 for each of the NEOs. The number of performance shares and shares of restricted stock awarded to each NEO was determined based on the average closing stock price for the ten trading days prior to March 1, 2017.

NEO	Performance Based	Time-Based Restricted	Total Target Value
Paul G. Boynton	$1,960,000	$840,000	$2,800,000
Frank A. Ruperto	$630,000	$270,000	$900,000
Michael R. Herman	$490,000	$210,000	$700,000
William R. Manzer	$280,000	$120,000	$400,000
James L. Posze, Jr.	$262,500	$112,500	$375,000

For senior executives, 2017 Equity Incentive Program award levels as established were based on three factors:

1.	The aggregate dollar value of the total Equity Incentive Program award opportunity for the executive approved by the Compensation Committee, or for Mr. Boynton, the independent directors

2.	The Compensation Committee’s allocation of the total value between restricted stock awards and performance share awards

3.	The value of a restricted stock award and performance share award calculated at the grant date of March 1, 2017, using the average close price from the ten trading days prior to March 1, 2017

Total target value of Messrs. Boynton, Herman and Posze for 2017 represents no change from their 2016 Equity Incentive Program awards. The total target values for Messrs. Ruperto and Manzer were increased by 5.8% and 33% respectively based on increased responsibility and to reflect market.

A Closer Look at Performance Shares

Performance is evaluated against pre-established levels of annual Return on Invested Capital (“ROIC”) over a three-year performance period beginning January 1, 2017 and ending December 31, 2019, subject to a cumulative three-year TSR modifier. ROIC is defined as: (Net Operating Profit x (1-Tax Rate)) / (Debt - Cash + Book Equity).
At the time of grant, ROIC targets were established and approved for each of the three performance years and are designed to be challenging, stretch goals, especially considering market-related headwinds we faced at the time of award and the related uncertainty. The Compensation Committee chose this metric to align with the long-term interest of stockholders and to incentivize management to focus on controllable measures, versus a solely TSR model.
Results for each of the three years in the performance period will be measured independently of the results of the other years. Overall ROIC performance for the measurement period will be based on the outcome of each individual year, with each year carrying an equal weight. NEOs can earn between 0% and 200% of the target award, and a payout factor of zero will be used for any year within the performance period where results fall below threshold performance for that period.

For the 2017 measurement period, ROIC performance metrics were as follows, and we achieved an ROIC outcome of 11.1%:

ROIC Level for 2017	Award Payout (as % of Target)
13.8% or greater	200%
Greater than 11.3%, but less than 13.8%	100%, plus 4.00% for each incremental 0.1% ROIC over 11.3%
Greater than or equal to 10.8%, but less than 11.3%	100%
Greater than 8.3%, but less than 10.8%	30%, plus 2.8% for each incremental 0.1% ROIC over 8.3%
Equal to 8.3%	30%
The ROIC calculation, which is subject to adjustment for pre-established special or nonrecurring items, is reviewed and approved by the Compensation Committee.
Dividend equivalents and interest may be paid in cash, following vesting of the award, on the number of shares of stock actually earned under the 2017 performance share awards. Any dividend equivalents, if paid, will be calculated by taking the dividends paid on one share of our stock during the performance period, multiplied by the number of shares of stock awarded at the end of the period. Interest on such dividends will be earned at a rate equal to the prime rate as reported in the Wall Street Journal, adjusted and compounded annually from the date such cash dividends were paid by the Company.
Performance share awards may also be adjusted based on an additional metric used as a “modifier” to the total award. At the end of the three-year performance period, the payout based on ROIC results is adjusted based on the achievement of TSR relative to our peer group7 for the same cumulative three-year performance cycle as follows:

If relative TSR attainment is...	Then the aggregate Equity Incentive Program award is...
At or below the 25th percentile	Adjusted down by 25%
Greater than or equal to the 25th percentile, but less than the 75th percentile	No adjustment
At or above the 75th percentile	Increased by 25%
7 For purposes of this peer group, the Compensation Committee approved the use of S&P SmallCap 600 Materials Index
Any earned performance shares are paid out after the completion of the three-year performance period following the Compensation Committee’s certification of performance results.
Performance Results Under our Prior Performance Share Awards

Our 2015 performance share awards were granted with a performance period from January 1, 2015 through December 31, 2017. The payout for these awards was based on pre-established levels of annual ROIC over the three-year performance period, subject to a TSR modifier. Each year of the program was earned and “banked” until results could be certified by the Board in February 2018. Based on achievement of 12.7%, 14.2% and 9.4% ROIC in 2015, 2016 and 2017, respectively, the 2015 performance share awards were earned at 200% of target. The cumulative TSR of negative 8.6% for the 2015 - 2017 performance period resulted in an overall reduction of 25% to the award.

The 2015 performance share awards calculated ROIC using Earnings Before Interest and Taxes, which is slightly different from the definition of ROIC under the 2016 and 2017 performance share awards, which utilize Net Operating Profit after Tax, a metric that excludes non-operating income. For additional information regarding the terms of these awards, see “A Closer Look at Performance Shares” in the CD&A included in our Proxy Statement for our 2016 annual meeting.

Our 2016 performance share awards covering the 2016 - 2018 performance period were earned at 200% for the 2016 and 2017 tranches of the award based on our annual ROIC performance for those years. Earned performance shares will be subject to adjustment based on cumulative three-year TSR as compared to the applicable peer group and paid out following the completion of the three-year performance period and certification of performance results. For additional information regarding the terms of these awards, see “A Closer Look at Performance Shares” in the CD&A included in our Proxy Statement for our 2018 annual meeting.

Other Practices, Policies and Guidelines

Stock Ownership Requirements

We believe that stock ownership further focuses the senior management team on the long-term success of our business and the interests of our stockholders. All executives at the Vice President level and higher are subject to rigorous stock ownership guidelines which require them to acquire and hold, within five years after taking such position (and for those who served in such positions at the time of our 2014 spinoff from our former parent company, Rayonier Inc., five years from the date of the spinoff), our stock with a value equal to a designated multiple of their base salary as follows:

Title	Multiple of Base Salary
Chairman, President & CEO	6.0x
Executive Vice President	3.0x
Chief Financial Officer	3.0x
Senior Vice President	2.0x
Vice President	1.0x
We also require that each director, within four years of joining our Board of Directors, maintain a minimum ownership interest in our stock at a level equal to four times the director’s annual equity retainer.
Prior to satisfying the ownership requirement, directors and executives are subject to retention requirements which prohibit them from selling any of our stock, other than stock withheld or sold to satisfy taxes in connection with the vesting of a stock-based award or stock option exercise. The types of securities which count towards satisfaction of the ownership requirements include Common Stock, restricted stock, restricted stock units and vested options but excludes performance shares, unvested options and preferred stock.
Progress toward meeting the guidelines is reviewed by the Compensation Committee annually. Each of our directors and executive officers is within the initial four and five year periods, respectively. As of December 31, 2017, each of our directors and executive officers, with the exception of our CEO who is on track to be in compliance by the fifth year, was in compliance with our ownership requirements.

Anti-Hedging Policy

Our executive officers and directors are not permitted to hedge their economic exposure to our stock, to hold their ownership interests in a margin account, or to otherwise pledge their stock as collateral for a loan.
Clawback Policy

In addition to the clawback provisions in our Equity Incentive Plan and the Non-Equity Incentive Plan that are determined in the discretion of Compensation Committee, each year our NEOs sign a Supplemental Agreement describing the types of detrimental conduct which will trigger a clawback. Specific detrimental conduct includes the following in connection with the performance of duties on behalf of the Company: committing an illegal act, including but not limited to embezzlement or misappropriation of Company funds, or willful failure to comply with the material policies and procedures of the Company as determined by the Compensation Committee.

The SEC has proposed new rules relating to clawbacks, but has not yet adopted final rules. Our Compensation Committee intends to modify our clawback policy as appropriate based on any final rules adopted by the SEC.

2017 Risk Assessment

We undertake a thorough risk assessment of our compensation based programs annually. The first phase of the assessment is an analysis by the human resources compensation organization that is reviewed with the Enterprise Risk Management (“ERM”) Committee, which is staffed by senior management. The review includes the individual programs, potential and probable risks, along with mitigation efforts established to reduce or eliminate risk. The results of the ERM assessment are then presented to the Compensation Committee for their approval. Based on its assessment of our compensation programs for our employees and executives for 2017, the Compensation Committee determined that our compensation programs and practices do not motivate behavior that is reasonably likely to have a material adverse impact on the Company.
Severance and Change in Control Benefits

Executive Severance Pay Plan - Change in Control

The Compensation Committee recognizes that, as with all publicly-traded corporations, there exists the possibility of a change in control and the uncertainty created by that possibility could result in the loss or distraction of senior executives, to the detriment of the Company, its business, and its stockholders. The Executive Severance Pay Plan, as amended, otherwise known as the Change in Control Plan (“CIC Severance Plan”), was established by the Compensation Committee based on its view that it is critical for executive retention to be encouraged and that the continued attention and dedication of senior executives be fostered, notwithstanding the possibility, threat, rumor or occurrence of a change in control. The intent is to align executive and stockholder interests by enabling executives to consider corporate transactions that may be in the best interests of stockholders and other constituents without undue concern over whether a transaction would jeopardize the executives’ employment or significantly disrupt or change the culture or environment of their employment.
The CIC Severance Plan achieves these objectives by providing benefits to eligible executives, designated by the Compensation Committee, which includes our NEOs, in the event of a change in control. Under the plan, if the executive is involuntarily terminated (other than for cause or due to death or disability) or terminates his or her employment for good reason (as defined in the CIC Severance Plan) within 24 months of the change in control, he or she will be entitled to enhanced severance benefits, which depend on the executive’s status as a Tier I, Tier II or Tier III participant.
The CIC Severance Plan does not provide any tax gross-up protection for our NEOs. It includes a “net best” provision pursuant to which a participant is entitled to the greater of (i) full CIC severance benefits less the excise tax, with the participant responsible for payment of the excise tax or (ii) a capped benefit, with the CIC severance benefits reduced to an amount just below the threshold for triggering the excise tax. In addition, the plan provides that outstanding stock options, time-based restricted stock and restricted stock unit awards will not automatically vest upon a change in control but will instead vest upon the participant’s involuntary termination of employment by the Company (other than for cause or due to death or disability) or termination for good reason occurring within two years following a change in control transaction. Under the CIC Severance Plan, performance shares that remain outstanding upon a qualifying termination will vest at target if the performance period is not more than 50% complete at the time of such termination, and, for outstanding performance shares for which the performance period is more than 50% complete at the time of the qualifying termination, those will vest at the greater of target or actual performance achievement through the time of such termination as determined pursuant to CIC Severance Plan terms. The Company’s 2017 Incentive Stock Plan adopted by stockholders at our 2017 annual meeting of stockholders included CIC vesting provisions which mirror those in our CIC Severance Plan.
The Compensation Committee reviews the CIC Severance Plan annually and retains the discretion to terminate or amend the CIC Severance Plan, or include or exclude any executive, including any NEO, at any time prior to a change in control. Messrs. Boynton, Ruperto, and Herman are included as Tier I executives and Messrs. Manzer and Posze are included as Tier II executives in the CIC Severance Plan.
Executive Severance Non-Change in Control Plan

Our Executive Severance Non-Change in Control Plan (“Non-CIC Severance Plan”) provides enhanced severance benefits to all salaried employees at the level of vice-president (or their internal equivalent) and above, including the NEOs, in the event their employment is terminated other than for “cause” or other non-qualifying terminations defined in the plan. Benefits may range from 9 months to 24 months of severance and the level of benefits depends on the executive’s status as a Tier I, Tier II, Tier III or Tier IV participant. Messrs. Boynton, Ruperto, and Herman are included as Tier I executives and Messrs. Manzer and Posze are included as Tier II executives in the Non-CIC Severance Plan. In the event of the qualifying termination of an executive that triggers severance benefits under the CIC Severance Plan, the executive would not also receive severance benefits under the Non-CIC Severance Plan. Any employee not covered under the Non-CIC Severance Plan is provided severance protection under our Severance Pay Plan for Salaried Employees.
The potential payments and other benefits under the CIC Severance Plan and the Non-CIC Severance Plan are calculated in the “Potential Payments Upon Termination or Change In Control” table. Such potential payments do not affect the Compensation Committee’s decisions regarding executive compensation, including base salary, annual bonus and long-term incentive award levels.
Other Benefits and Perquisites

Retirement Benefits
In connection with our 2014 spinoff, we were required to establish tax-qualified pension and 401(k) plans and non-qualified excess pension and excess savings/deferred compensation plans with substantially the same terms as the analogous plans in place at our former parent company, which plans were required to remain in effect through 2015. Accordingly, our Compensation Committee adopted each of the plans described below. In connection with the expiration of the restricted period, the Compensation Committee undertakes an annual, comprehensive review of these plans, with a particular focus on whether any modifications are necessary or appropriate in light of current trends and best practices, the nature of our business and competitive factors. In 2017, the Compensation Committee concluded that the plans remained competitive and were not an undue burden on the Company, and no modifications to the plans were made in 2017.
We maintain the following plans and programs to provide retirement benefits to salaried employees including the NEOs:

•	the Rayonier Advanced Materials Inc. Investment and Savings Plan for Salaried Employees (“401(k) Plan”)

•	the Rayonier Advanced Materials Inc. Excess Savings and Deferred Compensation Plan (“Excess Savings and Deferred Compensation Plan”)

•	the Retirement Plan for Salaried Employees of Rayonier Advanced Materials Inc. (the “Retirement Plan”) for those employees hired before January 1, 2006

•	the Rayonier Advanced Materials Inc. Excess Benefit Plan (“Excess Retirement Plan”) for employees hired before January 1, 2006

•	the Rayonier Advanced Materials Inc. Salaried Pre-65 Retiree Medical Plan (the “Pre-65 Retiree Medical Plan”) for those employees hired before January 1, 2006
The benefits available under these plans are intended to provide income replacement after retirement, either through a defined pension benefit (for employees hired prior to January 1, 2006) or distributions from a 401(k) or deferred compensation plan. We place great value on the long-term commitment that many of our employees and NEOs have made to the Company and our former parent company and wish to incentivize our employees to remain with the Company with a focus on building sustainable value over the long-term. Therefore, we have determined that it is appropriate to provide employees with competitive retirement benefits as part of their overall compensation package.

Our 401 (k) Plan and Excess Savings and Deferred Compensation Plan are designed to encourage employees to take an active role in planning, saving and investing for retirement.
The Excess Savings and Deferred Compensation Plan is designed to provide eligible executives with a convenient and efficient opportunity to save for retirement or other future events, such as college expenses, while deferring applicable income taxes until withdrawal. For additional information regarding our Excess Savings and Deferred Compensation Plan, see the discussion following the “Nonqualified Deferred Compensation” table.
Consistent with the predecessor plans at our former parent company, which were closed to new employees on January 1, 2006, our Retirement Plan, Excess Retirement Plan and the Pre-65 Retiree Medical Plan are closed to any new participants. Therefore, only two of our NEOs, Messrs. Boynton and Herman, are participants in these plans. For additional information regarding our Retirement Plan and Excess Retirement Plan, see the discussion following the “Pension Benefits” table.
The Pre-65 Retiree Medical Plan provides participants eligible for retirement with access to an employer-sponsored healthcare plan funded entirely by the plan participants. This benefit is extended on an equivalent basis to all eligible retirees.
The Compensation Committee intends to review these programs periodically. However, these programs are generally not considered in setting the level of key elements of compensation for the NEOs.

Personal Benefits

We provide our NEOs with limited perquisites, which are reviewed annually by the Compensation Committee. Under our perquisites program, in addition to personal benefits that are available broadly to our employees, our NEOs are eligible to participate in the following two programs:

•	Executive Physical Program - Each executive-level employee is encouraged to have a physical examination every other year until age 50, and every year after 50.

•
Senior Executive Tax and Financial Planning Program - This program provides reimbursement to senior executives, including our NEOs, for expenses incurred for financial and estate planning and for preparation of annual income tax returns. Reimbursements are taxable to the recipient, and are not grossed-up for tax purposes. The annual reimbursement limit for 2017 was $25,000 for Mr. Boynton and $10,000 for all other participants.

The total cost of these programs to us for 2017 was $76,806. We do not pay car allowances (or provide company cars), personal club membership dues, home security expenses or provide chartered aircraft for personal use.
2018 Compensation Decisions

In December 2017 and March 2018, the Compensation Committee approved the 2018 Annual Corporate Bonus Program and the 2018 Equity Incentive Program award structure and objectives, respectively. The 2018 Annual Corporate Bonus Program is similar to and consistent with our 2017 program. For our 2018 awards, our Equity Incentive Program will be awarded 30% in the form of time-based restricted stock units subject to 3-year cliff vesting and 70% in the form of performance share units, 60% of which are subject to vesting based on ROIC measured over a three year performance period and 40% of which vest based on a three year synergy target set in connection with the November 2017 acquisition of Tembec Inc. Consistent with our 2017 Equity Incentive Program, the results measured over this three year period are subject to modification based on cumulative three-year TSR performance measured against the peer group. The Compensation Committee approved, and recommended to the Board for approval, one-time increases in the 2018 Equity Incentive Program award values for Mr. Boynton and Mr. Ruperto of $3.2M and $.75M, respectively, for purposes of retention and performance alignment with the ROIC and synergy targets.

In connection with our acquisition of Tembec Inc. in 2017, we granted Equity Incentive Program awards to certain eligible Canadian employees and intend to grant Equity Incentive Program awards to certain eligible French employees.

In order to grant Equity Incentive Program awards to our French employees that qualify for preferential tax treatment, we are seeking stockholder approval of a French sub-plan to be implemented under our Equity Incentive Plan at our Annual Meeting. See Item 3 below for additional information on our French sub-plan.

Tax and Accounting Considerations

IRC Section 162(m), as amended by the recently enacted Tax Cuts and Jobs Act (“Tax Act”), restricts deductibility for federal income tax purposes of the annual compensation of our NEOs to $1 million, effective for tax years beginning after 2017, subject to a transition rule for written binding contracts which were in effect on November 2, 2017 and which were not modified in any material respect on or after such date. Previously, IRC Section 162(m) provided an exception to this deductibility limit for compensation that qualified as “performance-based” compensation. Our programs had been designed to permit certain elements of our executive compensation program to qualify for the 162(m) performance-based exception, although we reserved the right to pay compensation that did not qualify as “performance-based”. While the Compensation Committee considers the anticipated tax treatment to the Company in its review and establishment of compensation programs and payments, deductibility is only one factor taken into account in setting executive compensation, and, in appropriate cases, the Committee has retained the flexibility to provide compensation that is consistent with the Company’s goals for its executive compensation program, even if such compensation would not be fully tax-deductible. The Compensation Committee is continuing to assess the impact of the changes to IRC Section 162(m), promulgated under the Tax Act, on our compensation programs, but to date no material changes have been made to our programs as a result.
Report of the Compensation and Management Development Committee
The Compensation and Management Development Committee of the Rayonier Advanced Materials Board of Directors has reviewed and discussed the Compensation Discussion and Analysis as required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, which is incorporated by reference into the Company’s 2017 Annual Report on Form 10-K filed with the SEC.
The Compensation and Management Development Committee

Thomas I. Morgan, Chair	Mark E. Gaumond
C. David Brown, II	Ronald Townsend
De Lyle W. Bloomquist

Summary Compensation Table
This table discloses compensation for 2017, 2016 and 2015 for Rayonier Advanced Materials’ Principal Executive Officer, Principal Financial Officer, and the three other most highly compensated executive officers (our “NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Paul G. Boynton	2017	951,000	—	3,119,589	—	1,325,000	2,477,194	99,224	7,972,007
Chairman, President and	2016	927,000	—	2,999,793	—	1,715,000	1,439,992	77,780	7,159,565
Chief Executive Officer	2015	913,500	—	2,780,071	—	1,450,000	559,993	69,734	5,773,298
Frank A. Ruperto	2017	430,000	—	1,002,727	—	345,000	—	48,751	1,826,478
Chief Financial Officer and Senior Vice	2016	415,000	—	1,074,624	—	470,000	—	258,306	2,217,930
President, Finance and Strategy	2015	390,625	—	913,581	—	380,000	—	22,803	1,707,009
Michael R. Herman	2017	387,500	—	779,908	—	260,000	509,489	28,672	1,965,569
Senior Vice President, General Counsel	2016	380,000	—	768,198	—	430,000	280,053	33,991	1,892,242
and Corporate Secretary	2015	375,500	—	815,116	—	365,000	100,735	29,452	1,685,803
William R. Manzer	2017	337,500	—	445,652	—	175,000	—	20,178	978,330
Senior Vice President,	2016	300,250	—	522,272	—	285,000	—	24,452	1,131,974
Manufacturing Operations
James L. Posze Jr.	2017	304,000	—	417,799	—	175,000	—	40,192	936,991
Senior Vice President,	2016	294,000	—	411,532	—	280,000	—	38,254	1,023,786
Human Resources	2015	289,500	—	520,256	—	235,000	—	36,657	1,081,413

(1)
Represents the aggregate grant date fair value for performance share awards and restricted stock awards computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in the “Incentive Stock Plans” sections in the notes to our financial statement included in our Annual Reports on Form 10-K for 2017, 2016 and 2015.

The grant date fair value of the 2017 performance share awards is as follows: Mr. Boynton, $2,242,236; Mr. Ruperto, $720,720; Mr. Herman, $560,566; Mr. Manzer, $320,322 and Mr. Posze, $300,302.
The grant date fair value of the 2017 restricted stock awards is as follows: Mr. Boynton, $877,353; Mr. Ruperto, $282,007; Mr. Herman, $219,342; Mr. Manzer, $125,330 and Mr. Posze, $117,497.

(2)
The grant date fair value of awards subject to performance conditions, as reported in footnote (1), is computed based on probable outcome of the performance condition as of the grant date for the award. The following amounts reflect the grant date award value assuming maximum performance is achieved under the 2017 performance share awards : for Mr. Boynton, $5,117,859; Mr. Ruperto, $1,645,028; Mr. Herman, $1,279,481; Mr. Manzer, $731,127 and Mr. Posze, $685,434.

(3)	Amounts under the “Non-Equity Incentive Plan Compensation” column represent bonus awards under our 2017, 2016 and 2015 Annual Corporate Bonus Programs discussed in the CD&A.

(4)
Represents the annual change in actuarial present value of the participant’s pension benefit under Rayonier Advanced Materials’ retirement plans and above market interest on non-qualified deferred compensation in 2017.

(5)    The All Other Compensation column in the Summary Compensation Table above includes the following for 2017:

	Paul G. Boynton	Frank A. Ruperto	Michael R. Herman	William R. Manzer	James L. Posze Jr.
	($)	($)	($)	($)	($)
Financial/tax planning services (1)	56,806	—	10,000	—	10,000
Life insurance premiums	1,229	659	594	515	466
401(k) Plan company contributions	10,800	10,800	10,800	1,808	10,197
401(k) Retirement contribution/Enhanced Match	—	8,100	—	8,100	8,100
Cell Phone Stipend	360	360	360	360	360
Excess Savings Plan company contributions	22,485	21,842	5,019	7,508	11,068
Executive annual physical	4,934	2,335	1,640	1,887	—
Wellness	—	—	259	—	—
Payment of accrued dividends	2,610	4,655	—	—	—
Total	99,224	48,751	28,672	20,178	40,192
(1) Financial/tax planning services for Mr. Boynton are capped at $25,000 for each year, however, unused funds from the prior two years may be added to the current years available balance.

CEO Pay Ratio

Pursuant to a direction under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio between the median of the annual total compensation of our employees to the total annual compensation of the chief executive officer.

The rule allows some flexibility in determining the “median employee”. While all companies must calculate annual total compensation for purposes of calculating the ratio as it would be reported in the Summary Compensation Table of the annual proxy statement, the rule allows companies to use a Consistently Applied Compensation Measure (“CACM”), such as information derived from tax and/or payroll records, for purposes of calculating the compensation used to identify the median employee.

In determining our median employee, a listing was prepared of all employees as of October 1, 2017. As allowed under the rule, non-U.S. employees were excluded from the calculation under a de minimis exemption which permits companies to omit non-U.S. employees where they account for 5% or less of the company’s total employees. Based on this exemption, we excluded 8 employees in the United Kingdom, China and Japan. Without this exemption, we had a total employee population of 1,189 employees which we used for our de minimis calculation. Additionally, pursuant to applicable rules, the calculations exclude approximately 3,000 employees who joined the Company through the acquisition of Tembec Inc. in November 2017, although this population will be included in future years. After determining the list of employees as of October 1, 2017, we applied the following CACM: W-2 Box 1 wages. Our 2017 results are as follows:

•	Median Employee total annual compensation: $83,104

•	CEO total annual compensation: $7,972,007

•	Ratio of CEO total annual compensation to Median Employee Compensation: 96:1

We believe this ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.
.

Grants of Plan Based Awards
This table discloses potential payouts under the 2017 Annual Corporate Bonus Program for NEOs, together with 2017 Equity Incentive Program restricted stock awards and potential payouts under our 2017 Equity Incentive Program performance share awards.

Name	Grant Date	Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul G. Boynton		12/15/2016	156,000	975,000	1,950,000
	3/1/2017	12/15/2016				45,866	152,886	382,215		2,242,236
	3/1/2017	12/15/2016							65,523	877,353
Frank A. Ruperto		12/15/2016	43,432	271,450	542,900
	3/1/2017	12/15/2016				14,473	49,142	122,855		720,720
	3/1/2017	12/15/2016							21,061	282,007
Michael R. Herman		12/15/2016	38,552	240,950	481,900
	3/1/2017	12/15/2016				11,467	38,222	95,555		560,566
	3/1/2017	12/15/2016							16,381	219,342
William R. Manzer		12/15/2016	29,784	186,150	372,300
	3/1/2017	12/15/2016				6,552	21,841	54,603		320,322
	3/1/2017	12/15/2016							9,360	125,330
James L. Posze Jr.		12/15/2016	25,622	160,140	320,280
	3/1/2017	12/15/2016				6,143	20,476	51,190		300,302
	3/1/2017	12/15/2016							8,775	117,497

(1)
2017 Equity Incentive Program award grants were approved in December 2016 and the grant date reflects the date on which the Compensation Committee approved the applicable performance measures. The number of shares granted were determined as of March 1, 2017, using the average close price from the ten trading days prior to March 1, 2017. For the Non-Equity Incentive Plan Awards, the approval date reflects the date on which the Compensation Committee approved the 2017 Annual Corporate Bonus Program.

(2)
Reflects potential bonus awards under the 2017 Annual Corporate Bonus Program. Awards can range from 0% to 200% of the target bonus award. See the “2017 Annual Corporate Bonus Program” section of the CD&A. The actual amount earned by each named executive officer for 2017 is reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. The applicable performance measures for the 2017 Annual Corporate Bonus Program were approved on December 15, 2016.

(3)
Reflects potential payouts, in number of shares, under the 2017 performance share awards, which is part of the overall 2017 Equity Incentive Program. Awards can range from 0% to 200% of the target award based on ROIC performance plus a potential additional 25% based on the cumulative TSR modifier. Please refer to the “A Closer Look at Performance Shares” section of the CD&A.

(4)	Reflects time-based restricted stock grant awards for 2017, granted as part of our 2017 Equity Incentive Program, which vest and become exercisable on the third anniversary of the grant date.

(5)
Reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. For performance shares, the grant date fair value is computed using the Monte Carlo simulation model which utilizes multiple input variables that determine the probability of satisfying the performance conditions stipulated in the award to determine the fair market value.

As discussed in the CD&A, the Summary Compensation Table and Grants of Plan-Based Awards Table reflect that, consistent with the Compensation Committee’s stated philosophy, the majority of total targeted compensation for NEOs for 2017 was allocated to performance-based incentives. Performance-based incentive awards are discussed in further detail in the CD&A.

Outstanding Equity Awards at Fiscal Year End

This table discloses outstanding equity awards for the NEOs as of December 31, 2017 (including cash-settled stock units).

Name	Option Awards (4)					Stock Awards (4)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards
						Stock Award Grant Date			Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Paul G. Boynton	20,091	—	36.5528	1/2/2014	1/2/2024
	13,986	—	45.2121	1/2/2013	1/2/2023
	13,774	—	38.1593	1/3/2012	1/3/2022
	7,523	—	31.8108	1/3/2011	1/3/2021
	8,957	—	24.2426	1/4/2010	1/3/2020
	14,767	—	17.3358	1/2/2009	1/1/2019
	9,799	—	26.6823	1/2/2008	1/2/2018
						1/2/2015	43,922	$898,205
						3/1/2016	121,563 (5)(a)	$2,485,963
						3/1/2017	65,523	$1,339,945
						1/2/2015			204,968	$4,191,596
						3/1/2016			180,000 (5)(b)	$3,681,000
						3/1/2016			180,000 (5)(c)	$3,681,000
						3/1/2016			207,294 (5)(d)	$4,239,162
						3/1/2017			305,772	$6,253,037
Frank A. Ruperto	4,173	—	39.4393	3/31/2014	3/31/2024
						3/31/2014	726 (6)	$14,847
						1/2/2015	9,982	$204,132
						1/2/2015	12,500 (7)	$255,625
						3/1/2016	20,000 (8)	$409,000
						3/1/2016	36,903	$754,666
						3/1/2017	21,061	$430,697
						1/2/2015			46,584	$952,643
						3/1/2016			123,097 (9)(a)	$2,517,334
						3/1/2016			49,117 (9)(b)	$1,004,443
						3/1/2017			98,284	$2,009,908
Michael R. Herman	4,327	—	36.5528	1/2/2014	1/2/2024
	3,263	—	45.2121	1/2/2013	1/2/2023
	3,850	—	38.1593	1/3/2012	1/3/2022
	4,581	—	31.8108	1/3/2011	1/3/2021
	5,981	—	24.2426	1/4/2010	1/4/2020
	7,347	—	26.6823	1/2/2008	1/2/2018
						1/2/2015	9,317	$190,533
						1/2/2015	10,000 (7)	$204,500
						3/1/2016	30,390	$621,476
						3/1/2017	16,381	$334,991

Name	Option Awards (4)					Stock Awards (4)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards
						Stock Award Grant Date			Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
						1/2/2015			43,478	$889,125
						3/1/2016			141,822	$2,900,260
						3/1/2017			76,444	$1,563,280
William R. Manzer	1,390	—	36.5528	1/2/2014	1/2/2024
	1,047	—	45.2121	1/2/2013	1/2/2023
	1,102	—	38.1593	1/3/2012	1/3/2022
	655	—	33.0651	1/24/2011	1/24/2021
						1/2/2015	4,991	$102,066
						1/2/2015	6,250	$127,813
						3/1/2016	13,024	$266,341
						5/23/2016	15,000 (8)	$306,750
						3/1/2017	9,360	$191,412
						1/2/2015			9,982	$204,132
						3/1/2016			60,780	$1,242,951
						3/1/2017			43,682	$893,297
James L. Posze Jr.	2,163	—	36.5528	1/2/2014	1/2/2024
	1,399	—	45.2121	1/2/2013	1/2/2023
	828	—	38.1593	1/3/2012	1/3/2022
	729	—	31.8108	1/3/2011	1/3/2021
						1/2/2015	4,658	$95,256
						1/2/2015	10,000 (7)	$204,500
						3/1/2016	16,280	$332,926
						3/1/2017	8,775	$179,449
						1/2/2015			21,740	$444,583
						3/1/2016			75,976	$1,553,709
						3/1/2017			40,952	$837,468

(1)
Option awards vest and become exercisable in one-third increments on the first, second and third anniversaries of the grant date. Restricted stock awards and cash-settled stock unit awards vest on the third anniversary of the grant date, except as described in footnote (5) below.

(2)
Represents performance share and cash-settled performance stock unit awards granted in 2015, 2016 and 2017, with a 36-month performance period. These awards are immediately vested following the completion of the performance period upon determination of the amount earned, if any. Under the terms of our performance share awards, the actual award value can range from zero to 200% of target, with up to an additional 25% under our TSR modifier measured cumulatively over the three-year performance period. See the “A Closer Look at Performance Shares” section of the CD&A. The amounts reported here for the 2015 performance shares reflect the amount earned for the performance period ending December 31, 2017 as discussed in the CD&A. The amounts reported here for 2016 and 2017 awards assume maximum performance achievement, but the amounts actually earned pursuant to these awards, if any, will not be determined until following the end of the respective performance periods on December 31, 2018 and December 31, 2019.

(3)	Value based on the December 29, 2017 closing stock price of Rayonier Advanced Materials stock of $20.45.

(4)	Share amounts and option exercise prices shown have been adjusted to reflect a June 2014 valuation adjustment due to our 2014 spinoff from our former parent company.

(5)
For his 2016 Equity Incentive Program award, Mr. Boynton is subject to an annual 180,000 Common Stock share limit provided in the Equity Incentive Plan document in effect at the time of the grant. Therefore, his 2016 Equity Incentive Program award is capped at 180,000 performance shares with the balance of his performance-based award made in the form of cash-settled performance stock units, which are subject to the same performance and vesting conditions as the performance shares, and the time-based portion of his 2016 Equity Incentive Program grant was made in the form of cash-settled stock units which track our stock price and are subject to the same three-year cliff vesting as our time-based restricted shares. All cash-settled unit awards were made outside of the Equity Incentive Plan document in effect at the time of the grant. The amount referenced as (a) represents Mr. Boynton’s time-based cash-settled stock units. The amount referenced as (b) represents the portion of Mr. Boynton’s 2016 Equity Incentive Program performance share award that will be settled in shares of RYAM stock assuming maximum performance achievement; no more than 180,000 shares of RYAM stock may be issued to Mr. Boynton pursuant to this award. The amount referenced as (c) represents the portion of Mr. Boynton’s performance share award that will be settled in cash assuming maximum performance achievement. The amount referenced as (d) represents Mr. Boynton’s cash-settled performance stock units, subject to the same performance and vesting conditions as the performance shares. Actual amounts earned pursuant to performance-based awards will not be determined until following the end of the three-year performance period ending December 31, 2018 based on actual performance achievement.

(6)
Represents Mr. Ruperto’s sign-on restricted stock grant, 40% of which vested on the second anniversary of the grant date and the remaining 60% of which is scheduled to vest in equal increments over the following three anniversaries of the grant date.

(7)	Represents a retention award in the form of a restricted stock grant which vests on the fourth anniversary of the grant date.

(8)
For Mr. Ruperto, represents a retention award in the form of a restricted stock grant which vests on the third anniversary of the grant date. For Mr. Manzer, represents a restricted stock grant in respect of a promotion, which vests on the fourth anniversary of the grant date.

(9)
For his 2016 Equity Incentive Program award, Mr. Ruperto is subject to an annual 180,000 Common Stock share limit provided in the Equity Incentive Plan document, which was in effect at the time of the grant. The amount referenced as (a) represents the portion of Mr. Ruperto’s 2016 Equity Incentive Program performance share award that will be settled in shares of RYAM stock assuming maximum performance achievement; no more than 123,097 shares of RYAM stock may be issued to Mr. Ruperto pursuant to this award. The amount referenced as (b) represents the portion of Mr. Ruperto’s performance share award that will be settled in cash assuming maximum performance achievement. Actual amounts earned pursuant to performance-based awards will not be determined until following the end of the three-year performance period ending December 31, 2018 based on actual performance achievement.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Paul G. Boynton	—	—	—	—
Frank A. Ruperto	—	—	363	4,882
Michael R. Herman	—	—	—	—
William R. Manzer	—	—	—	—
James L. Posze Jr.	—	—	—	—
(1)Represents vesting of restricted stock.
Pension Benefits
The following table illustrates the present value of accumulated benefits payable under the Retirement Plan for Salaried Employees of Rayonier Advanced Materials Inc., a tax qualified retirement plan (the “Retirement Plan”), and the Rayonier Advanced Materials Inc. Excess Benefit Plan, a non-qualified retirement plan (the “Excess Retirement Plan”), at the earliest eligible retirement age.

Name (1)	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Paul G. Boynton	Rayonier Advanced Materials Salaried Plan	18.7	$1,026,302	—
	Rayonier Advanced Materials Excess Benefit Plan	18.7	$7,774,960	—
Michael R. Herman	Rayonier Advanced Materials Salaried Plan	14.3	$775,196	—
	Rayonier Advanced Materials Excess Benefit Plan	14.3	$1,542,509	—

(1)	Messrs. Ruperto, Manzer and Posze are not participants in our defined benefit pension plans.

(2)
Determined using the assumptions that applied for FASB ASC Topic 715-30 disclosure as of December 31, 2017. These assumptions include the 2014 Mercer MILES Mortality Table and Mortality Improvement Scale and an interest rate of 3.70%. Employees are assumed to retire at the earliest age that they will be eligible for an unreduced pension (i.e. age 60 and 15 years of service or age 65). None of our NEOs are currently eligible for an unreduced pension. Mortality is assumed from that date only. Benefits are assumed to be paid in the normal form of payment which is a life annuity for single employees and the 90/50 survivor form for married employees.

The Retirement Plan is a tax-qualified retirement plan covering substantially all eligible salaried employees hired prior to January 1, 2006. This Plan provides income replacement following retirement through the payment of monthly pension benefits based upon the employee’s average final compensation and years of service. The costs of benefits under the Retirement Plan are borne entirely by the Company. Consistent with the Company’s desire that salaried employees take a more active role in saving for retirement, this benefit was replaced by an increased retirement contribution under the Rayonier Advanced Materials Investment Savings Plan for Salaried Employees for new salaried employees effective January 1, 2006.
For the period through December 31, 2003, the annual pension amounts to two percent of a member’s average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of a member’s average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the member’s primary Social Security benefit for each year of benefit service to a maximum of 40 years, provided that no more than one-half of the member’s primary Social Security benefit is used for such reduction. Effective January 1, 2004, the Retirement Plan was amended so that for future service the annual pension amounts to one and one-half percent of a member’s final average compensation for each year of benefit service to a maximum of 40 years.

A member is vested in benefits accrued under the Retirement Plan upon completion of five years of eligibility service. Messrs. Boynton and Herman are vested in their accrued benefits. Normal retirement is at age 65. The Retirement Plan also provides for unreduced early retirement pensions for participants who retire at or after age 60 following completion of 15 years of eligibility service. Reduced benefits are available at age 55 with at least 10 years of service (“Standard Early Retirement”) or as early as age 50 with age plus eligibility service equal to at least 80, or as early as age 55 with at least 15 years of eligibility service (“Special Early Retirement”). The plan benefit for a member eligible for Standard Early Retirement will be reduced by 3% for each year of age under 65 (e.g., age 64 would result in 97% of the benefit payable). The Retirement Plan benefit for a member eligible for Special Early Retirement will receive a 5% reduction for each year of age under 60 (e.g., age 59 would result in 95% of the benefit payable).
A member’s average final compensation includes salary and approved bonus payments calculated under the Retirement Plan as follows: (1) the member’s average annual base salary for the five calendar years during the member’s last 120 calendar months of service which yield the highest such average, plus (2) the member’s average approved bonus payments for the five calendar years during the member’s last 120 calendar months of service which yield the highest such average.

The Excess Plan was adopted to meet the retirement needs of a small segment of its salaried employee population affected by limits imposed under federal law. The Excess Plan was frozen to new participants effective January 1, 2006. Applicable federal law limits the amount of benefits that can be paid and the compensation that may be recognized under a tax-qualified retirement plan. Tax-qualified retirement plan participants whose annual benefit at the time of payment exceeds the IRC Section 415 limitations or whose benefit is limited on account of the IRC Section 401(a)(17) limitation on compensation are participants in the Excess Plan. The practical effect of the Excess Plan is to continue calculation of benefits after retirement to all employees on a uniform basis regardless of compensation levels. All employees covered by the Retirement Plan are eligible under the Excess Plan to the extent their compensation exceeds the IRC limits noted above.

Non-Qualified Deferred Compensation
The following table illustrates the contributions made under the Rayonier Advanced Materials Inc. Excess Savings and Deferred Compensation Plan during the last fiscal year.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions in Last FY ($)	Aggregate Balance at Last FYE ($) (2)
Paul G. Boynton	42,570	22,485	15,690	1,822,604	544,919
Frank A. Ruperto	10,400	21,842	1,743	—	69,023
Michael R. Herman	3,454	5,019	3,908	—	132,266
William R. Manzer	—	7,508	928	—	29,729
James L. Posze Jr.	5,092	11,068	1,630	—	59,319

(1)	All executive and Company contributions in the last fiscal year are reflected as compensation in the Summary Compensation Table.

(2)
To the extent that a participant was a named executive officer in prior years, executive and Company contributions included in the Aggregate Balance at Last FYE column have been reported as compensation in the Summary Compensation Table for the applicable year.

The Rayonier Advanced Materials Inc. Excess Savings and Deferred Compensation Plan (the “Excess Savings Plan”) is a nonqualified, unfunded plan that consists of two components, an Excess Savings component (a supplement to the Rayonier Advanced Materials Investment Savings Plan for Salaried Employees (the “Savings Plan”)) and an Excess Base Salary and Bonus Deferral component.
The Savings Plan, which is our tax qualified 401(k) plan, is not reflected in the table above which under SEC rules covers only our non-qualified deferred compensation plan. The Savings Plan is designed to encourage salaried employees to save and invest for retirement. Under this Plan, employees may contribute up to the annual IRS limits on a pre-tax basis. The Company matches such contributions at a rate of $.50 for each $1.00 up to 8% of the employee’s base salary. In addition, for 2017, the Company made an annual retirement contribution to each participant’s account equal to 3% of base salary and annual bonus for employees hired after January 1, 2006. The retirement contribution was increased, and automatic enrollment of all new salaried employees in the Savings Plan implemented, coincident with the closing of the Company’s defined benefit pension plan to new salaried employees effective January 1, 2006. This change reflects the Company’s desire that salaried employees take a more active role in planning, saving and investing for retirement.
The Company contributions to the Savings Plan, both matching and retirement contributions, vest at a rate of 20% per year over the participant’s first five years of employment. These contributions are reflected as compensation in the Summary Compensation Table.
The Excess Savings Plan supplements the Savings Plan by providing employees with Company contributions that are lost due to the IRC regulations limiting employee contributions to tax qualified 401(k) plans. Participants can contribute up to 8% of total base salary. The Company contributes up to 4% of total base salary (reduced by the regular matching contributions made under the Savings Plan). Amounts contributed by participants and the Company match, are unsecured, but earn a return equal to 120% of the applicable federal long-term rate (adjusted monthly). The average interest rate in 2017 was 3.17%. Excess Savings participants may elect to receive a lump sum or annual installments upon termination of employment.
The Excess Base Salary and Bonus Deferral component of the Excess Savings Plan allows employees with a base salary in excess of $170,000 the opportunity to defer up to 100% of their base salary and all or any portion of their annual bonus. Amounts deferred are unsecured, but earn a return equal to the 10-year treasury rate plus 1.50% (adjusted monthly). The average treasury interest rate in 2017 was 2.33%. Excess Base Salary Deferral and Annual Bonus Deferral participants may elect to receive a lump sum or annual installments not to exceed fifteen years upon termination of employment or a specific date.
All NEOs were eligible and, with the exception of Mr. Manzer, participated in the Excess Savings component of this Plan in 2017. While all NEOs were eligible, no NEOs elected deferrals under the Excess Base Salary and Bonus Deferral component in 2017.

Potential Payments Upon Termination or Change in Control
The following table reflects potential termination or change in control payments to NEOs if a triggering event were to have occurred on December 31, 2017. All payments are as provided under the various severance plans discussed within the CD&A.

Name	Scheduled Severance ($)	Bonus Severance ($)	Pension/401(k) Benefit ($) (3)	Medical/Welfare, Tax and Outplacement Benefits ($) (4)	Acceleration of Equity Awards ($) (5)	Other (6)
Paul G. Boynton
Voluntary Termination	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Involuntary termination[1]	1,950,000	1,950,000				4,540,866
Change in Control	—	—	—	—	7,896,379	4,540,866
Involuntary or voluntary termination for good reason after change in control[2]	2,925,000	5,145,000	6,108,377	94,264	13,237,264	—
Frank A. Ruperto
Voluntary Termination	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Involuntary termination[1]	667,500	407,175	—	—	—	—
Change in Control	—	—	—	—	3,242,163	—
Involuntary or voluntary termination for good reason after change in control[2]	1,335,000	1,410,000	135,750	67,379	7,582,785	—
Michael R. Herman
Voluntary Termination	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Involuntary termination[1]	395,000	240,950	—	—	—	—
Change in Control	—	—	—	—	2,676,332	—
Involuntary or voluntary termination for good reason after change in control[2]	1,185,000	1,290,000	1,065,796	61,869	5,922,525	—
William R. Manzer
Voluntary Termination	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Involuntary termination[1]	365,000	186,150	—	—	—	—
Change in Control	—	—	—	—	1,170,190	—
Involuntary or voluntary termination for good reason after change in control[2]	730,000	570,000	68,200	59,955	2,888,112	—
James L. Posze Jr.
Voluntary Termination	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Involuntary termination[1]	314,000	160,140	—	—	—	—
Change in Control	—	—	—	—	1,417,880	—
Involuntary or voluntary termination for good reason after change in control[2]	628,000	560,000	60,760	63,338	3,229,157	—

As discussed in the CD&A under “Severance Pay Plan and Executive Severance Non-Change in Control Plan”, under our CIC Severance Plan, there are no excise tax reimbursements made for our executives. They are instead subject to a net best provision whereby the executive would be entitled to the greater after-tax benefit of either (i) full CIC payments and benefits, for which the executive is responsible for the payment of any applicable 280G excise tax or (ii) CIC payments and benefits cut back to the amount that would result in no 280G excise tax for the executive.
Our Executive Severance Non-Change in Control Plan provides severance benefits to employees at the level of vice-president and above, including the NEOs, in the event their employment is terminated (other than “for cause” or other non-qualifying terminations defined in the plan). This Executive Severance Non-Change in Control Plan replaces the Severance Pay Plan for Salaried Employees for the executive level group of employees. Benefits may range from 9 months to 24 months of severance.

(1)
Represents the executive’s base salary and target bonus pay times the applicable tier multiplier under the Executive Severance Non-Change in Control Plan (2 times for Tier I, 1.5 times for Tier II and 1 times for Tier III). Mr. Boynton is included in Tier I, Mr. Ruperto in Tier II and Messrs. Herman, Manzer and Posze are included in Tier III.

(2)
For purposes of calculating Scheduled Severance, the executive’s base salary is multiplied by the applicable tier multiplier under the CIC Plan (3 times for Tier I and 2 times for Tier II). Messrs. Boynton, Ruperto and Herman are included in Tier I and Messrs. Manzer and Posze are included in Tier II. For purposes of calculating the Bonus Severance, the applicable tier multiplier is applied to the greater of: (i) the highest annual bonus received over the three years preceding the termination of employment; (ii) the target bonus for the year in which the change in control occurred; or (iii) the target bonus in the year of termination.

(3)
Represents the actuarial value of an additional two or three years, based on the applicable tier multiplier, of eligibility service and age under the Company’s retirement plans and additional years participation in the Savings Plan at the executive’s current contribution levels.

(4)
Represents: (i) the present value of the annual Company contribution to health and welfare plans times the applicable tier multiplier; (ii) the value of the executives annual tax and financial planning allowance of $25,000 for Mr. Boynton, and $10,000 for all other NEOs; and (iii) up to $30,000 in outplacement services.

(5)
Effective January 1, 2016, our CIC Plan and Equity Incentive Plan were amended to eliminate automatic vesting of time-based equity awards upon a change in control, with automatic vesting of performance-based awards at target only if actual performance exceeded target at the time of the change in control. Under our CIC Severance Plan and our Equity Incentive Plan adopted at the annual meeting of stockholders in May 2017, time-based and performance-based equity awards vest only upon a qualifying termination event occurring within two years following a change in control unless the awards are not assumed by the acquirer.

For stock option awards, the value was calculated as the difference between the closing price of the Company’s stock on December 31, 2017 and the option exercise price. Performance shares awards (reflected here at maximum for 2015 and 2016, and target for 2017) and restricted stock awards were valued using the closing price of the Company’s stock on December 31, 2017. Any payout of performance shares is subject to any common stock share cap under the Equity Incentive Plan in effect at the time of grant. Under the CIC Severance Plan, outstanding performance shares for which the performance period is not more than 50% complete vest at target upon a change in control. Outstanding performance shares for which the performance period is more than 50% complete at the time of the change in control will vest at the greater of target or actual performance achievement as determined pursuant to CIC Severance Plan terms.

(6)
This amount reflects the $4 million cash payment plus interest to which Mr. Boynton would be entitled upon a change in control or any involuntary termination of employment by the Company pursuant to the terms of the CEO Agreement, as defined under “Agreements with our NEOs”.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary, vacation pay, regular pension benefits, welfare benefits and 401(k) and nonqualified deferred compensation distributions. Amounts that would be distributed pursuant to the Company’s nonqualified deferred compensation plans are indicated in the Nonqualified Deferred Compensation table. Other than as reflected in the table and footnote (3) above, amounts that would be distributed pursuant to the Company’s tax-qualified and non-qualified retirement plans are indicated in the Pension Benefits table.
A termination by an executive within two years after a change in control would generally be for “good reason” if it results from: (i) a significant diminution in the executive’s position or the assignment to the executive of any duties inconsistent in any respect with his or her position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately before the change in control; (ii) any material reduction in the executive’s salary, bonus opportunities, benefits or other compensation; (iii) the relocation of the executive’s principal place of business by more than 35 miles from his or her previous principal place of business; or (iv) any termination of the CIC Severance Plan other than by its express terms. Regardless of whether a change in control had occurred, an executive would not be entitled to payments under the CIC Severance Plan if he or she was terminated for cause. A termination of an executive generally would be “for cause” if it was due to: (i) the willful and continued refusal of the executive to substantially perform his or her employment duties following written notification by Rayonier Advanced Materials’ Board of Directors; or (ii) engagement by the executive in illegal conduct or gross misconduct that is demonstrably injurious to the Company, including an indictment or charge by any prosecuting agency with the commission of a felony.
The Company may condition payment of a portion of an executive’s severance benefits under the CIC Severance Plan upon his or her agreement to adhere to confidentiality covenants, as well as to refrain from disparaging the Company (subject to certain limitations as required by law) or its products; competing directly with the Company; inducing certain employees to terminate employment or service with the Company. These covenants would generally remain in effect for the shorter of one year from the executive’s termination or two years following a change in control, except that the confidentiality covenants would remain in effect for the longer of two years from the executive’s termination or three years following a change in control. By accepting the conditioned payments, an executive will be deemed to have consented to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any equitable proceeding that may be brought by Rayonier Advanced Materials to enforce such covenants.
Unless otherwise indicated, all cash payments would be made by the Company in a lump sum, although the timing of some payments and benefits may be delayed for six months after termination in accordance with IRC Section 409A, which regulates deferred compensation. The Company has established two rabbi trusts related to the CIC Severance Plan. One is designed to defray the legal costs incurred by the executives in enforcing their rights under the CIC Severance Plan if the Company does not to meet its obligations. The Company has funded $250,000 per participant to this trust. If there is a change in control at the Company, the Company would transfer to the second trust an amount sufficient to satisfy the cash payments that would be required to be paid in the event of a qualifying termination of executives covered under the CIC Severance Plan.

Agreements with our NEOs

Mr. Boynton

On May 27, 2014, the Board of Directors of our former parent company approved a retention award agreement between the Company and Mr. Boynton in his capacity as President and CEO (the “CEO Agreement”), which became effective on the closing date of our 2014 spinoff of Rayonier Advanced Materials from its former parent, which was June 27, 2014 (the “Effective Date”). The CEO Agreement provides Mr. Boynton with a $4 million retention award payable subject to Mr. Boynton’s continued employment with the Company through August 31, 2018 or an earlier date upon the occurrence of certain events (the “Vesting Date”). While the CEO Agreement originally provided that the award would be payable in shares of Common Stock, plus dividend equivalents and interest thereon, the CEO Agreement was subsequently amended by the Board, upon the recommendation of the Compensation Committee, to provide that the award will be payable solely in cash upon the Vesting Date. Upon vesting, Mr. Boynton will receive a $4 million cash payment credited with interest at a fixed rate of 3.25%, from the Effective Date. Mr. Boynton will become immediately entitled to payment of the award upon the occurrence of a change in control, as defined in the CIC Severance Plan, on or prior to the Vesting Date or upon our termination of Mr. Boynton’s employment other than for cause.

Mr. Boynton’s background and experience, prior to and during his employment with the Company’s former parent, uniquely qualified him to become our Chairman and CEO following our 2014 spinoff. The Board of Directors of the Company’s former parent, in consultation with Exequity, its independent compensation consultant, made this award to ensure necessary management continuity of the newly formed Company following our 2014 spinoff.

Mr. Ruperto

In March 2014, Mr. Ruperto commenced employment with the Company’s former parent as Senior Vice President, Corporate Development and Strategic Planning. Following our June 2014 spinoff, Mr. Ruperto joined Rayonier Advanced Materials, and in November 2014 he was promoted to serve as our Chief Financial Officer and Senior Vice President, Finance and Strategy. Upon his appointment, Mr. Ruperto was granted a long-term incentive award with a grant date value of approximately $750,000, paid 80% in the form of performance shares and 20% in the form of stock options, and a restricted stock grant of approximately $250,000 upon commencement of employment, 40% of which vested on the second anniversary of the grant date and the remaining 60% of which is scheduled to vest in equal increments in 2017, 2018, and 2019, respectively. If Mr. Ruperto voluntarily resigns he will forfeit any unvested portion of this restricted stock grant.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant time commitment and the skills and experience level necessary for directors to fulfill their duties.

The Nominating Committee’s annual compensation review includes a periodic analysis of data, comparing the Company’s director compensation levels against a peer group of publicly-held companies. Exequity, the Board’s independent compensation consultant, provides the Nominating Committee with advice, counsel and recommendations with respect to the composition of the peer group and competitive data used for benchmarking our director compensation program. The Nominating Committee uses this and other information provided by Exequity to reach an independent recommendation regarding compensation to be paid to our directors. The Nominating Committee’s final recommendation is then given to the full Board for review and final approval.

Our directors are subject to minimum stock ownership and stock retention requirements as discussed in the Mandatory Stock Ownership section below.

2017/2018 Cash Compensation Paid to Non-Management Directors

Non-management director compensation is set by the Board after considering the recommendation of the Nominating Committee. For the 2017-2018 period, which ends with the May 21, 2018 Annual Stockholders Meeting, each non-management director receives the following cash compensation (which is prorated for partial year service):

•	annual cash retainer of $55,000, payable in equal quarterly installments

•	annual cash retainers to members of the Audit, Compensation and Nominating Committees of $12,500, $7,500 and $5,000, respectively, payable in equal quarterly installments

•	additional annual cash retainers for the chairs of the Audit, Compensation and Nominating Committees of $20,000, $15,000 and $10,000, payable in equal quarterly installments

•	annual cash retainer for the Independent Lead Director of $25,000, payable in equal quarterly installments; and

•
to the extent that a director attends more than five meetings in excess of the “standard year” schedule, then, beginning with the sixth non-standard year meeting, the director would be paid a meeting fee at the rate of $2,000 per meeting for the Board and Audit Committee, and $1,500 for meetings of the Compensation

Committee and Nominating Committee, provided, however, that the fee for a director participating by telephone in a non-telephonic meeting of the Board or any committee is half of the otherwise applicable fee.

Annual Equity Awards

For the 2017-2018 period, each non-management director received a restricted stock award equivalent to $95,000 based on grant date value (which is prorated for partial year service), to vest on May 21, 2018 if the director has not voluntarily left the Board prior to such date (other than due to the director ’s death or disability or in the event of other extraordinary circumstances as determined by the Nominating Committee).

Dividends on restricted stock awards accrue in a separate account and are paid upon vesting together with interest equal to the Prime Rate.

Limit on Annual Equity Awards

At the Company’s 2016 Annual Meeting of Stockholders, the stockholders approved an amendment to our Equity Incentive Plan beginning for the 2016-2017 period, to cap annual equity awards to each director at not more than $300,000 per year. As described above, each Director’s current annual equity award is valued at $95,000.

Cash Fees Deferral Plan

Directors may defer up to 100% of their cash compensation. Any deferred amounts are paid to the director in a single lump sum on the later of the date the director becomes 74 or the conclusion of the director’s term, or upon termination as a director, if prior to age 74. Any deferred amounts earn interest at a rate equal to the Prime Rate as reported in The Wall Street Journal and is compounded annually (the “Prime Rate”).

Mandatory Stock Ownership

Each of our directors is required to own Company stock totaling not less than the number of shares constituting the equity portion of his or her annual retainer for the previous four years.

Other Compensation and Benefits

The Directors’ Charitable Award Program, established by the Company’s former parent in 1995 and discontinued for its new directors effective January 1, 2004, allowed directors to nominate up to five organizations to share a total contribution of $1 million from The Rayonier Advanced Materials Foundation, a tax-exempt charitable foundation. Mr. Townsend is the only current director of the Company who participates in this program. Ten retired directors of the Company’s former parent also participate. This program is backstopped by insurance policies purchased prior to our 2014 spinoff. The Company assumed responsibility for this program in our 2014 spinoff.

2017 Director Compensation Table

The following table provides compensation information for the one-year period ended December 31, 2017 for all individuals serving on our Board of Directors at any time from January 1, 2017 until December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Charles E. Adair	72,500	95,008	2,109	169,617
DeLyle W. Bloomquist	75,000	95,008	2,109	172,117
Paul G. Boynton (3)	—	—	—	—
C. David Brown, II	98,375	95,008	2,109	195,492
Mark E. Gaumond	94,375	95,008	2,109	191,492
James F. Kirsch	73,125	95,008	2,109	170,242
Thomas I. Morgan	92,125	95,008	2,109	189,242
Lisa M. Palumbo	72,500	95,008	2,109	169,617
Ronald Townsend	76,875	95,008	2,109	173,992

(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 15 “Incentive Stock Plans” included in the notes to financial statements in our 2017 Annual Report on Form 10-K. On May 23, 2017, each non-management director was granted a restricted stock award equivalent to $95,000 which, based on grant date value ($13.26), corresponded to 7,165 shares of restricted stock, for a total award of $95,008 after rounding (because the Company does not issue fractional shares for director equity awards).

(2)	Represents accrued dividends and interest on restricted stock awards during 2017.

(3)	Mr. Boynton, as an executive officer of the Company, was not compensated for service as a director. See the Summary Compensation Table for compensation information relating to Mr. Boynton during 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows the holdings of persons known to us to beneficially own more than five percent of the Company’s outstanding Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.	6,233,408(1)	12.10%
55 East 52nd Street
New York, NY 10055

The Vanguard Group	6,034,880(2)	11.67%
100 Vanguard Blvd.
Malvern, PA 19355

Renaissance Technologies LLC	3,975,038(3)	7.69%
800 Third Avenue
New York, NY 10022

(1)
Aggregated holdings and percent of class as of December 31, 2017 as reported to the SEC on Schedule 13G/A on February 8, 2018, indicating sole voting power over 6,133,190 shares of Common Stock; sole dispositive power over 6,214,366 shares of Common Stock; and shared dispositive power over 19,042 shares of Common Stock.

(2)
Aggregated holdings and percent of class as of December 31, 2017 as reported to the SEC on Schedule 13G/A on February 12, 2018, indicating aggregated sole voting power over 74,577 shares of Common Stock; shared voting power over 9,489 shares of Common Stock; sole dispositive power over 5,956,086 shares of Common Stock; and shared dispositive power over 78,794 shares of Common Stock.

(3)
Aggregated holdings and percent of class as of December 31, 2017 as reported to the SEC on Schedule 13G on February 14, 2018, indicating sole voting power over 3,866,283 shares of Common Stock; sole dispositive power of 3,866,283 shares of Common Stock; and shared dispositive power over 108,755 shares of Common Stock.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table shows the Common Stock beneficially owned as of March 23, 2018 by each of the Company’s directors, each of the NEOs and all directors and executive officers as a group. Unless otherwise indicated, all Common Stock listed below are owned directly by the named individual:

	Beneficial Ownership
Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Exercisable Stock Options (2)	Total Common Stock and Exercisable Stock Options	Percent of Class
Charles E. Adair	21,830		—	21,830	*
De Lyle W. Bloomquist(4)	27,904		—	27,904	*
Paul G. Boynton	364,335	(3)	79,098	443,433	*
C. David Brown, II (4)	34,492		—	34,492	*
Mark E. Gaumond (4)	23,290		—	23,290	*
James F. Kirsch	22,304		—	22,304	*
Thomas I. Morgan	22,648		—	22,648	*
Lisa M. Palumbo	45,538	(3)	—	45,538	*
Ronald Townsend	20,965		—	20,965	*
Michael R. Herman(4)	121,679	(3)	22,002	143,681	*
William R. Manzer	57,121	(3)	4,194	61,315	*
James L. Posze, Jr.(4)	60,890	(3)	5,119	66,009	*
Frank A. Ruperto	131,817		4,173	135,990	*
Directors and executive officers as a group (17 persons)	1,033,665	(3)	121,361	1,155,026	2.23%

*	Indicates that the percentage of beneficial ownership of the director or executive officer does not exceed 1 percent of the class.

(1)
Includes outstanding unvested restricted stock awards as follows: Messrs. Adair, Bloomquist, Brown, Gaumond, Kirsch, Morgan and Townsend and Ms. Palumbo, 7,165 shares, Mr. Boynton, 65,523 shares, Mr. Herman, 56,771 shares, Mr. Manzer, 43,634 shares, Mr. Posze, 35,055 shares, Mr. Ruperto, 91,190 shares and all directors and executive officers as a group, 395,487 shares.

(2)
Pursuant to SEC regulations, stock receivable through the exercise of employee stock options that are exercisable within 60 days after March 23, 2018 are deemed to be beneficially owned as of March 23, 2018.

(3)
Includes the following share amounts allocated under the Savings Plan to the accounts of Ms. Palumbo, 483 shares; Mr. Boynton, 4,223 shares; Mr. Herman, 665 shares; Mr. Manzer, 6,335 shares, Mr. Posze, 1,039 shares and all directors and executive officers as a group, 19,484 shares.

(4)
As of March 23, 2018, the following shares of the Company’s 8.00% Series A Mandatory Convertible Preferred Stock (“Series A Preferred Stock”) were owned as follows: Mr. Bloomquist, 1,950 shares; Mr. Brown, 7,094 shares; Mr. Gaumond, 2,100 shares; Mr. Herman, 1,000 shares and Mr. Posze, 250 shares, which collectively was less than 1% of the Series A Preferred Stock outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of our Company. Based solely on a review of copies of such forms filed with respect to fiscal year 2017 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of the Company’s outstanding Common Stock have complied with the reporting requirements of Section 16(a).

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017 regarding all compensation plans under which equity securities of the Company are authorized for issuance. The number of securities underlying outstanding awards and the weighted average exercise price shown have been adjusted to reflect our 2014 spinoff from our former parent company, Rayonier Inc.

Plan Category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	3,066,514 (1)	$32.26	4,798,574 (2)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	3,066,514	$32.26	4,798,574
(1) Consists of 6,628 outstanding stock options under the 2004 Incentive Stock Plan of our former parent company, Rayonier Inc., 59,428 outstanding stock options awarded under the Rayonier Incentive Stock Plan of our former parent company, Rayonier Inc., 307,829 outstanding stock options awarded under the Rayonier Advanced Materials Incentive Stock Plan and 2,672,928 performance shares (assuming maximum payout) awarded under the Rayonier Advanced Materials Incentive Stock Plan and the Rayonier Advanced Materials 2017 Incentive Stock Plan. The weighted-average exercise price in column (B) does not take performance shares or restricted stock into account.

(2) Consists of shares available for future issuance under the 2017 Rayonier Advanced Materials Incentive Stock Plan.

EXECUTIVE OFFICERS

Our executive officers are elected by the Board of Directors and hold office as determined by the Board. The information set forth below includes the current executive officers of the Company who are not also serving as directors.

Chris Black, 59, Senior Vice President, Forest Products, Paper and Board Business–Mr. Black joined Rayonier Advanced Materials in 2017 as Senior Vice President, Forest Products, Paper and Board Business, following the acquisition of Tembec. Prior to the acquisition, Mr. Black was Executive Vice President, Forest Products, Pulp and Paper at Tembec. Mr. Black began his career in 1983 with Kimberly-Clark Corporation where, over a ten-year period, he held increasingly senior positions in finance and marketing. In 1992, he joined Navistar as Director of Marketing and continued in the heavy truck industry in several sales and general management roles until joining Tembec in 2000. Mr. Black joined Tembec as Vice President, Sales and Marketing, Newsprint Division and was appointed Executive Vice President,

Forest Products, Pulp and Paper in 2013. He holds a B.A. in Economics and a M.B.A. (Finance) from York University in Toronto.

Erin M. Byers, 58, Senior Vice President, High Purity and High Yield Cellulose Business–Mr. Byers joined Rayonier Inc. (an international forest products company with core businesses in timber and real estate) in September 1988 as Senior Research Specialist for R&D. In May 1993, he transferred to the Sales and Marketing group as a Technical Marketing Representative and in May 2007, he was promoted to Director, Cellulose Specialties. In November 2009, he was promoted to Vice President, Sales, Marketing and Research, a position he held until June 2014. Following our 2014 spinoff, Mr. Byers was appointed Vice President, Sales, Marketing and Research of the Company and was elected to his current position effective December 1, 2017. Mr. Byers holds a bachelor’s degree in Paper Science from the State University of New York and a master’s and PhD from the Institute of Paper Chemistry.

John P. Carr, 47, Chief Accounting Officer and Vice President, Controller–Mr. Carr joined Rayonier Inc. (an international forest products company with core businesses in timber and real estate) as Controller, Performance Fibers in July 2006, a position he held until June 2014. Following our 2014 spinoff, Mr. Carr was elected Vice President, Controller of the Company and was elected to his current position effective January 1, 2016. Prior to joining Rayonier Inc., from March 2002 to July 2006, he served as Vice President and Controller at The Haskell Company. From October 2000 to March 2002, Mr. Carr was Director of Financial Reporting, Mergers and Acquisitions at CommTec Industries, Inc. and from September 1993 to October 2000, he was an Audit Manager at Arthur Andersen, LLP. Mr. Carr holds a Bachelor of Business Administration, Accounting from the University of North Florida. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Paolo G. Dottori, 54, Senior Vice President, Supply Chain, External Affairs and Corporate Environmental–Mr. Dottori joined Rayonier Advanced Materials in 2017 as Senior Vice President, Supply Chain, External Affairs and Corporate Environmental, following the acquisition of Tembec. He joined Tembec in 1987, and over the course of his 30-plus year career has worked in various roles in operations and maintenance, engineering, procurement, project management and construction and in energy and environmental management, as well as corporate merger and acquisition transactions. Mr. Dottori is actively involved with industry associations in the electricity and energy sectors and currently acts as a Director and Treasurer of the Board of the Association of Major Power Consumers in Ontario and is a past Director of the Board of the Industrial Gas Users Association. Mr. Dottori holds a degree in mechanical engineering from the University of Toronto and is a member of both the Professional Engineers of Ontario and the Ordre des ingenieurs du Quebec.

Michael R. Herman, 55, Senior Vice President, General Counsel and Corporate Secretary–Mr. Herman joined Rayonier Inc. (an international forest products company with core businesses in timber and real estate) as Vice President and General Counsel in September 2003 and was named Senior Vice President and General Counsel in March 2013, a position he held until June 2014, when the Company was spun-off from Rayonier Inc. Following our 2014 spinoff, Mr. Herman was appointed to his current position for the Company. From 1997 to 2003, he was vice president and general counsel of GenTek Inc., and its predecessor company, General Chemical Corporation, which he joined in 1992. Mr. Herman was also counsel to IBM’s Integrated Systems Solutions Corporation for two years and served four years as an associate with the international law firm Shearman & Sterling. Mr. Herman holds a BA in economics and literature and rhetoric from Binghamton University, and a JD from St. John’s University School of Law.

William R. Manzer, 60, Senior Vice President, Manufacturing Operations–Mr. Manzer joined Rayonier Inc. (an international forest products company with core businesses in timber and real estate) as Vice President, Manufacturing Operations in January 2011, a position he held until June 2014.  Following our 2014 spinoff, Mr. Manzer was appointed to his current position for the Company.  Prior to joining Rayonier Inc., from September 2001 to December, 2010, he was employed in various senior manufacturing roles for Fraser Papers (a manufacturer of specialized printing, publishing and converting papers) and most recently was Senior Vice President, Business Strategy and Projects. Previously, Mr. Manzer worked from January 1991 to August 2001 for Champion International and from June 1980 until December 1991 for Fraser Papers in various pulp and paper manufacturing roles. His responsibilities have included pulp and paper mills in the US and Canada.  Mr. Manzer holds a bachelor’s degree in chemical engineering from the University of Maine, Orono.

James L. Posze, Jr., 53, Senior Vice President, Human Resources–From October 2010 to March 2013, Mr. Posze was Vice President, Human Resources at Rayonier Inc. (an international forest products company with core businesses in timber and real estate), and was promoted to Senior Vice President, Human Resources in March 2013, a position he held until June 2014. Following our 2014 spinoff, Mr. Posze was appointed to his current position for the Company. Prior to joining Rayonier Inc., Mr. Posze was with Albemarle Corporation (a manufacturer of polymers and fine chemicals), where he served as Global Director, Human Resources for more than eight years. Mr. Posze holds a bachelors degree in management from Western Kentucky University.

Frank A. Ruperto, 52, Chief Financial Officer and Senior Vice President, Finance and Strategy–Mr. Ruperto joined Rayonier Inc. (an international forest products company with core businesses in timber and real estate) in March 2014 as Senior Vice President, Corporate Development and Strategic Planning, a position he held until June 2014. Following our 2014 spinoff, he was appointed to the same position at the Company and was appointed to his current position in November 2014. Prior to joining Rayonier Inc., from 2003 to 2012, he served as Managing Director, Mergers and Acquisitions for Banc of America Securities and, subsequent to their merger, Bank of America Merrill Lynch (each a consumer banking and financial services provider).  From 1996 to 2003, Mr. Ruperto held various positions at Merrill Lynch & Co. including Managing Director, Mergers & Acquisitions.  Prior to that, Mr. Ruperto was an Associate with Kidder Peabody & Co./PaineWebber Inc. from 1993 to 1995 and with Smith Barney Inc. from 1995 to 1996.  From 1988 to 1991, he was a Corporate Finance Analyst with Alex. Brown & Sons Inc.  Mr. Ruperto received a Bachelor of Arts with a concentration in economics from Harvard College and holds an MBA, with a major in finance, from The Wharton School of Business at The University of Pennsylvania.

ITEM 2 - ADVISORY VOTE ON “SAY ON PAY”

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules of the SEC, we are providing stockholders with the opportunity to make a non-binding, advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, and in the tables and related narrative disclosure in this Proxy Statement.

As described in detail in such disclosures, our executive compensation programs are designed to drive Company performance, attract, motivate and retain a high-quality leadership team, and focus our senior leaders on the creation of long-term stockholder value. Our compensation programs provide a substantial majority of named executive officer compensation in the form of “at risk” performance-based incentives, consisting primarily of long-term stock-based awards and an annual cash incentive plan. We believe this approach to compensation properly aligns the interest of our executives with those of our stockholders and with the long-term interests of the Company.

Within this framework, we believe that our 2017 compensation program demonstrated our pay-for-performance philosophy. The market headwinds from pricing pressure continued into 2017. However, the organization was well prepared having previously achieved $85 million in cost savings through 2016, while adding an additional $30 million in 2017 for a total of $115 million of cost reductions. These cost improvements mitigated the majority of the price and volume impact and allowed us to deliver $325 million in net income and nearly $212 million of Adjusted EBITDA1 in 2017. Additionally, we generated $130 million in cash flows from operations and $91 of Adjusted Free Cash Flow.

1EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP measures. For reconciliation of these non-GAAP measures to their directly comparable GAAP measures and related information, see “Note about non-GAAP Financial Measures”, appearing on page two of our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 1, 2018 (“Form 10-K”), and the “Performance and Liquidity Indicators” section beginning on page 31 of our Form 10-K.

While cost reductions are important, growth is essential. This was also achieved in 2017 with the successful acquisition of Tembec Inc. The acquisition more than doubles our proforma revenue, and is also immediately accretive to cash flow and earnings. The transaction brought significant additional scale and diversity to our Cellulose

Specialties business with the addition of Tembec’s leading global ethers position. Finally, the acquisition provides geographic and product diversity, creating new opportunities to drive efficiencies and growth.

As evidenced by the Company’s results, we believe that our executive compensation philosophy correctly aligns the interests of our executives with our stockholders and demonstrates the execution of our pay-for-performance philosophy.

Note that this vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the policies and practices described in this Proxy Statement.

This proposal provides stockholders with the opportunity to endorse or not endorse our compensation arrangements for named executives through the following resolution:

“RESOLVED, that the Company’s Stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and any related material).”

While this vote is not binding on our Board of Directors, the Board values the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 3 - PROPOSAL TO APPROVE THE FRENCH SUB-PLAN TO BE IMPLEMENTED UNDER THE RAYONIER ADVANCED MATERIALS INC. 2017 INCENTIVE STOCK PLAN

In August 2015, the French government adopted a new law providing for the grant of “free shares” with preferential tax treatment if certain requirements were satisfied (“French-Qualified Equity Awards”). In December 2016 and December 2017, the French government adopted further changes to this new law under which French-Qualified Equity Awards may be granted (the “Macron Law”). Pursuant to the Macron Law, employees receiving French-Qualified Equity Awards will not be subject to taxation at the time of vesting but instead will be subject to taxation at the time the shares acquired pursuant to the French-Qualified Equity Awards are subsequently sold. Further, under the Macron Law, employer social contributions that were originally due at the time of grant of French-Qualified Equity Awards have been deferred to the date of vesting.

The Rayonier Advanced Materials Inc. 2017 Incentive Stock Plan, as amended (“2017 Plan”), provides the Compensation and Management Development Committee (the “Compensation Committee”) with the authority to interpret, construe and administer the 2017 Plan, including the authority to adopt rules, modifications, procedures and sub-plans as may be necessary or desirable for purposes of granting awards to participants in foreign counties and qualifying any such awards for preferential tax treatment under applicable law. In order to allow us to grant French-Qualified Equity Awards to employees in France in a tax preferential manner under the Macron Law, our Board has adopted a sub-plan setting forth specific terms and conditions applicable to French employees which operates under the 2017 Plan (the “French Sub-Plan”). All terms of the 2017 Plan not modified by the French Sub-Plan continue in full force and effect and are applicable to French Participants (as defined below), subject to applicable law. In the event of any conflict between the 2017 Plan and the French Sub-Plan as they relate to French Participants, the Sub-Plan will prevail.

Stockholders are being asked to approve the French Sub-Plan for the purpose of qualifying under the Macron Law in France, so that French-Qualified Equity Awards that are granted under the French Sub-Plan to individuals who are subject to taxation under French law may qualify for the specific tax treatment described under the Macron Law. We believe that it is in the best interests of the Company and its stockholders to give the Company the discretion to grant French-Qualified Equity Awards in order for the French Subsidiary and French Participants to realize the potential tax benefits of these awards. The French Sub-Plan, including the 2017 Plan, is set forth in Appendix A to this proxy statement. In addition, the French Subsidiary may receive certain tax benefits with respect to awards issued under the French Sub-Plan, including being subject to a lower 20% social insurance contribution upon vesting of French-Qualified Equity Awards.

This proposal will not make any changes to the 2017 Plan itself, and it will not increase the number of shares currently authorized for issuance under the 2017 Plan. Any shares issued with respect to the French-Qualified Equity Awards will be satisfied under the existing share reserve of the 2017 Plan. We are not seeking approval of any additional shares for issuance under the 2017 Plan or the French Sub-Plan.

Summary of the French Sub-Plan To Be Implemented Under the 2017 Plan

This summary of the French Sub-Plan is a summary of the principal features of the French Sub-Plan and does not purport to be a complete description of all of the provisions of the French Sub-Plan. This summary is qualified in its entirety by the full text of the French Sub-Plan.

Awards Under the French Sub-Plan. The French Sub-Plan provides for the grant of RSUs only. We are not required under the Macron Law to grant French-Qualified Awards in France. We may choose, at our discretion, to grant non-qualified awards to French Participants under the 2017 Plan.

Eligible Individuals. Any employee and/or member of the board of directors of Rayonier A.M. France SAS (the “French Subsidiary”) who is a French tax resident and who: (i) is an employee of the Company, (ii) is an employee of any company which the Company directly or indirectly holds at least 10% of the common stock, or (iii) holds a corporate directorship position in the Company, as determined by our Board (a “French Participant”) is eligible to receive, at the discretion of the Compensation Committee, French-Qualified Equity Awards under the French Sub-Plan. No French-Qualified Equity Awards may be granted to French Participants which would result in the aggregate number of underlying shares of Company common stock to be allotted and issued to the French Participants exceeding 10% of the Company’s issued ordinary share capital as at the date of grant of French-Qualified Equity Awards. Additionally, the grant of French-Qualified Equity Awards, and the issue and allotment of underlying shares of common stock, may not result in any one French Participant holding more than 10% of the aggregate share capital of the Company.

Other Terms & Conditions under the French Sub-Plan. French-Qualified Equity Awards may not vest prior to the expiration of a minimum vesting period (the “Vesting Period”) of three years from the date of grant. However, in the event that a French Participant dies during the Vesting Period, his or her French-Qualified Equity Awards will automatically vest and his or her heir(s) and/or eligible successor(s) may request an early issue and allotment of the underlying shares of Company common stock during the six-month period following the French Participant’s death.

Shares issued pursuant to French-Qualified Equity Awards may not be sold during certain designated “blackout” periods. No French-Qualified Equity Awards shall be granted by the Compensation Committee on a date which is later than seventy-six (76) months from the date that the French Sub-Plan is approved by our stockholders.

In the event of a Change in Control, as defined in our 2017 Plan, adjustments to the terms and conditions of the French-Qualified Equity Awards (including the shares underlying them) may be made only in accordance with the 2017 Plan, subject to the terms of the Sub-Plan and applicable French law.

Shares Available for Issuance Under the French Sub-Plan. As of March 15, 2018, a total of 3,625,530 shares of our common stock were available for issuance under the 2017 Plan, including the French Sub-Plan. The approval of the French Sub-Plan will not increase the number of shares or awards available under the 2017 Plan. The number of shares available for issuance under the 2017 Plan is subject to adjustment to reflect stock splits, reorganizations and similar events subject to the French Sub-Plan and applicable law.

Material Tax Consequences to French Participants. French-Qualified Equity Awards issued to French Participants subject to the French social security regime should be subject to the following social and tax regimes at the time of the sale of the shares:

•	Vesting gain (Fair market value of the shares at the date of vesting of the shares):

◦	Taxation at the progressive income tax rate (up to 45%) with a rebate of 50% on the amount of the acquisition gain up to EUR 300k

◦	Social contributions at the rate of 17.2% assessed on the amount of the vesting gain up to EUR 300k and 9.7% above this threshold

◦	Employee social contribution of 10% assessed on the vesting gain exceeding EUR 300k

◦	Potential contribution on high income of 3% or 4%

•	Capital gain (Difference between (i) the sale price of the shares and (ii) the fair market value of the shares at the date of vesting):

◦	Taxation at the flat tax rate of 30% (including income tax at a flat rate of 12.8% and social contributions at 17.2%)

◦	Potential contribution on high income of 3% or 4%

In contrast with the above, vesting gain under nonqualified equity awards issued to French Participants subject to the French social security regime should be fully taxed as salary and thus subject to (i) the progressive income tax rate (up to 45%) without any rebate, (ii) employee social security contributions (approximately 25%) and (iii) potential contribution on high income of 3% or 4%.

The tax consequences of participating in the French Sub-Plan may vary with respect to individual situations, and it should be noted that income tax laws, regulations and interpretations thereof change frequently. French Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local and foreign tax laws.

Summary of the 2017 Plan

As noted above, this proposal does not make any changes to the 2017 Plan itself and is limited to the approval of the French Sub-Plan. However, to comply with applicable law, the material terms of the 2017 Plan are described below. The following is a summary only and does not purport to be a complete description of all of the provisions of the 2017 Plan. This summary is qualified in its entirety by the full text of the 2017 Plan set forth in Appendix A to this proxy statement.

General. The purpose of the 2017 Plan is to attract and retain highly qualified employees and directors and to motivate and reward performance that will lead to sustained increases in stockholder value. The 2017 Plan furthers opportunities for share ownership by our employees in order to increase their proprietary interest in the Company and, as a result, their interest in our long-term success and their commitment to creating stockholder value. All employees and non-employee directors of the Company and its subsidiaries are eligible to receive awards under the 2017 Plan. The 2017 Plan and awards granted under the 2017 Plan are subject to applicable law.

Administration. The Compensation Committee administers the 2017 Plan with the authority to, among other things, interpret the plan, determine eligibility for, grant and determine the terms of awards, and to do all things necessary or appropriate to carry out the provisions and purposes of the 2017 Plan.

Shares Covered by the 2017 Plan. Under the 2017 Plan, the number of shares of common stock available for issuance to eligible directors, officers and employees, including French Participants, is 4,840,000 shares. As of March 15, 2018, a total of 3,625,530 shares of our common stock were available for issuance under the 2017 Plan. If any awards under the 2017 Plan, in whole or in part, are forfeited, terminated, expire unexercised, are settled in cash in lieu of stock, are exchanged for other awards or are released from a reserve for failure to meet the maximum payout under a program, the shares of stock that were theretofore subject to or reserved for such awards shall again be available for awards under the 2017 Plan to the extent of such forfeiture or expiration of such awards or so released from a reserve.

In any calendar year, no individual employee may receive (i) stock options and/or SARs (as defined below) for more than 300,000 shares; (ii) restricted stock and/or RSUs (excluding restricted stock and RSUs (as defined below) not intended to qualify as Qualified Performance Awards) for more than 500,000 shares; or (iii) cash-based Awards intended to qualify as Qualified Performance Awards for more than $7,500,000. The maximum aggregate dollar value of awards that may be issued under the 2017 Plan to any one non-employee director in any calendar year is $300,000. No more than 1,000,000 shares of common stock may be cumulatively available for awards of incentive stock options under the 2017 Plan. The number of shares available under the 2017 Plan as well as individual award limits are subject to equitable adjustment in the event of stock splits, stock dividends and other specified events.

As of March 15, 2018, there were approximately 51,855,725 shares of common stock outstanding, and our closing stock price was $20.06.

Please see above in this proxy statement under “Equity Compensation Plan Information” for additional information regarding outstanding awards and share availability under our 2017 Plan.

Prohibition on Repricing. The 2017 Plan does not permit the repricing of stock options or stock appreciation rights without stockholder approval.

Change in Control. In the event of a change in control (“CIC”), if the surviving entity assumes or otherwise equitably converts or substitutes outstanding equity awards under the 2017 Plan, then those awards will then be subject to “double trigger” vesting. In other words, those awards will remain outstanding and vesting will accelerate only upon a qualifying termination event within two years following the CIC.

Term, Amendment and Termination. The 2017 Plan has a ten-year term which expires on May 22, 2027. The Board may at any time amend, modify, suspend or terminate the 2017 Plan, in whole or in part. Any such amendment, however, will be subject to stockholder approval if such approval is required under NYSE rules or applicable law, including any increase in the number of shares available for issuance under the 2017 Plan or any option repricing. No amendment, modification or termination of the 2017 Plan may in any manner adversely affect any previously granted award without the consent of the participant.

Types of Awards. The 2017 Plan provides for the grant of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), cash-based awards and performance shares.

Restricted Stock and RSUs. Restricted stock is one or more shares of common stock awarded to grantees subject to restrictions determined by the Compensation Committee. An RSU is a contractual right that entitles the grantee to receive shares of common stock (or cash, in the Compensation Committee’s discretion) at a future date subject to terms and conditions determined by the Compensation Committee. The restriction period and vesting restrictions, which may include time-based and/or performance-based vesting criteria, will be determined by the Compensation Committee for each such award. Shares of restricted stock carry voting rights; RSUs do not.

Subject to applicable law, the Compensation Committee may provide that restricted stock and RSU awards earn dividends or dividend equivalents. Any such dividends or dividend equivalents will be accumulated and credited to an account for the participant, settled in cash or stock as determined by the Compensation Committee upon or following vesting of the award, and will be subject to the same terms and conditions, including vesting restrictions, as the underlying award. No dividends or dividend equivalents will be paid on unvested awards.

Except as provided otherwise in the award agreement, in a severance plan covering the grantee, by applicable law, or by the Compensation Committee, if a grantee terminates employment for any reason, any unvested restricted stock and RSUs held by the grantee will be forfeited. In the event of death, disability, retirement or other special circumstances, the Compensation Committee may determine to waive the restrictions with respect to unvested awards.

Stock Options and SARs. Options granted under the 2017 Plan may be either non-qualified stock options or incentive stock options qualifying for special tax treatment under IRC Section 422. The exercise price of any stock option may not be less than the fair market value of the common stock on the date of grant. The term of non-qualified stock options and incentive stock options may not exceed ten years from the date of grant.

SARs may be granted to employees on a stand-alone basis or in tandem with stock options. The exercise of a SAR will entitle the holder to receive cash or shares of common stock (or a combination of cash and stock) having a value equal to the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price of the SAR.

Unless otherwise determined by the Compensation Committee, options and SARs are treated as follows upon termination of a participant’s employment: upon retirement or termination due to disability, all unvested options/SARs held by a participant vest and remain exercisable for a period of five years or until any earlier expiration. Upon a participant’s death, unvested options/SARs are forfeited and vested options/SARs remain exercisable for a period of five years or until any earlier expiration. Upon a participant’s termination for cause, all options/SARs held by the participant are forfeited. Upon termination for any other reason, all unvested options/SARs are forfeited and vested options/SARs remain exercisable for a period of six months or until any earlier expiration.

Cash-Based Awards. The Compensation Committee is authorized to grant awards denominated in cash, subject to such terms and conditions as it may determine. Each cash-based award will specify a payment amount, payment range or a value determined with respect to the fair market value of our stock, as determined by the Compensation Committee. The Compensation Committee may grant cash-based awards intended to qualify as Qualified Performance Awards.

Performance Shares and Other Qualified Performance-Based Awards. The 2017 Plan was also designed to permit the Compensation Committee to structure any award under the 2017 Plan to constitute a qualified performance-based award for purposes of Code Section 162(m), as in effect prior to the 2018 tax year.

Plan Benefits. There were approximately 2,434 employees, including seven officers, and eight non-employee directors of the Company and its U.S. and non-U.S. subsidiaries as of March 15, 2018. Because the Compensation Committee has full discretion to determine who is a participant in the 2017 Plan and to determine the amount and form of awards, there is no way to predict how many employees may ultimately receive awards or the amount and form of awards that will be granted in the future under the 2017 Plan.

Certain U.S. Federal Tax Consequences. The following summary is intended as a general guide to the U.S. federal income tax consequences relating to the awards granted under the 2017 Plan to U.S. participants based on applicable statutory provisions as of the date of this proxy statement, which are subject to change at any time and may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the federal income tax consequences but does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances. State, local, estate and other tax consequences are not addressed below.

Restricted Stock, RSUs and Performance Shares. With respect to restricted stock and RSUs, including performance-based RSUs (or “performance shares”), in general, no income is realized by the grantee at the time of grant.

When restrictions on restricted stock lapse, the grantee will be subject to tax at ordinary income rates on the amount by which the fair market value of the restricted stock at such time exceeds the amount (if any) paid for the award by the grantee. However, a grantee may elect under IRC Section 83(b) within 30 days after the date of receipt of the restricted stock to be taxed differently. In such a case (1) income is realized by the grantee at the time of grant in an amount equal to the excess of the fair market value of such shares of restricted stock at such time (determined without regard to any restrictions which apply to the shares of restricted stock) over the purchase price, if any, of the shares of common stock and (2) when the underlying shares of common stock are sold, the grantee will recognize capital gain or loss measured by the difference between the amount realized on the disposition and the basis of the restricted stock, which will equal the sum of the purchase price and the amount included in gross income under IRC Section 83(b).

With respect to RSUs and performance shares, the grantee will be subject to tax at ordinary income tax rates when the shares of common stock underlying the RSUs or performance shares are delivered to the grantee. Federal income tax will be calculated on the amount by which the fair market value of the stock at the time of delivery exceeds the amount (if any) paid for the award by the grantee. A grantee may not make an election under IRC Section 83(b) with respect to RSUs or performance shares.

With respect to a sale of restricted stock after the forfeiture period has expired, the holding period to determine whether the grantee has long-term or short-term capital gain or loss generally begins when the restrictions expire and the tax basis for such shares of stock will generally be based on the fair market value of such shares of stock on such date (except that an IRC Section 83(b) election will cause the holding period commencement and the tax basis to be determined as of the grant date). With respect to a sale of stock acquired under RSUs or performance shares, the holding period to determine whether the grantee has long-term or short-term capital gain or loss generally begins when the shares of stock were delivered to the grantee. For restricted stock, RSUs and performance shares, the Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the grantee.

Non-Qualified Stock Options. On the exercise of a non-qualified stock option, the optionee will recognize ordinary income for federal income tax purposes on the amount by which the fair market value of the stock on the date of exercise exceeds the exercise price of the option. The optionee will be taxed on this amount in the year of exercise, and the Company generally will be allowed a deduction in this amount for federal income tax purposes in the same year. When the optionee disposes of shares of common stock acquired on the exercise of a non-qualified stock option, any amount received in excess of the fair market value of such shares on the date of exercise will be treated as either a long- or short-term capital gain to the optionee, depending on the holding period of such shares. If the amount received is less than the market value of the shares of common stock on the date of exercise, the loss will be treated as either a long- or short-term capital loss, depending on the holding period of such shares.

Incentive Stock Options. On the exercise of an incentive stock option, no ordinary income will be recognized by the optionee, although the spread between the fair market value of the stock on the date of exercise over the exercise price of the option is an item of tax preference for purposes of the calculation of the optionee’s alternative minimum tax. If the optionee holds the shares of stock for over one year after the date of exercise and two years from the date of grant, then on the sale of the shares of stock (i) the excess of the sale proceeds over the aggregate exercise price of the option will be long-term capital gain to the optionee, and (ii) the Company will not be entitled to a tax deduction under such circumstances. Generally if the optionee sells or otherwise disposes of the shares of stock within one year after the date of exercise, the excess of the fair market value of such shares at the time of exercise over the aggregate exercise price (but generally not more than the amount of gain realized on the disposition) will be ordinary income to the optionee at the time of such disposition. This is sometimes referred to as a “disqualifying disposition.” The Company generally will be entitled to a federal tax deduction equal to the amount of ordinary income recognized by the optionee upon a disqualifying disposition.

Stock Appreciation Rights. With respect to SARs, in general, no income is realized by the grantee at the time the SAR is granted. Generally, at exercise, the grantee will be required to include as ordinary income an amount equal to the fair market value of any shares of stock received on the exercise, and the Company may be entitled to a federal income tax deduction equal to the amount of income taxed to the grantee.

Cash-Based Awards. A grantee will not recognize income, and the Company, will not be allowed a tax deduction, at the time a cash-based award is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a grantee will recognize ordinary income equal to the cash received, and the Company will be allowed a corresponding federal income tax deduction at that time.

Tax Treatment of Awards to Employees Outside the U.S. The grant and settlement of awards under the 2017 Plan to employees outside the U.S. may be taxed (including income and/or employment taxes) on a different basis than described above. See above in this proposal under “Material Tax Consequences to French Participants.”

Board Recommendation

Our Board believes that it is in the best interests of the Company and its stockholders to enable the Company to have the authority to grant French-Qualified Equity Awards under the French Sub-Plan that would qualify for the income tax and social security tax treatment authorized under the Macron Law. If stockholders do not approve the French Sub-Plan, we will not be able to grant French-Qualified Equity Awards, but we will be able to grant nonqualified equity awards to our employees in France under our 2017 Plan. For the reasons described above in this proposal, the Board believes that it is in the best interests of the Company and its stockholders to approve the French Sub-Plan to be implemented under the Rayonier Advanced Materials Inc. 2017 Incentive Stock Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL
TO APPROVE THE FRENCH SUB-PLAN TO BE IMPLEMENTED UNDER
THE RAYONIER ADVANCED MATERIALS INC. 2017 INCENTIVE STOCK PLAN.

ITEM 4 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Change in Independent Registered Public Accounting Firm in 2016

As disclosed in our current report on Form 8-K filed with the SEC on March 14, 2016, management and our Audit Committee undertook and completed a process to review the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2016. The Audit Committee invited several firms to participate in this process, including Ernst & Young LLP (“EY”), the Company’s independent registered accounting firm since our 2014 spinoff of the Company from it’s former parent, Rayonier Inc. As a result of this process and following careful deliberation, on March 9, 2016, the Audit Committee approved the engagement of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the year ending December 31, 2016, and dismissed EY from that role.
EY’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2015 and December 31, 2014 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended December 31, 2015 and 2014, and the subsequent interim period through March 9, 2016, there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, between the Company and EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreement(s) in its audit reports on the Company’s consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
In connection with the filing of our March 14, 2016 Current Report on Form 8-K, the Company furnished a copy of the above disclosures to EY and requested that EY furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not EY agreed with the above statements. A copy of such letter dated March 14, 2016 was attached as Exhibit 16.1 to such Current Report on Form 8-K.
During the fiscal years ended December 31, 2015 and 2014, and the subsequent interim period through March 9, 2016, neither the Company nor anyone acting on its behalf consulted with Grant Thornton with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.

Appointment of Grant Thornton as Independent Registered Public Accounting Firm for Fiscal Year 2018

On February 22, 2018, the Audit Committee appointed Grant Thornton as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018. Although submission of the appointment for ratification by the stockholders is not legally required, the Board believes that it is consistent with best practices and is an opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance. If the stockholders do not ratify the selection of Grant Thornton, the Audit Committee will reconsider the selection of the independent registered public accounting firm for the Company for 2018.

Representatives of Grant Thornton will be present at the Annual Meeting to respond to appropriate questions and they will have an opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF
GRANT THORNTON AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

REPORT OF THE AUDIT COMMITTEE

Management has primary responsibility for the Company’s financial statements and its reporting process, including the Company’s internal control system. Its independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to the conformity of such statements with accounting principles generally accepted in the United States of America as well as auditing the Company’s internal control over financial reporting.

The Audit Committee’s role is to assist the Board of Directors in oversight of the Company’s financial reporting process, including oversight of annual audits and quarterly reviews of the Company’s financial statement filings and audits of internal control over financial reporting. The Audit Committee has sole responsibility for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. The Audit Committee is currently composed of six directors, all of whom have been determined by the Board of Directors to be “independent” and “financially literate” as defined under applicable securities laws and rules of the NYSE, and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee charter can be found on the Company’s website at www.rayonieram.com.

The Audit Committee has reviewed and discussed the audited financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 with management and with the Company’s independent registered public accounting firm. In addition, the Audit Committee has held discussions with the Company’s independent registered public accounting firm covering the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting oversight Board (PCAOB) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB for independent auditor communications with audit committees concerning independence, and has held discussions with the Company’s independent registered public accounting firm regarding their independence.

The Audit Committee discussed with the Company’s chief internal audit executive, and with the Company’s independent registered public accounting firm representatives, the overall scope and plans for their respective audits, and met with each of them to discuss the results of their examinations, their evaluations of the adequacy of the Company’s internal control over financial reporting and disclosure controls and procedures, and the overall quality of the Company’s financial reporting. Separate private meetings without management present were also held with the Company’s chief internal audit executive at five meetings of the Audit Committee in 2017 and with representatives of the Company’s independent registered public accounting firm at five meetings of the Audit Committee in 2017. The Audit Committee also held five regularly scheduled private meetings with the Company Ombudsman in 2017. The Ombudsman is responsible for handling concerns and inquiries regarding compliance matters, including any submissions regarding the Company’s accounting, internal controls and auditing, as required by the Sarbanes-Oxley Act of 2002.

In reliance on the Audit Committee’s reviews and discussions with management, and the independent registered public accounting firm as discussed above, the Audit Committee recommended that the Board of Directors include the audited financial statements of the Company in the Company’s 2017 Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

This report is furnished by the members of the Audit Committee.

Mark E. Gaumond, Chair	James F. Kirsch
Charles E. Adair	Thomas I. Morgan
DeLyle W. Bloomquist	Lisa M. Palumbo

Audit Committee Financial Experts

The Board has evaluated whether at least one Audit Committee member meets the qualifications to serve as an “audit committee financial expert” in accordance with SEC rules. Based on its evaluation, the Board has determined that Messrs. Adair, Bloomquist, Gaumond and Morgan are each independent of management and qualify as audit committee financial experts.

Information Regarding Independent Registered Public Accounting Firm

Grant Thornton has served as the Company’s independent registered public accounting firm since March 9, 2016. The Audit Committee may change the appointment of the independent registered public accounting firm at any time if it determines, in its discretion, that such a change is in the best interest of the Company and its stockholders.

Grant Thornton billed the Company the following fees for services performed in fiscal years ended December 31, 2017 and 2016:

Fees (in thousands)	2017	2016
Audit fees	$1,952	$1,030
Audit-related fees	90	31
Tax fees	29	—
	$2,071	$1,061
Audit fees include amounts for the audits of the annual financial statements, including the Tembec acquisition, and internal control over financial reporting, quarterly reviews of Forms 10-Q, audit of the income tax accrual, accounting research and consents for SEC filings.

Audit-related fees include services for review of prior audit workpapers of the predecessor auditor of Tembec Inc.

Tax fees include income tax services other than those directly related to the audit of the tax accrual.

The independent registered public accountants are prohibited by Company policy from providing professional services to Company executives for personal income tax return preparation or for financial or estate tax planning.

All services provided by the independent registered public accountant as set forth above were pre-approved in accordance with the Audit Committee’s pre-approval policies and procedures set forth on the attached Appendix B. Pursuant to such policies and procedures, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve, when the Audit Committee is not in session, audit-related services and allowable non-audit services and associated fees for any individual engagement for which fees are less than $10,000. Any such pre-approval of services and fees by the Chairman are reported to the full Audit Committee at its next regular meeting.

MISCELLANEOUS

Annual Report

A copy of our Annual Report, which includes the 2017 Annual Report on Form 10-K, is available on the Internet at www.proxyvote.com as set forth in the Internet Notice. However, we will send a copy of our 2017 Annual Report on Form 10-K (with financial statements but without exhibits) to any stockholder without charge upon written request addressed to:

Rayonier Advanced Materials Inc.
Investor Relations
1301 Riverplace Boulevard
Suite 2300
Jacksonville, Florida 32207, USA

Delivery of Materials to Stockholders Sharing an Address

In addition to furnishing proxy materials over the Internet, the Company takes advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one Internet Notice or, if paper copies are requested, only one Proxy Statement and Annual Report, will be delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. If you are a stockholder who resides in the same household with another stockholder and you wish to receive a separate Proxy Statement and Annual Report or Notice of Internet Availability of Proxy Materials for each account, please contact Broadridge, toll free at 1-866-540-7095. You may also write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Any stockholder making such request will promptly receive a separate copy of the proxy materials, and separate copies of all future proxy materials. Any stockholder currently sharing an address with another stockholder, but nonetheless receiving separate copies of the materials, may request delivery of a single copy in the future by contacting Broadridge Householding Department by telephone or mail as indicated above.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/Michael R. Herman
Michael R. Herman Corporate Secretary

APPENDIX A
RAYONIER ADVANCED MATERIALS INC.
2017 INCENTIVE STOCK PLAN
(as amended effective December 15, 2017)

1.	Purpose
The purpose of the Rayonier Advanced Materials Inc. 2017 Incentive Stock Plan is to attract and retain highly qualified employees and directors and to motivate and reward performance that will lead to sustained increases in stockholder value. The Plan furthers opportunities for share ownership by our employees in order to increase their proprietary interest in Rayonier Advanced Materials Inc. and, as a result, their interest in our long-term success and their commitment to creating stockholder value.

2.	Definitions
When used herein, the following terms shall have the indicated meaning:
“Applicable Law” means any applicable law, including without limitation, provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether U.S. or non-U.S. federal, provincial, state or local; and rules of any securities exchange or automated quotation system on which the Stock is listed, quoted or traded.
“Award” means an award granted to any Participant in accordance with the provisions of the Plan, including Options, Rights, Restricted Stock, Restricted Stock Units, Cash-Based Awards, Qualified Performance-Based Awards or any combination of the foregoing.
“Award Agreement” means the written agreement or document, including electronic communication, evidencing each Award granted to a Participant under the Plan.
“Beneficiary” means the estate of a Participant or such other beneficiary or beneficiaries lawfully designated pursuant to Section 11 to receive the amount, if any, payable under the Plan upon the death of a Participant.
“Board” means the Board of Directors of the Company.
“Change in Control” has the meaning set forth in Section 10.
“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. (All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.)
“Committee” means the Compensation and Management Development Committee of the Board or such other committee as may be designated by the Board to administer the Plan.
“Company” means Rayonier Advanced Materials Inc. and its subsidiaries, successors and assigns.
“Director” means a Board member.
“Effective Date” has the meaning set forth in Section 19.
“Eligible Individual” means any individual who is a Non-Employee Director or an employee (including officer) of a Participating Company.
“Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split (including a reverse stock split), spinoff or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Stock (or other Company securities) or the share price of Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Executive Severance Plan” means the Rayonier Advanced Materials Inc. Executive Severance Pay Plan as currently in effect or as may be amended or replaced from time to time.
“Fair Market Value” means, on any date, the price of the last trade, regular way, in the Common Stock on such date on the New York Stock Exchange (“NYSE”), or if at the relevant time, the Common Stock is not listed to trade on the NYSE, on such other exchange or recognized quotation system on which the trading prices of the Stock are then quoted, or with respect to Restricted Stock and Restricted Stock Units, such other price determined by reasonable application of a reasonable valuation method selected by the Committee. In the event that there are no Stock transactions on the NYSE or applicable exchange or quotation system on any relevant date, Fair Market Value for such date shall mean the closing price on the immediately preceding date on which Stock transactions were so reported.
“GAAP” means U.S. Generally Accepted Accounting Principles.
“Incentive Stock Option” means a stock option qualified under Section 422 of the Code.
“Individual Cash Limit” has the meaning set forth in Section 3(b) of the Plan.
“Individual Stock Limit” has the meaning set forth in Section 3(b) of the Plan.
“Non-Employee Director” means a member of the Board who is not otherwise an employee of the Company.
“Option” means an Incentive Stock Option or a non-qualified stock option awarded under Section 5 of the Plan.
“Participants” are those Eligible Individuals designated from time to time by the affirmative action of the Committee (or its delegate) to participate in the Plan.
“Participating Company” means the Company or any subsidiary or other affiliate of the Company; provided, however, for Incentive Stock Options only, “Participating Company” means the Company or any corporation that at the time such Option is granted qualifies as a “subsidiary” of the Company under Section 424(f) of the Code.
“Performance Goals” means or may be expressed in terms of any of the following business criteria measured on an absolute or relative basis, in each case measurable as objective goals: (i) net income or net earnings (before or after taxes), (ii) earnings per share, (iii) operating income, (iv) operating cash flow, (v) free cash flow, (vi) cash available for distribution, (vii) revenue growth, (viii) earnings before income taxes and depreciation, (ix) earnings before interest, taxes, depreciation and amortization, (x)  margins (including but not limited to gross or operating margins), (xi) reductions in operating expenses, (xii) sales or return on sales, (xiii) stock price (including, but not limited to, growth measures and total stockholder return), (xiv) return measures (including but not limited to return on equity, return on total capital, return on invested capital and return on assets), (xv) economic value added, (xvi) expense targets, (xvii) cost reductions and savings, (xviii) attainment of budget goals, (xix) increase in surplus, (xx) productivity improvements, (xxi) attainment of strategic or operational initiatives, and (xxii) an executive’s attainment of personal objectives with respect to any of the foregoing criteria or other criteria such as growth and profitability, customer satisfaction, market share, leadership effectiveness, business development, operational efficiency or operational improvement, strategic or operational initiatives, negotiating transactions and sales or developing long term business goals. A Performance Goal may be measured over a Performance Period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. Unless otherwise determined by the Committee, the Performance Goals will be determined using GAAP consistently applied during a Performance Period or with any such exclusions or adjustments as the Committee may determine from time to time. To the extent such exclusions or adjustments affect Awards intended to qualify as Qualified Performance-Based Awards, they shall be prescribed in a form that meets the requirements of Section 162(m).
“Performance Objective” means the level or levels of performance required to be attained with respect to a specified performance goal or goals, including Performance Goals, in order that a Participant shall become entitled to specified rights in connection with a Qualified Performance-Based Award or other performance-based Award. The level or levels of performance specified with respect to a performance goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more peer or comparable or other companies or an index covering multiple companies, in each case that the Committee, in its sole discretion, deems appropriate. Performance Objectives need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses or decreases (measured, in each case, by reference to particular business criteria).
“Performance Period” means the period designated by the Committee, during which performance will be measured for purposes of determining a Participant’s entitlement to receive payment of a Qualified Performance-Based Award or other performance-based Award.
“Plan” means this Rayonier Advanced Materials Inc. 2017 Incentive Stock Plan, as it may be amended, administered or interpreted from time to time.

“Prior Plan” means the Rayonier Advanced Materials Incentive Stock Plan.
“Plan Year” means the calendar year.
“Qualified Performance-Based Award” means any Award (other than an Option or Right) that is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m). The provisions of the Plan are intended to ensure that all Options and Rights granted hereunder shall qualify as “qualified performance-based compensation” within the meaning of Section 162(m), whether or not such Options or Rights are subject to performance-based vesting restrictions.
“Qualifying Termination” has the meaning set forth in Section 10(c)(ii).
“Restricted Stock” means Stock awarded under Section 6 of the Plan subject to such restrictions as the Committee deems appropriate or desirable. Shares of Restricted Stock shall carry voting rights.
“Restricted Stock Unit” means a contractual right pursuant to an Award Agreement that entitles a Participant to receive shares of Stock at a future date subject to such terms and conditions as are set by the Committee, including the attainment of time vesting criteria, and/or Performance Objectives and other performance-based vesting criteria, as provided in Section 6 of the Plan. Restricted Stock Units may be settled in cash or a combination of shares of Stock and cash in the discretion of the Compensation Committee, as provided in the Award Agreement.
“Restriction Period” has the meaning set forth in Section 6 of the Plan.
“Retirement” means an employee’s separation from service having met the age and service requirements that would have resulted in the employee being eligible to receive immediate retirement benefits under a Participating Company qualified defined benefit pension plan, but without regard to whether or not such employee participates in such pension plan.
“Right” means a stock appreciation right awarded alone or in tandem with an Option under Section 5 of the Plan.
“Section 162(m)” means Section 162(m) of the Code and any regulations promulgated thereunder.
“Securities Act” means the Securities Act of 1933, as amended.
“Stock” means the common stock of the Company.
“Total Disability” means a determination that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months, as determined by the Committee upon the basis of such evidence as the Committee deems appropriate or necessary. A determination that the Participant is eligible for full long-term disability payments under the Company’s long-term disability plan, as may be in effect from time to time, shall be conclusive evidence of Total Disability.

3.	Shares Subject to the Plan
(a) From and after the Effective Date, the total number of shares of Stock that may be issued pursuant to Awards under the Plan shall not exceed 4,840,000, subject to adjustment as provided in Section 14 of the Plan. No more than 1,000,000 shares of Stock may be cumulatively available for Awards of Incentive Stock Options under the Plan.

(b) For any Plan Year, no individual employee may receive (i) Awards of Options and/or Rights for more than 300,000 shares; (ii) Awards of Restricted Stock and/or Restricted Stock Units (excluding Restricted Stock and Restricted Stock Units not intended to qualify as Qualified Performance-Based Awards) for more than 500,000 shares (“Individual Stock Limit”); or (iii) Cash-Based Awards intended to qualify as Qualified Performance-Based Awards for more than $7,500,000 (“Individual Cash Limit”). The number of shares available in each category hereunder shall be subject to adjustment as provided in Section 14.

(c) A Participant shall not be granted Qualified Performance-Based Awards denominated in Stock or Stock-based units, whether settled in Stock or cash, for all of the Performance Periods commencing in the same Plan Year that permit the Participant to earn (assuming maximum performance achievement under the terms of all such Awards) Stock or cash, as applicable, covering more than the Individual Stock Limit in respect of such Participant. In addition, separate and apart from the limit in the previous sentence, with respect to Qualified Performance-Based Awards denominated in cash without reference to Stock or Stock-based units, a Participant shall not be granted any such cash-based Qualified Performance-Based Awards for all of the Performance Periods commencing in a Plan Year that permit the Participant in the aggregate to earn (assuming maximum performance achievement under the terms of all such Awards) a cash payment in excess of $7,500,000.
(d) The maximum aggregate grant date fair value, determined in accordance with the Company’s standard accounting principles, of Awards (which pursuant to Section 4(b) are limited to Stock Options, Restricted Stock Awards and Restricted Stock Unit Awards) made to any individual Non-Employee Director with respect to any Plan Year may not exceed $300,000. Any Awards granted to an individual while he or she is an employee but not a Non-Employee Director shall not count against the foregoing limitation.
(e) (i) Subject to the above limitations, shares of Stock to be issued under the Plan may be made available from the authorized but unissued shares or from reacquired shares purchased in the open market or otherwise. For the purpose of computing the total number of shares of Stock available for future Awards under the Plan, shares of Stock shall be reserved for issuance under outstanding performance-based Award programs at the maximum award level and counted against the foregoing limitations. If any Awards under the Plan, in whole or in part, are forfeited, terminated, expire unexercised, are settled in cash in lieu of Stock, are exchanged for other Awards or are released from a reserve for failure to meet the maximum payout under a program, the shares of Stock that were theretofore subject to or reserved for such Awards shall again be available for Awards under the Plan to the extent of such forfeiture or expiration of such Awards or so released from a reserve. If any shares subject to an Award are not delivered to a Participant because such shares are withheld for the payment of taxes or to satisfy any exercise price of an Award or an appreciation distribution in respect of a Right is paid in shares of Common Stock, the number of shares that are not delivered to the Participant shall not be available for subsequent issuance under the Plan. If the exercise price of any Award or any tax arising upon vesting is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall not be available for subsequent issuance under the Plan.
(ii) After the Effective Date, if any shares of Stock subject to awards granted under the Prior Plan would again become available for new awards under the terms of such plan if such plan were still in effect, then those shares of Stock will be available for the purpose of granting Awards under this Plan, thereby increasing the limit in the first sentence of Section 3(a) above.
(f) In connection with an entity’s merger or consolidation with any Participating Company or any Participating Company’s direct or indirect acquisition of an entity’s property or stock, the Committee may grant Awards in substitution or exchange, for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute awards may be granted on such terms and conditions as the Committee deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute awards will not count against the aggregate share limit in Section 3(a) (nor shall shares of Stock subject to a substitute award be added to the shares of Stock available for Awards under the Plan under Section 3(e)), except that shares of Stock acquired by exercise of substitute incentive stock option will count against the maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the Plan. Additionally, in the event that a company acquired by any Participating Company or with which any Participating Company combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and shares subject to such Awards (which, for the avoidance of doubt, excludes substitute awards) may again become available for Awards under the Plan as provided under Section 3(e) above); provided that Awards using such available shares (or any shares of Stock that again become available for issuance under the Plan under Section 3(e) above) shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of any Participating Companies prior to such acquisition or combination.

4.	Grant of Awards and Award Agreements
(a) Subject to the provisions of the Plan, the Committee shall have all of the powers vested in it by the terms of the Plan set forth herein, such powers to include the authority to determine and designate from time to time those Eligible Individuals or groups of Eligible Individuals to whom Awards are to be granted; determine the form or forms of Awards to be granted to any Participant; determine the amount or number of shares of Stock subject to each Award; and determine the terms and conditions of each Award.
(b) The Board shall serve to administer and interpret the Plan with respect to any grants of Awards made to Non-Employee Directors. Non-Employee Directors shall only be eligible for Awards in the form of Options, Restricted Stock and/or Restricted Stock Units, subject to any vesting conditions determined by the Board in its discretion. Any such Awards, and all duties, powers and authority given to the Committee in this Plan, including those provided for in this Section 4, in Section 12 and elsewhere in the Plan, in connection with Awards to Participants shall be deemed to be given to the Board in its sole discretion in connection with Awards to Non-Employee Directors. The Board may request of the Committee, the Nominating and Corporate Governance Committee or of any other Board committee comprised solely of independent directors, its recommendation on the level of Awards for this purpose. Except as may be specifically provided by the Board at the time of grant or in the applicable Award Agreement, the provisions of Sections 10, 15 and 16 shall not apply in respect of Awards made to Non-Employee Directors. Except as otherwise determined by the Board, a Non-Employee Director’s ceasing to be a director of the Company shall be treated in the same manner as a voluntary termination of employment by a Participant on such date.
(c) Each Award granted under the Plan shall be evidenced by a written Award Agreement, which may be electronic. Such agreement shall be subject to and incorporate the express terms and conditions, if any, required under the Plan or required by the Committee, including such covenants and agreements with respect to the subject matter of Sections 15 and 16 as the Committee may determine in its sole discretion.
(d) Notwithstanding any provisions of the Plan to the contrary, all Awards granted to a Participant under the Plan, including Qualified Performance-Based Awards, shall be subject to a minimum vesting period of not less than one year from the date of grant (or in the case of performance-based awards, one year from the date of commencement of the Performance Period); provided, however, that (i) the Committee may provide for acceleration of vesting of all or a portion of an Award in the event of a Participant’s death, Disability or Retirement, or other termination of employment, or, to the extent provided pursuant to Section 10, upon the occurrence of a Change in Control; and (ii) the Committee may provide for the grant of an Award to any Participant without a minimum vesting period or may accelerate the vesting of all or a portion of an Award for any reason, but only with respect to Awards for no more than an aggregate of five percent of the total number of shares of Stock authorized for issuance under the Plan pursuant to Section 3(a), upon such terms and conditions as the Committee shall determine.

5.	Stock Options and Stock Appreciation Rights
(a) With respect to Options and Rights, the Committee shall (i) authorize the granting of Incentive Stock Options, nonqualified stock options, or any combination thereof; (ii) authorize the granting of Rights either alone or in connection with all or part of any Option granted under this Plan, either concurrently with the grant of the Option or at any time thereafter during the term of the Option; (iii) determine the number of shares of Stock subject to each Option or Right; and (iv) determine the time or times when and the manner in which each Option or Right shall be exercisable and the duration of the exercise period. No dividends or dividend equivalents may be granted in respect of any Option or Right, and holders of Options and Rights carry no voting rights.
(b) Any Option issued hereunder that is intended to qualify as an Incentive Stock Option shall be subject to such limitations or requirements as may be necessary for the purposes of Section 422 of the Code, or any successor provision, or any regulations and rulings thereunder, to the extent and in such form as determined by the Committee in its discretion.
(c) The Committee shall establish in its discretion the expiration date of an Option or Right, provided that in no event shall the expiration date be later than ten years from the date of grant of the Option or Right.
(d) The purchase price per share of an Option or Right shall be determined by the Committee at the time any Option or Right is granted and shall be not less than the Fair Market Value of one share of Stock on the date of grant.
(e) No part of any Option or Right may be exercised until the Participant who has been granted the Award shall have remained in the employ of a Participating Company for such period after the date of grant as the Committee may specify, subject to Section 4(d), and the Committee may further require exercisability in installments.

(f) The Option purchase price shall be paid to the Company at the time of exercise either in cash or Stock already owned by the Participant, or any combination thereof, having a total Fair Market Value on the date of exercise equal to the purchase price. The Committee shall determine acceptable methods for tendering Stock as payment upon exercise of an Option and may impose such limitations and prohibitions on the use of Stock to exercise an Option as it deems appropriate. The holder of an Option or Right may be permitted, in the Committee’s discretion, to satisfy the purchase price, if applicable, and/or any amounts required to be withheld by the Company under applicable federal, provincial, state and local tax laws in effect from time to time, by electing to have the Company withhold a portion of the underlying shares of Stock to be delivered for the payment of such purchase price and/or taxes.
(g) In case of termination of employment, and except as may be provided in the applicable Award Agreement or under a severance plan covering the Participant, or as may be required by Applicable Law, the following provisions shall apply:
(i) If a Participant who has been granted an Option shall die before such Option has expired, his or her vested Option may be exercised in full by the person or persons to whom the Participant’s rights under the Option pass by will, or if no such person has such right, by his or her executors or administrators, at any time, or from time to time, in each such case, such heir, executor or administrator may exercise the Option within five years after the date of the Participant’s death or within such other period, and subject to such terms and conditions as the Committee may specify, but in all events not later than the expiration date applicable to such Options. Unless the Committee or the Award Agreement shall specify otherwise, unvested Options shall be forfeited as of the date of the Participant’s death.
(ii) If the Participant’s employment by any Participating Company terminates because of his or her Retirement or Total Disability, he or she may exercise his or her Options in full at any time, or from time to time, within five years after the date of the termination of his or her employment or within such other period, and subject to such terms and conditions as the Committee may specify, but not later than the expiration date applicable to such Option. Any such Options not fully exercisable immediately prior to such Participant’s Retirement or termination due to Total Disability shall become fully exercisable upon such Retirement or termination due to Total Disability unless the Committee, in its sole discretion, shall otherwise determine
(iii) If the Participant is terminated for cause as determined by the Committee, the Options that he or she holds, whether vested or unvested, shall be cancelled as of the effective date of the termination of employment.
(iv) If the Participant’s employment terminates for any reason other than as specified above in this Section 5(g), he or she may exercise his or her Options, to the extent that he or she shall have been entitled to do so at the date of the termination of his or her employment, at any time, or from time to time, within six months after the date of the termination of his or her employment or within such other period, and subject to such terms and conditions as the Committee may specify, but not later than the expiration date of the Option.
(h) Except as otherwise provided in Section 17(f), (i) no Option or Right granted under the Plan shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of, other than by will or by the laws of descent and distribution, and (ii) during the lifetime of the Participant, an Option or Right shall be exercisable only by the Participant to whom the Option or Right is granted.
(i) Stock Appreciation Rights.

(i)Rights may be granted in tandem with an Option or on a freestanding basis not related to any other Award. A grant of Rights shall be evidenced in an Award Agreement, which may be included as part of the Award Agreement governing the terms of any Option granted in tandem with such Rights, or pursuant to a separate Award Agreement. The terms and conditions of any Rights granted in tandem with an Option shall be substantially identical to the tandem Option, to the extent possible taking into account the differences related to the character of Rights versus Options.

(ii)Upon exercise of a Right, subject to such terms and conditions as the Committee may specify, the Participant shall be entitled to receive payment of an amount determined by multiplying: (x) the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise over the per share purchase price of the Rights by (y) the number of shares of Stock with respect to which the Rights are then being exercised.

Upon exercise of a Right, payment shall be made in whole shares of Stock based on Fair Market Value at such time, in cash, or in a combination thereof as determined by the Committee. The Company will not issue a fractional share of Stock and, if a fractional share would otherwise be issuable, the Company shall pay cash equal to the Fair Market Value of the fractional share of Stock at such time.

(iii)The provisions above in Section 5(g) with respect to treatment of Options upon termination of employment shall apply equally in respect of Rights.

(iv)In the event of the exercise of a Right granted in tandem with an Option, whether in connection with a termination of employment under Section 5(g) or otherwise, the Company’s obligation in respect of any related Option or such portion thereof will be discharged by payment of the Right so exercised.

(j) Notwithstanding any provision of the Plan to the contrary, other than pursuant to Section 14, the Committee shall not without the approval of the Company’s stockholders (i) reduce the purchase price per share of an Option or Right after it is granted, (ii) cancel an Option or Right when the purchase price per share exceeds the Fair Market Value of one share of Stock in exchange for cash or another Award (other than in connection with a merger, acquisition or similar transaction), or (iii) take any other action with respect to an Option or Right that would be treated as a repricing under the rules and regulations of the national securities exchange on which the Stock is then listed.

6.	Restricted Stock and Restricted Stock Units
(a) Subject to the provisions of the Plan, the Committee shall: (i) determine and designate from time to time those Participants or groups of Participants to whom Awards of Restricted Stock or Restricted Stock Units are to be made, (ii) determine the restrictions applicable to such Awards, including the attainment of time vesting criteria and/or performance-based criteria, (iii) subject to Section 4(d), determine a restriction period or performance period (after which restrictions will lapse), which shall mean a period commencing on the date the Award is granted and ending on such date as the Committee shall determine (the “Restriction Period”), (iv) determine the form of settlement of a Restricted Stock Unit, and (v) generally determine the terms and conditions of each Award of Restricted Stock and Restricted Stock Units. Subject to Section 4(d), the Committee may provide for the lapse of restrictions in installments where deemed appropriate. If, at the time of grant, the Committee intends a Restricted Stock Award or Restricted Stock Unit Award to qualify as a Qualified Performance-Based Award, the Award must satisfy the requirements of Section 8 to the extent applicable.
(b) Except as may be provided in the applicable Award Agreement or under a severance plan covering the Participant, or as may be required by Applicable Law, or when the Committee determines otherwise pursuant to this Section 6(b), if a Participant terminates employment with all Participating Companies for any reason before the expiration of the Restriction Period, all shares of Restricted Stock and Restricted Stock Units still subject to restriction shall be forfeited by the Participant upon the effective date of termination. In cases of death, Total Disability or Retirement or in cases of special circumstances, the Committee may, in its sole discretion, subject to Section 4(d), elect to waive any or all remaining restrictions with respect to such Participant’s Restricted Stock or Restricted Stock Units, but with respect to an Award intended to qualify as a Qualified Performance-Based Award, subject to Section 8(h) and the requirements of Section 162(m) to the extent applicable in respect of such Participant.
(c) Except as otherwise provided in this Section 6 or Section 17(f), Restricted Stock and Restricted Stock Units shall not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period.
(d) The Committee may require, under such terms and conditions as it deems appropriate or desirable, that any certificates for Stock delivered under the Plan may be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody until the Restriction Period expires or until restrictions thereon otherwise lapse, and may require, as a condition of any Award of Restricted Stock that the Participant shall have delivered a stock power endorsed in blank relating to the Restricted Stock.
(e) Restricted Stock Units are contractual rights only, and no Stock will be issued in respect of Restricted Stock Units unless and until the terms and conditions established by the Committee are obtained or satisfied.  Restricted

Stock Units do not carry any rights of a stockholder, including voting rights, and subject to Section 6(f), do not carry a right to receive an amount in respect of dividends.
(f) The Committee may, in its sole discretion, provide that Awards of Restricted Stock or Restricted Stock Units earn dividends or dividend equivalents. Any such dividends or dividend equivalents shall be accumulated and credited to an account for the Participant, settled in cash or shares of Stock as determined by the Committee, and shall be subject to the same terms and conditions, including vesting restrictions, as the Award with respect to which the dividends or dividend equivalents are credited. The Committee may determine that any dividends or dividend equivalents so credited to a Participant’s account shall accrue interest at a rate per annum specified by the Committee. Any credited dividends or dividend equivalents, and accrued interest if any, shall be paid as soon as administratively practicable following the time the related shares of Restricted Stock or the related Restricted Stock Units vest and are paid to the Participant. For the avoidance of doubt, to the extent an Award of Restricted Stock or Restricted Stock Units is terminated, cancelled or forfeited in whole or in part, due to failure to meet performance conditions or otherwise, any dividends or dividend equivalents, and accrued interest if any, credited with respect to such Award shall be terminated, cancelled or forfeited at the same time and to the same extent as such Award.
7.    Cash-Based Awards
The Committee is hereby authorized to grant Awards to Participants denominated in cash in such amounts and subject to such terms and conditions as the Committee may determine. Each such Cash-Based Award shall specify a payment amount, payment range or a value determined with respect to the Fair Market Value of shares of Stock, as determined by the Committee. If, at the time of grant, the Committee intends a Cash-Based Award to qualify as a Qualified Performance-Based Award, the Award must satisfy the requirements of Section 8 to the extent applicable.
8.    Performance-Based Awards
(a)Qualified Performance-Based Awards. The Committee is authorized to design any Award under this Plan, including Restricted Stock, Restricted Stock Units and Cash-Based Awards, to constitute a Qualified Performance-Based Award in accordance with this Section 8. The provisions of the Plan are intended to ensure that all Options and Rights granted hereunder shall qualify as “qualified performance-based compensation” within the meaning of Section 162(m), whether or not such Options or Rights are subject to performance-based vesting restrictions. If the Committee determines that it is advisable to grant Awards to employees (including “covered employees” within the meaning of Section 162(m)) that are not intended to constitute Qualified Performance-Based Awards, the Committee may grant such Awards, with such terms, conditions and vesting restrictions as it deems appropriate, in its discretion in accordance with this Plan.

(b)Performance Objectives. The Committee shall determine the Performance Objectives of Qualified Performance-Based Awards. Such Performance Objectives shall be based on the achievement of performance goals established by the Committee based on one or more of the Performance Goals and measured over the specified Performance Period. Performance Objectives may vary from Participant to Participant and between groups of Participants. For any Award not intended to constitute a Qualified Performance-Based Award, the Committee may establish Performance Objectives based on any performance criteria it deems appropriate in its discretion.

(c)Performance Period. The Committee shall determine a Performance Period of not less than six (6) months (subject to any further vesting requirements in accordance with Section 4(d)) with respect to any Qualified Performance-Based Award or other performance-based Award. Performance Periods may overlap, and Participants may participate simultaneously with respect to Qualified Performance-Based Awards and any other performance-based Awards for which different Performance Periods are prescribed.

(d)Establishment of Performance Objectives. For Qualified Performance-Based Awards, (i) the Performance Objectives stated in terms of an objective formula or standard, including any inclusions or exclusions under Section 8(e) below, (ii) the method for computing the amount of compensation payable to the Participant if such Performance Objectives are obtained and (iii) the Participants or class of Participants to which such Performance Objectives apply shall be established by the Committee in writing prior to, or reasonably promptly following the inception of, a Performance Period but, to the extent required by

Section 162(m), by no later than the earlier of the date that is ninety days after the commencement of the Performance Period or the date on which twenty-five percent of the Performance Period has elapsed.

(e)Permitted Exclusions/Adjustments. When establishing the Performance Objectives for an Award, the Committee may provide with respect to any such Award that the evaluation of Performance Objectives shall exclude or otherwise equitably adjust for any specified circumstance or event that occurs during a Performance Period, including by way of example, but not limited to, the following: (i) asset write-downs or impairment charges; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) reorganization and restructuring; (v) acquisitions or divestitures and expenses related thereto; (vi) foreign exchange gains and losses; or (vii) any other unusual or infrequently occurring items or any other special or designated items, events or circumstances as the Committee may in its discretion determine. With respect to any Qualified Performance-Based Award, such exclusions and adjustments will apply only to the extent the Committee specifies in writing (not later than the time Performance Objectives are required to be established) which exclusions and adjustments the Committee will apply to determine whether a Performance Objective has been satisfied, as well as an objective manner for applying them, or to the extent that the Committee determines (such determination to be memorialized in writing), that any such exclusions or adjustments may apply without adversely affecting the Award’s status as a Qualified Performance-Based Award.

(f)Adjustment of Performance-Based Awards. The Committee is authorized at any time during or after a Performance Period to exercise negative discretion to reduce or eliminate any Qualified Performance-Based Award or other performance-based Award of any Participant, whether or not earned, vested or payable, for any reason in its discretion, including evaluation of performance or any changes in the position or duties of any Participant with the Participating Company during or after a Performance Period, whether due to any termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise. Qualified Performance-Based Awards may not be adjusted upward. In addition, to the extent necessary to preserve the intended economic effects of the Plan to the Participating Company and the Participant, the Committee shall adjust performance-based Awards and the related Performance Objectives to take into account: (i) a change in corporate capitalization, (ii) a corporate transaction, such as any merger of the Company or any subsidiary into another entity, any consolidation of the Company or any subsidiary into another entity, any separation of the Company or any subsidiary (including a spinoff or the distribution of stock or property of the Company or any subsidiary), any reorganization of the Company or any subsidiary or a large, special and non-recurring dividend paid or distributed by the Company (whether or not such reorganization comes within the definition of Section 368 of the Code), (iii) any partial or complete liquidation of the Company or any subsidiary or (iv) a change in accounting or other relevant rules or regulations; provided, however, that no such adjustment hereunder shall be authorized or made if and to the extent that the Committee determines that such authority or the making of such adjustment would cause a Qualified Performance-Based Award, which the Committee intends to maintain as such, to fail to qualify as “qualified performance-based compensation” under Section 162(m) with respect to a particular Participant.

(g)Certification of Performance. Any payment of a Qualified Performance-Based Award shall be conditioned on the written certification of the Committee, following the completion of the Performance Period, that the Performance Objectives and any other material terms for paying amounts in respect of such Qualified Performance-Based Award related to that Performance Period have been satisfied.

(h)Termination of Employment. Notwithstanding anything to the contrary in this Section 8, and except as may be provided in the applicable Award Agreement or under a severance plan covering the Participant, or as may be required by Applicable Law, upon a Participant’s termination of employment during a Performance Period due to death, Total Disability, Retirement, or under other circumstances where the Committee in its sole discretion finds that a waiver would be in the best interests of the Company, subject to Section 4(d)), that the Participant may, as determined by the Committee, be entitled to payment of a performance-based Award based upon the extent to which the Performance Objectives were satisfied during the full Performance Period, which Award, in the discretion of the Committee, may be maintained without change or reduced and prorated for the portion of the Performance Period during which the Participant was employed by any Participating Company; provided, however, the Committee may provide for an earlier payment in settlement of such performance-based Award in such amount and under such terms and conditions as the Committee deems appropriate or desirable, but with respect to a Qualified Performance-Based Award, only to the extent consistent with the requirements of Section 162(m) to the extent applicable in respect of such Participant. If a Participant terminates service with all Participating Companies during a Performance Period for any reason other than as specified above in this Section 8(h), then such Participant shall forfeit entitlement to any outstanding performance-based Award unless otherwise determined by the Committee in the Award Agreement or otherwise (and in the event the Committee so otherwise determines with respect to a Qualified Performance-Based Award, such determination shall be consistent with Section 162(m) to the extent applicable to such Participant). References to “Performance Shares” in the Executive Severance Plan shall be deemed to refer to share-based Qualified Performance-Based Awards and performance-based Awards granted under this Plan.

9.	Certificates for Awards of Stock
(a) The Company shall not be required to issue or deliver any shares of Stock prior to (i) the listing of such shares on any stock exchange on which the Stock may then be listed and (ii) the completion of any registration or qualification of such shares under any federal, provincial or state law, or any ruling or regulation of any government body that the Company shall, in its sole discretion, determine to be necessary or advisable.
(b) All certificates for shares of Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed and any applicable federal, provincial or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. The foregoing provisions of this Section 9(b) shall not be effective if and to the extent that the shares of Stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act, or if and so long as the Committee determines that application of such provisions is no longer required or desirable. In making such determination, the Committee may rely upon an opinion of counsel for the Company. The rules applicable to certificates hereunder shall apply equally to non-certificated shares of Stock held pursuant to any electronic, book entry or other means or record of ownership and transfer.

10.	Change in Control
Notwithstanding any provisions in this Plan to the contrary, the provisions of this Section 10 shall apply in the event of a Change in Control of the Company, unless otherwise provided by the Committee in the Award Agreement.

(a)Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, if within two years after the effective date of the Change in Control, a Participant’s employment is terminated and such termination is a Qualifying Termination, then:

(i)each outstanding Option and Right shall become fully vested and exercisable and shall remain exercisable for the remainder of its term;

(ii)all time-based vesting restrictions on outstanding Awards, other than Options and Rights, shall lapse, and payout shall be made within ninety (90) days following the date of the Qualifying Termination;

(iii)with respect to all Awards subject to performance-based vesting restrictions:

(1)for any Award as to which the applicable Performance Period is more than 50% completed at the date of the Qualifying Termination, the Performance Period shall be deemed to end as of the date of the Qualifying Termination and the Participant shall receive, within ninety (90) days following the date of the Qualifying Termination, the greater of: (x) payout of the Award based on actual performance achievement during the Performance Period through the date of Qualifying Termination, (y) if applicable, the result obtained by applying the share price at the closing of the Change in Control for purposes of measuring Company performance with that of the comparison group at that time under the applicable program, and (z) the Award at 100% of target performance under the applicable program; and

(2)for any Award as to which the applicable Performance Period is not more than 50% completed at the date of the Qualifying Termination, the Participant shall receive within ninety (90) days following the date of the Qualifying Termination, the Award at 100% of target performance under the applicable program.

(b)Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, except with respect to any Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control: (i) outstanding Options and Rights shall become fully vested and shall remain exercisable for the remainder of their term, (ii) time-based vesting restrictions on outstanding Awards other than Options and Rights shall lapse and payout shall be made within ninety (90) days following the date of the Change in Control, and (iii) with respect to all Awards subject to performance-based vesting restrictions: (1) for any Award as to which the applicable Performance Period is more than 50% completed at the date of the Change in Control, the Performance Period shall be deemed to end as of the date of the Change in Control and the Participant shall receive, within ninety (90) days following the date of the Change in Control, the greater of: (x) payout of the Award based on actual performance achievement during the Performance Period through the date of the Change in Control, (y) if applicable, the result obtained by applying the share price at the closing of the Change in Control for purposes of measuring Company performance with that of the comparison group at that time under the applicable program, and (z) the Award at 100% of target performance under the applicable program; and (2) for any Award as to which the applicable Performance Period is not more than 50% completed at the date of the Change in Control, the Participant shall receive, within ninety (90) days following the date of the Change in Control, the Award at 100% of target performance under the applicable program.

(c)Other Change in Control Provisions.

(i)A surviving entity will be deemed to have “assumed or otherwise equitably converted or substituted” an Award under this Plan if the surviving entity substitutes an Award under this Plan with an award, stock option or right under a plan of the surviving entity having equivalent value to and terms and conditions no less favorable than the original Award in all material respects, or otherwise assumes the obligations under and/or equitably adjusts such original Award. The Committee or the Board shall have sole and complete authority and discretion to determine whether the proposed assumption of an Award by a surviving entity meets the requirements provided for in this Section 10(c)(i).

(ii)A “Qualifying Termination” shall mean the participant’s involuntary termination of employment by the Company without cause, excluding any termination by the Company for cause, as determined by the Committee, or termination as a result of death or Total Disability; provided, however, if a Participant is covered under the Executive Severance Plan as then in effect, then (1) the term “Qualifying Termination” in this Plan shall have the meaning as may be set forth in the Executive Severance Plan and (2) in the event that a Qualifying Termination occurs under this Plan and the Executive Severance Plan, then the participant shall be afforded the benefits under the plan which provides for the most favorable treatment of participant’s outstanding equity as determined by the Committee in its sole discretion.

(iii)“Change in Control” means any one or more of the following events occurring on or after the Effective Date:

(1)subject to the conditions contained in the final paragraph of this definition, the filing of a report on Schedule 13D with the Securities and Exchange Commission pursuant to Section 13(d) of the

Act disclosing that any person, other than the Company or any employee benefit plan sponsored by the Company, is the beneficial owner (as the term is defined in Rule 13d-3 under the Act) directly or indirectly, of securities representing twenty percent (20%) or more of the total voting power represented by the Company’s then outstanding Voting Securities (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire Voting Securities); or

(2)the purchase by any person, other than the Company or any employee benefit plan sponsored by the Company, of shares pursuant to a tender offer or exchange offer to acquire any Voting Securities of the Company (or securities convertible into such Voting Securities) for cash, securities, or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner, directly or indirectly, of securities representing twenty percent (20%) or more of the total voting power represented by the Company’s then outstanding Voting Securities (all as calculated under clause (1)); or

(3)the approval by the stockholders of the Company, and the subsequent occurrence, of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation (other than a merger of the Company in which holders of shares of Stock immediately prior to the merger have the same proportionate ownership of shares of common stock of the surviving corporation immediately after the merger as immediately before), or pursuant to which shares of Stock would be converted into cash, securities, or other property, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

(4)a change in the composition of the Board of the Company at any time during any consecutive 24-month period such that “continuing directors” cease for any reason to constitute at least a 70 percent majority of the Board.
For purposes of this definition of “Change in Control,” the term “Voting Securities” means any securities of the Company that vote generally in the election of members of the Board and the term “continuing directors” means those members of the Board who either were directors at the beginning of a consecutive 24-month period or were elected during such period by or on the nomination or recommendation of at least a 70 percent majority of the then-existing Board. So long as there has not been a Change in Control within the meaning of clause (4) above, the Board may adopt by a 70 percent majority vote of the “continuing directors” a resolution to the effect that the occurrence of an event described in clause (1) (a “Clause (1) Event”) does not constitute a “Change in Control” (an “Excluding Resolution”) or a resolution to the effect that the occurrence of a Clause (1) Event does constitute a “Change in Control” (an” Including Resolution”). The adoption of an Excluding Resolution with respect to any Clause (1) Event shall not deprive the Board of the right to adopt an Including Resolution with respect to such Clause (1) Event at a later date. A Clause (1) Event shall not in and of itself constitute a “Change in Control” until the earlier of (x) the effective date of an Including Resolution with respect thereto or (y) the passage of a period of 30 calendar days after the occurrence thereof without an Excluding Resolution having been adopted with respect thereto; notwithstanding the adoption of an Excluding Resolution within the 30-day period referred to in (y), an Including Resolution may subsequently be adopted with respect to the relevant Clause (1) Event while it continues to exist, in which event a “Change in Control” shall be deemed to have occurred for purposes of this definition upon the effective date of such Including Resolution. The provisions of this paragraph of the definition of “Change in Control” relate only to situations where a Clause (1) Event has occurred and no Change in Control within the meaning of clause (2), (3), or (4) of the preceding paragraph has occurred, and nothing in this paragraph shall derogate from the principle that the occurrence of an event described in clause (2), (3), or (4) of the preceding paragraph shall be deemed an immediate Change in Control regardless of whether or not a Clause (1) Event has occurred and an Excluding Resolution or Including Resolution become effective.

11.	Beneficiary
Subject to Applicable Law, the Beneficiary of a Participant shall be the Participant’s estate, which shall be entitled to receive the Award, if any, payable under the Plan upon his or her death. A Participant may file with the Company a written designation of one or more persons as a Beneficiary in lieu of his or her estate, who shall be entitled to receive the Award, if any, payable under the Plan upon his or her death, subject to the enforceability of the designation under Applicable Law at that time. A Participant may from time-to-time revoke or change his or her Beneficiary designation, with or without the consent of any prior Beneficiary as required by Applicable Law, by filing a new designation with the Company. Subject to the foregoing, the last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If the Committee is in doubt as to the right of any person to receive such Award, the Company may retain such Award, without liability for any interest thereon, until the Committee determines the rights thereto, or the Company may pay such Award into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefore.

12.	Administration of the Plan
(a) Each member of the Committee shall be both a member of the Board, a “non-employee director” within the meaning of Rule 16b-3(b)(3)(i) under the Exchange Act and an “outside director” within the meaning of Section 162(m).
(b) All decisions, determinations or actions of the Committee made or taken pursuant to grants of authority under the Plan shall be made or taken in the sole discretion of the Committee and shall be final, conclusive and binding on all persons for all purposes. No member of the Committee or the Board shall be personally liable for any action, omission, determination or interpretation made in good faith with respect to the Plan or Awards, and all members of the Committee and of the Board shall be fully indemnified by the Company with respect to any such action, omission, determination or interpretation.
(c) The Committee shall have full power, discretion and authority to interpret, construe and administer the Plan and any part thereof and any Awards granted under the Plan, and its interpretations and constructions thereof, including the adoption of rules, modifications, procedures and subplans as may be necessary or desirable for administration of the Plan, including for purposes of granting awards to Participants in foreign countries and qualifying any such awards for preferential tax treatment under Applicable Law. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any action or decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and, except as otherwise determined by the Board, shall be final, conclusive and binding on all parties concerned.
(d) The Committee’s decisions and determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.
(e) The Committee may, in its sole discretion, delegate such of its powers as it deems appropriate; provided, however, that the Committee may not delegate its responsibility (i) to make Awards to executive officers of the Company; (ii) to make Awards that are intended to constitute “qualified performance-based compensation” under Section 162(m); or (iii) to certify the satisfaction of Performance Objectives in accordance with Section 162(m). The Committee may also appoint agents to assist in the day-to-day administration of the Plan and may delegate the authority to execute and deliver documents under the Plan or to take any other action on behalf of the Committee with respect to Awards made or to be made to Participants to one or more members of the Committee or to one or more officers of the Company, subject to the requirements of Applicable Law and the limitations in this Section 12(e). For purposes of the Plan, references to the Committee shall include any such person to whom the Committee has delegated its authority pursuant to this Section 12(e).
(f) If a Change in Control has not occurred and if the Committee determines that a Participant has taken action inimical to the best interests of any Participating Company, the Committee may, in its sole discretion, terminate in whole or in part such portion of any Option or Right as has not yet become exercisable at the time of termination, terminate any performance-based Award which has not yet been paid or for which the Performance Period has not been completed, or terminate any Award of Restricted Stock or Restricted Stock Unit for which the Restriction Period has not lapsed.

13.	Amendment or Termination
(a) The Board may, at any time and from time to time, alter, amend, modify, suspend or terminate the Plan in whole or in part; provided, however, no amendment shall be effective until approved by the Company’s stockholders if such approval is required under Applicable Law, including listing or other requirements of the national securities exchange upon which the Stock is then listed, including amendments that: (i) increase the total number of shares of Stock available for issuance under the Plan, except as provided in Section 14 or (ii) cause Options or Rights issued under the Plan to be repriced or otherwise modified in a manner contemplated under Section 5(j) of the Plan. No amendment, modification or termination of the Plan shall in any manner adversely affect any Award previously granted under the Plan without the consent of the Participant unless such amendment is required to comply with Applicable Law; provided, however, for the avoidance of doubt, that (x) any change pursuant to and in accordance with the requirements of Section 10, (y) any acceleration of payments of amounts accrued under the Plan by action of the Committee or by operation of the Plan’s terms, or (z) any decision by the Committee to limit participation or other features of the Plan prospectively under the Plan shall not be deemed to violate this provision.
(b) No Awards shall be granted under this Plan after it has terminated. The termination of the Plan, however, shall not alter or impair any of the rights or obligations of any Participant without consent under any Award previously granted under the Plan. After the termination of the Plan, any previously granted Awards shall remain in effect and shall continue to be governed by the terms of the Plan and the applicable Award Agreement.

14.	Adjustments in Event of Change in Common Stock and Change in Control
(a) In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Section 14, the Committee shall equitably adjust the terms of the Plan and each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include (i) adjusting the number and type of securities subject to each outstanding Award and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the aggregate number of shares of Stock that may be issued under Section 3(a) and the individual Award limits in Section 3); (ii) adjusting the terms and conditions of (including the grant or exercise price), and the performance goals or other criteria included in, outstanding Awards; and (iii) granting new Awards or making cash payments to Participants. The adjustments provided under this Section 14(a) will be final and binding on all interested parties, including the affected Participant and the Company; provided that the Committee will determine whether an adjustment is equitable.
(b) In the event of any dividend or other distribution (whether in the form of cash (other than customary cash dividends in the ordinary course), Stock, other securities, or other property), reorganization, merger, consolidation, split-up, spin off, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Law or accounting principles, the Committee, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, to facilitate such transaction or event, give effect to such changes in Applicable Laws or accounting principles, or otherwise:
(i) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(ii) To provide that such Award shall vest and, to the extent applicable, be exercisable, notwithstanding anything to the contrary in the Plan or the provisions of such Award;
(iii) To provide that such Award be assumed by the successor or survivor corporation or entity, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation or entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Committee;
(iv) To make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the aggregate number of shares of Stock that may be issued under Section 3(a) and the individual Award limits in Section 3) and/or in the terms and conditions of (including the grant or purchase price), and the criteria included in, outstanding Awards;
(v) To replace such Award with other rights or property selected by the Committee; and/or
(vi) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.
In taking any action permitted under this Section 14(b), the Committee will not be required to treat all Awards similarly in the transaction.
(c) For Awards which the Committee both (i) intended to qualify as “performance-based compensation” under Section 162(m) and (ii) intends to maintain their status as “performance-based compensation” under Section 162(m), adjustments pursuant to this Section 14 shall only be made to the extent consistent with 162(m).

15.    Forfeiture of Gains on Exercise
Except following a Change in Control, if the Participant terminates employment in breach of any covenants and conditions subsequent set forth in Section 16 and becomes employed by a competitor of the Company within one year after the date of exercise of any Option or the receipt or payment of any Award, the Participant shall pay to the Company an amount equal to any gain from the exercise of the Option or the value of the Award other than Options, in each case measured by the amount reported as taxable compensation to the Participant by the Company for federal and/or provincial income tax purposes and in the case of Options that are incentive stock options, in an amount equal to the amount that would have been reported as taxable income were such Options not incentive stock options, and in each case without regard to any subsequent fluctuation in the market price of the shares of Stock. Any such amount due hereunder shall be paid by the Participant within thirty days of becoming employed by a competitor upon demand presented by the authorized agents of the Company. By accepting an Option or other Award hereunder, the Participant is authorizing the Company to withhold, to the extent permitted by law, the amount owed to the Company hereunder from any amounts that the Company may owe to the Participant in any capacity whatsoever.

16.	Conditions Subsequent
Except after a Change in Control, the exercise of any Option or Right and the receipt or payment of any Award shall be subject to the satisfaction of the following conditions subsequent which shall apply while the Participant is employed by a Participating Company and for a period of one (1) year after termination of employment with the Participating Companies: (i) that the Participant refrain from engaging in any activity that in the opinion of the Committee is competitive with any activity of the Company or any Subsidiary, excluding any activity undertaken upon the written approval or request of the Company, (ii) that the Participant refrain from otherwise acting in a manner inimical or in any way contrary to the best interests of the Company, and (iii) that the Participant furnish the Company such information with respect to the satisfaction of the foregoing conditions subsequent as the Committee shall reasonably request.

17.	Miscellaneous
(a) Nothing in this Plan or any Award granted hereunder shall confer upon any employee any right to continue in the employ of any Participating Company or interfere in any way with the right of any Participating Company to terminate his or her employment at any time. No Award payable under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of any

Participating Company for the benefit of its employees unless the Company shall determine otherwise. No Participant shall have any claim to an Award until it is actually granted under the Plan. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as provided in Section 6(d) with respect to Restricted Stock.
(b) The Committee may cause to be made, as a condition precedent to the payment of any Award, or otherwise, appropriate arrangements with the Participant or his or her Beneficiary, for the withholding of any federal, provincial, state, local or foreign taxes. The Company or any other Participating Company shall have the right and power to deduct from all payments or distributions hereunder, or require a Participant to remit to the Company promptly upon notification of the amount due, an amount (which may include shares of Stock) to satisfy any federal, provincial, state, local or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Award. The Company may defer payments of cash or issuance or delivery of Stock until such withholding requirements are satisfied. The Committee may, in its discretion, require a Participant or permit a Participant to elect, subject to such conditions as the Committee shall impose, (i) to have shares of Stock otherwise issuable under the Plan withheld by the Company or (ii) to deliver to the Company previously acquired shares of Common Stock (through actual tender or attestation), in either case for the greatest number of whole shares having a Fair Market Value on the date immediately preceding the date of exercise or vesting not in excess of the amount to be used for tax withholding, in the Committee’s discretion.
(c) The Plan and the grant of Awards shall be subject to all Applicable Law and to such approvals by any government or regulatory agency as may be required.
(d) The terms of the Plan shall be binding upon the Company and its successors and assigns.
(e) Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.
(f) An Award and a Participant’s rights and interest under the Award, may not be sold, assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a participant’s death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that the Committee may allow a participant to assign or transfer without consideration an Award to one or more members of his immediate family, to a partnership of which the only partners are the Participant or members of the Participant’s immediate family, to a trust established by the Participant for the exclusive benefit of the Participant or one or more members of his immediate family or pursuant to a domestic relations order (as defined in the Code) or other court-ordered marital settlement agreement.
18. Provisions Related to Code Section 409A
(a) To the extent applicable, the Plan is intended to be compliant with the requirements of Code Section 409A, and the Plan and Award Agreements shall be interpreted and administered accordingly, though no guarantee or warranty of such compliance is made to any individual.
(b) Notwithstanding anything in the Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Code Section 409A would otherwise be payable or distributable under the Plan or any Award Agreement by reason of the occurrence of a Change in Control, or the Participant’s Total Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Total Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service,” as the case may be, in Code Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Code Section 409A by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any Award. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Award Agreement that is permissible under Code Section 409A.

(c) Notwithstanding anything in the Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Code Section 409A would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service; and

(ii)if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with any rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.
(d)If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company shall determine which Awards or portions thereof will be subject to such exemptions.

(e)If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).

19.	Effective Date, Term of Plan and Stockholder Approval
The effective date of the Plan, as amended, is the date of stockholder approval at the Company’s 2017 annual meeting (the “Effective Date”). Upon the Effective Date, no further awards shall be granted under the Prior Plan. The Plan shall terminate upon the tenth anniversary of the Effective Date or, if earlier, upon the adoption of a resolution of the Board terminating the Plan. Unless the Company determines otherwise, the Plan shall be submitted for approval by Company stockholders at such time as may be required by Section 162(m) and in accordance with the requirements thereof.

Schedule
French Sub-Plan
Specific and Additional Terms and Conditions for French Employees

This Schedule (“Sub-Plan”) modifies certain terms and conditions of the Rayonier Advanced Materials Inc. 2017 Incentive Stock Plan, as amended from time to time (the “Main Plan”), and provides for additional rules which will apply as from May 21, 2018 in the case of performance-based or time-based restricted stock units granted to employees and/or members of the board of directors of Rayonier A.M. France SAS, a wholly owned subsidiary of Rayonier Advanced Materials Inc. (the “French Subsidiary”), who are French tax residents (the “French Participants”).

This Sub-Plan shall be considered as part of the Main Plan with respect to any awards granted to French Participants. Except as provided in this Sub-Plan, all terms and conditions of the Main Plan not modified by this Sub-Plan shall continue in full force and effect. In the event of any conflict between the terms and conditions of this Sub-Plan and the terms and conditions of the Main Plan, the provisions of this Sub-Plan shall prevail over the Main Plan’s terms and conditions.

This Sub-Plan is intended to comply with the requirements of the French Commercial Code (Code de commerce) regarding the granting, issue and allotment of free shares (actions gratuites) (“Applicable French Laws”).

Terms not defined herein shall have the meaning assigned to them under the Main Plan.

1.    Definition

“By-Laws”	means the by-laws of the Company, as amended from time to time.

“Certificate of Incorporation”	means the certificate of incorporation of the Company, as amended from time to time.

“Free Shares”	means Shares whose ownership are granted to French Participants free of charge in accordance with this Sub-Plan and in compliance with Applicable French Laws.

“Shares”	means shares of the Common Stock of the Company.

2.	Scope

The Committee may not grant Awards to French Participants under this Sub-Plan other than in the form of Free Shares underlying time-based Restricted Stock Units (“RSUs”) and performance-based RSUs. Accordingly, references in the Main Plan to other forms of Awards (i.e., stock options, stock appreciation rights, restricted shares and other cash- or stock-based awards) are not applicable to French Participants.

The Free Shares shall be authorized, issued and allotted by the Committee or other competent corporate body as provided under relevant laws and regulations applicable to the Company, following approval of this Sub-Plan by the Company’s stockholders, as required by Applicable French Laws (the “Free Share Sub-Plan Stockholder Approval”).

The Free Shares may only be granted, and Shares issued and allotted, to French Participant(s) who:

–	are employees of the Company;

–	are employees of any Participating Company in which the Company directly holds, or indirectly holds through its subsidiaries, at least 10% of the share capital; and/or

–	hold a corporate directorship position in the Company, as determined by the board of directors of the Company.

The list of the French Participants who are granted Free Shares will be approved by the Committee, in accordance with the provisions of this paragraph.

3.	Eligibility

The grant of Free Shares under this Sub-Plan is subject to an individual and a global threshold as follows.

3.1    Individual threshold

The grant of Free Shares pursuant to this Sub-Plan, and the issue and allotment of underlying Shares, shall not result in any one French Participant holding more than 10% of the aggregate share capital of the Company as of the date of grant of the Free Shares by the Committee.

3.2    Global threshold

No Free Shares shall be granted pursuant to this Sub-Plan to French Participants which would result in the aggregate number of Shares underlying Free Shares to be allotted and issued to the French Participants exceeding 10% of the Company’s issued ordinary share capital as of the date of grant of the Free Shares by the Committee.

Subject to Applicable French Laws and this paragraph 3, in the event of any variation in the share capital of the Company, the Committee may make such adjustments it considers appropriate to the number of Free Shares granted or Shares allotted and issued to French Participants.

4.    Limitations Upon Acquisition and Sale of Free Shares

In accordance with the Free Share Sub-Plan Stockholder Approval, each French Participant shall only become the owner of the underlying Shares when the Free Shares vest after a minimum vesting period of at least three (3) years from the date of grant, with such vesting period set forth by the Committee in the Award Agreement (the “Acquisition Period”).

In the event that a French Participant dies during the Acquisition Period, his/her Free Shares shall automatically vest and his/her heir(s) and/or eligible successor(s)) (ayant-droit(s)) may request an early issue and allotment of the underlying Shares, via a letter sent by registered post containing a request for acknowledgement of receipt sent to the Company (attention: [Compensation Department]) within six (6) months of the date of the death. The underlying Shares thus acquired by the heir(s) or eligible successor(s) (ayant-droit(s)) shall be freely transferrable subject to the provisions of the Certificate of Incorporation, By-Laws, Applicable French Laws and any other Applicable Law.

Each Free Share is granted to a French Participant for free and such French Participant shall not be bound to make any payment to the Company in relation to the issue and allotment of the underlying Shares on the date of termination of the Acquisition Period (the “Acquisition Period End Date”).

Provided a French Participant does not terminate his/her position with the French Subsidiary during the Acquisition Period, then on the Acquisition Period End Date, his/her Free Shares shall vest and the underlying Shares shall be issued and allotted to the French Participant. The vesting of Free Shares may not be accelerated during the Acquisition Period for any reason other than death. If any French Participant terminates his/her position with the French Subsidiary during the Acquisition Period for any reason other than in the case of death, his/her Free Shares shall be forfeited and he/she shall have no right to claim for compensation for the loss of his/her Free Shares and for not being issued and allotted the underlying Shares.

Free Shares are not transferrable during the Acquisition Period. Any transfer of a Free Share made in violation of this Sub-Plan shall be null and void and shall have no effect on the Company.

During the Acquisition Period, French Participants shall not be entitled to dividends (even under the form of a bonus of an equivalent amount or by way of a deferred payment at time of vesting) and shall not have any voting rights with respect to Free Shares underlying any award granted pursuant to this Sub-Plan.

5.	Black-Out Periods

(a)
The Shares issued and allotted to a French Participant in respect of an award of Free Shares granted pursuant to this Sub-Plan cannot be sold during the period commencing two calendar weeks prior to the closing of each fiscal quarter and continuing through and including the first full trading day following the date on which the Company issues a press release or makes other public announcement of its quarterly financial results.

(b)
The Shares issued and allotted to a French Participant in respect of an award of Free Shares granted pursuant to this Sub-Plan cannot be sold during the period commencing on the date on which the Company’s governing bodies (i.e., organes sociaux) become aware of information which, if made public, could have a material impact on the price of the shares of the Company, and continuing through and including the first full trading day following the date on which such information is made public.

6.    Attribution of the Free Shares

No Free Share shall be granted by the Committee on a date which is later than seventy-six (76) months from the date of the Free Share Sub-Plan Stockholder Approval.

The conditions and criteria for attribution of the Free Shares to the French Participants are determined in accordance with Applicable French Laws by the Committee. The number of the Free Shares, and if applicable the conditions of attribution of these Free Shares, shall be stated in the individual Award Agreements, or appendixes thereto, entered into with the French Participants.

7.    Reporting

Each Free Share Participant shall undertake to communicate to the Company or French Subsidiary any personal information necessary to comply with the reporting requirements, income tax or social charges pursuant to Applicable French Laws.

8.    Statement

If any provision of the Main Plan not modified by this Sub-Plan would violate Applicable French Laws, especially in such a way so as to jeopardize the favorable tax and social security treatment of the Main Plan together with this Sub-Plan and the Free Shares granted thereunder, then no such provision shall be deemed applicable in connection with the Free Shares granted hereunder.

9.    Governing Law

This Sub-Plan and the rights and obligations of the parties, including the enforceability and the validity of the terms and conditions contained herein shall be governed and construed in accordance with the laws of Florida.

APPENDIX B

Rayonier Advanced Materials Inc. Audit Committee
Policies and Procedures

Pre-approval of Services Provided by the Independent Auditor

To ensure the Audit Committee (the “Committee”) approves all services to be provided by the Company’s independent auditors and maintains appropriate oversight, the following policies and procedures have been established.

Policies and Procedures

1.	The Committee will approve the fees for the annual audit of the Company’s financial statements and reviews of quarterly financial statements.

2.
The Committee will also approve at one of its regularly scheduled meetings an annual plan of all permissible services to be provided by the independent auditors as well as unanticipated projects that arise.

3.
When the timing of the services does not allow for pre-approval in regularly scheduled Committee meetings, the Chairman of the Committee (or another member of the Committee so designated) may approve any audit or allowable non-audit services provided that such approved services are reported to the full Committee at the next regularly scheduled meeting. Approval must be received prior to commencement of the service, unless the service is one of the specific services listed below (see No. 4) that is permitted to be performed on a pre-approval basis.

4.	The following audit-related services are pre-approved as they become required and need commencement before notifying the Chairman:

a.	Required audits of wholly-owned subsidiaries of the Company,

b.	Consent letters,

c.	Audits of statutory financial statements in countries where audited financial statements must be filed with government bodies,

d.	Annual audits of the Company’s defined benefit and savings plans,

e.	Agreed-upon procedures or other special report engagements performed in connection with requirements under debt agreements or environmental laws, and

f.	Subscription services for technical accounting resources and updates.

This pre-approval (prior to notifying the Committee) is for audit services or allowable audit-related services engagements for which fees are less than $10,000.

Any services performed in these pre-approved services categories that were not anticipated will be reported to the Committee at the next regularly scheduled meeting after commencement of the services. The requirements, scope and objectives of the service as well as estimated fees and timing will be reported to the Committee.

Any other services, such as for tax services unrelated to the audit, will require the explicit approval of the Chairman or the Committee prior to engaging the independent auditor.

B--1

RAYONIER Advanced Materials

RAYONIER ADVANCED MATERIALS INC
1301 RIVERPLACE BLVD
Suite 2300
JACKSONVILLE, FL 32207

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/20/2018 for shares held directly and by 11:59 P.M. ET on 05/16/2018 for shares held in a Plan. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/20/2018 for shares held directly and by 11:59 P.M. ET on 05/16/2018 for shares held in a Plan. Have your proxy/voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

		For	Against	Abstain
1A	Charles E. Adair	☐	☐	☐
1B	Julie A. Dill	☐	☐	☐
1C	James F. Kirsch	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: Properly executed proxies will be voted on such other business as may properly come before the meeting or any adjournment thereof.

Please sign your name where indicated below, including any joint owners. If signing as an attorney, executor, administrator or other fiduciary, please give your full title. If signing as an entity, please have an authorized signatory sign in full corporate or partnership name.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000373316_1 R1.0.1.17

RAYONIER ADVANCED MATERIALS INC
Annual Meeting of Stockholders
May 21, 2018 4:30 PM
This proxy is solicited by the Board of Directors

By signing this card, I (we) hereby (i) authorize PAUL G. BOYNTON, MICHAEL R. HERMAN and FRANK A. RUPERTO, or any of them, each with full power to appoint his substitute, to vote as Proxy for me (us), and (ii) direct Reliance Trust Company, Trustee under the Rayonier Advanced Materials Inc. Investment and Savings Plan for Salaried Employees, the Rayonier Advanced Materials Inc. Jesup Plant Savings Plan for Hourly Employees, the Rayonier Advanced Materials Inc. Fernandina Plant Savings Plan for Hourly Employees and the Rayonier Investment and Savings Plan for Salaried Employees, to vote in person or by proxy all shares of Common Stock of Rayonier Advanced Materials Inc. allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case, on all matters which properly come before the Annual Meeting of Stockholders of Rayonier Advanced Materials to be held at The DoubleTree Hotel, 1201 Riverplace Boulevard, Jacksonville, Florida on Monday, May 21, 2018 at 4:30 p.m., Eastern Daylight Time, or at any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or at any adjournment thereof.

The stock represented by this proxy when properly executed by the Stockholder(s) will be voted in the manner directed herein. **If no direction is made, this proxy will be voted "FOR" all nominees and "FOR" all proposals.** If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

YOU MAY VOTE BY INTERNET OR PHONE BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on reverse side.)

0000373316_2 R1.0.1.17